      As filed with the Securities and Exchange Commission on July 25, 2001
                                                      Registration No. 333-41070


                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             -----------------------

                         POST-EFFECTIVE AMENDMENT NO. 2

                                   ON FORM S-1

                                       TO

                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                             -----------------------

                           MCGLEN INTERNET GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                        5734                  13-3779546
      ------------------            ------------------       ------------------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                                16700 Gale Avenue
                       City of Industry, California 91745
                                 (626) 923-6019
                       ----------------------------------
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                                    Mike Chen
                             Chief Executive Officer
                           Mcglen Internet Group, Inc.
                                16700 Gale Avenue
                       City of Industry, California 91745
                                 (626) 923-6019
                       ----------------------------------
       (Name, address including zip code, and telephone number, including area code, of agent for service)


                        Copies of all communications to:

                            Michael L. Hawkins, Esq.
                              O'Melveny & Myers LLP
                             114 Pacifica, Suite 100
                          Irvine, California 92618-3318
                                 (949) 737-2900

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Post-Effective Amendment No. 2 to Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [_]

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED JULY 25, 2001

                                   PROSPECTUS

                           Mcglen Internet Group, Inc.

                                  Common Stock


         All of the shares of common stock being sold are offered by the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive the exercise price of options and warrants held by selling stockholders who exercise their options and warrants and pay the exercise price in cash (up to a maximum of $2,544,000). We will pay the costs of registering the shares under this prospectus, including legal fees.

         This prospectus is part of a registration statement that covers the resale of up to 4,479,699 shares as follows: (i) 2,355,257 shares held by the selling stockholders, (ii) up to 1,464,442 shares issuable by us upon the exercise of warrants held by the selling stockholders, (iii) up to 610,000 shares issuable by us upon the exercise of consultant options held by the selling stockholders and (iv) up to 50,000 shares issuable by us upon the conversion of convertible notes held by a selling stockholder.

         Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "MIGS." On July 20, 2001, the last reported sales price of our common stock was $0.14.

         The selling stockholders may offer shares of our common stock on OTC Bulletin Board, in negotiated transactions or otherwise, or by a combination of these methods. The selling stockholders may sell the shares through broker-dealers who may receive compensation from the selling shareholders in the form of discounts or commissions.

                             -----------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING AT PAGE 4.

                             -----------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK
            OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is __________, 2001.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS


                                                                           Page
Prospectus Summary                                                          1
Summary Financial Information                                               3
Risk Factors                                                                4
Disclosure Regarding Forward-Looking Statements                             10
Use of Proceeds                                                             11
Dividend Policy                                                             11
Mcglen Selected Historical Financial Data                                   12
Mcglen Management's Discussion and Analysis of Financial Condition
  and Results of Operation                                                  13
Lan Plus Selected Historical Financial Data                                 22
Lan Plus Management's Discussion and Analysis of Financial Condition
  and Results of Operation                                                  23
Business                                                                    28
Management                                                                  37
Principal Stockholders                                                      40
Certain Transactions                                                        41
Description of Capital Stock                                                43
Selling Stockholders                                                        44
Plan of Distribution                                                        50
Shares Eligible for Future Sale                                             51
Legal Matters                                                               52
Experts                                                                     52
Disclosure of Commission Position on Indemnification for Securities
  Act Liabilities                                                           53
Market for Our Common Equity                                                54
Where You Can Find More Information                                         55
Pro Forma Financial Information                                             56
Index to Financial Statements                                              F-1

         Until _______, 2001 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

         Since this is a summary, it does not contain all the information that may be important to you in evaluating your investment. You should read the following summary, and the "Risk Factors" section, along with the more detailed information and financial statements and the notes to the financial statements appearing elsewhere in this prospectus, before you decide whether to participate in this offering.

OUR BUSINESS

         We are an Internet operating company focused on creating multiple on-line business divisions targeting specific business-to-business and business-to-consumer markets. Our centralized technology backbone and operations infrastructure allow us to rapidly create focused on-line business divisions, operate at low overhead cost, and maximize return on investment by creating synergy among our business divisions. Our operations division, which includes a call center, sourcing, warehousing, fulfillment, accounting, business development and information technology, supports order processing, logistics, customer service, financial transactions and core technology for our business divisions located in the City of Industry, California. Our business divisions include sales, marketing, content management, product management and service management teams focused on building unique customer experiences for each business division.

         We currently offer more than 150,000 computer products on our three operating on-line retail web sites: Mcglen.com, AccessMicro.com and Techsumer.com. We offer different mixtures of computing technology, entertainment and communications products on these three web sites based on the different target market segments' buying patterns. Mcglen.com, launched in May 1996, and AccessMicro.com, launched in June 1996, both have achieved Customer Certified Gold Merchant status on BizRate.com, an independent on-line retail rating guide.

OUR HISTORY

         We were incorporated in Delaware in May 1994. In March 1995, we changed our name to Wanderlust Interactive, Inc. and in May 1998, we changed our name to Adrenalin Interactive, Inc. On December 2, 1999, we completed a reverse acquisition with Mcglen Micro, Inc. in which the stockholders of Mcglen Micro, Inc. acquired control of the company. As a result of the acquisition, each share of Mcglen Micro, Inc. was converted into 0.988961 shares of the company, with approximately 25,485,527 shares being issued. On December 17, 1999, we changed our name to Mcglen Internet Group, Inc., and changed our ticker symbol on the Nasdaq SmallCap Market from "ADRN" to "MIGS." Our common stock currently trades on the Over-the-Counter Bulletin Board.

         Our executive offices are located at 16700 Gale Avenue, City of Industry, California 91745. Our Internet address is http://www.Mcglen.com. Information contained on our web site is not, and should not be considered, part of this prospectus.

THE OFFERING

Aggregate securities offered by the selling stockholders               Up to 4,479,699 shares.

     Including the following shares of common stock issuable pursuant to:

     Exercise of warrants                                              1,464,442 shares

     Exercise of consultant options                                      610,000 shares

     Conversion of notes                                                  50,000 shares

Common stock to be outstanding after the offering (assuming           37,975,301 shares.
exercise of all options and warrants and conversion of all
convertible notes for which shares are being registered in
this prospectus)

Maximum proceeds to Mcglen from exercise of options and               $2,544,000.
warrants for which shares are being registered in this prospectus

Use of proceeds, if any                                               General corporate purposes.

Over-the-Counter Bulletin Board trading symbol                        MIGS.

RECENT DEVELOPMENTS

         On October 11, 2000, we entered into an agreement and plan of merger with Lan Plus Corporation. Lan Plus is a manufacturer of both private-label and branded turnkey computer products and services, with over nine years of operating history. On March 21, 2001, we entered into an amended and restated merger agreement that, among other things, eliminated certain conditions to closing contained in the original merger agreement. On June 18, 2001 the merger agreement was amended to extend the deadline for completing the merger to September 30, 2001. At the closing of the merger, Lan Plus shareholders will own a majority of shares of the post merger combined entity. Upon completion of the merger, Andy Teng, founder, Chairman and Chief Executive Officer of Lan Plus, will become the Chief Executive Officer and Chairman of the Board of the combined company and Richard Shyu, currently President and Chief Operating Officer of Lan Plus, will become President of the combined company. Both were added to our Board of Directors on March 22, 2001. Grant Trexler, currently Mcglen's Chief Financial Officer, will become Chief Financial Officer of the combined company. Two of Mcglen's founders, Mike Chen and Alex Chen, will assume management positions within the new company. See "Business - Recent Developments."

         On April 12, 2001, after a hearing before the Nasdaq Listing Qualifications Panel, our common stock was delisted from the Nasdaq SmallCap Market, and since that time trades on the NASD's OTC Bulletin Board under the trading symbol "MIGS." For a discussion of certain effects of this change on the liquidity of our stock, see "Risk Factors - Trading in our stock is subject to significant restrictions."

         We incurred a loss of $194,000 for the three months ended March 31, 2001 and had an accumulated deficit of $9.4 million at March 31, 2001. Although we have taken steps to reduce our negative cash flow, our current negative monthly cash flow is approximately $75,000. As such, our management anticipates that we will need approximately $1.0 million over the next twelve months in order to fund our operations. We intend to fund our operations in part through advances from Lan Plus Corporation until the consummation of the planned merger, and we believe that Lan Plus has sufficient resources to fund our operations indefinitely after completion of the merger. If, however, the merger does not close and we are not able to find alternate sources of funding, or if Lan Plus' resources are not sufficient to cover our negative cash flow, we will be forced to severely curtail, or cease, our operations. We do not currently have any contingent sources of funding in case our merger with Lan Plus does not occur.

                          SUMMARY FINANCIAL INFORMATION

         The following financial information should be read together with the "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                             YEAR ENDED DECEMBER 31,    THREE MONTHS ENDED MARCH 31,
                                             -----------------------    ----------------------------
                                               1999          2000           2000          2001
                                               ----          ----           ----          ----
                                             (in thousands, except        (in thousands, except
                                                per share data)              per share data)
STATEMENT OF OPERATIONS DATA:
Net sales ..............................     $ 27,494      $ 30,145       $ 10,909      $  5,804
Gross profit ...........................        2,069         3,009          1,251           697
Loss before income taxes
     and extraordinary item ............       (3,511)       (5,969)          (614)         (810)
Net loss before extraordinary item .....       (3,512)       (5,970)          (614)         (810)
Net loss ...............................       (3,512)       (5,731)          (614)         (194)
Net loss per share, basic
     and diluted (1) ...................     $  (0.11)     $  (0.18)      $  (0.02)     $  (0.01)
Weighted average shares used in net loss
     per share, basic and diluted ......       31,734        31,750         32,000        33,873


                                                 AT DECEMBER 31,         AT MARCH 31,
                                                 ---------------         ------------
                                               1999          2000            2001
                                               ----          ----            ----
                                                 (in thousands)         (in thousands)
BALANCE SHEET DATA:

Cash and cash equivalents...............     $    962       $     2       $     80
Working capital (deficit)...............       (1,558)       (2,721)        (2,080)
Total assets............................        3,304         1,528          1,581
Long-term debt and capital leases.......          416           958            804
Total stockholders' deficit.............         (864)       (3,099)        (2,403)

--------------------
(1) For a description of the computation of the net loss per share and the number of shares used in the per share calculations, see Note 1 of Notes to Financial Statements.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully review and consider the information below, as well as the other information contained in this prospectus, before you make an investment in our common stock.

RISKS RELATED TO OUR BUSINESS

OUR AUDITORS HAVE EXPRESSED THE VIEW THAT OUR NEGATIVE WORKING CAPITAL, NEGATIVE STOCKHOLDERS' EQUITY AND CAPITAL DEFICIENCIES RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         Our auditors have included an explanatory paragraph in their report for the year ended December 31, 2000, indicating there is substantial doubt regarding our ability to continue as a going concern. The financial statements included elsewhere in this prospectus do not include any adjustments to asset values or recorded liability amounts that might be necessary in the event we are unable to continue as a going concern. If we are in fact unable to continue as a going concern, you may lose your entire investment in our common stock.

WE HAVE INCURRED SUBSTANTIAL LOSSES IN THE PAST, AND WE MAY NOT ACHIEVE PROFITABILITY.

         We incurred a loss of $194,000 for the three months ended March 31, 2001 and $5.7 million in 2000. In addition, at March 31, 2001 we had an accumulated deficit of $9.4 million. We expect to continue to incur substantial net losses in the foreseeable future. If we are not able to significantly improve our operating results, we may be required to cease or substantially curtail our operations. If we do not achieve and maintain profitability, the market price of our common stock may decline, perhaps substantially.

OUR CURRENT LIABILITIES SUBSTANTIALLY EXCEED OUR CURRENT ASSETS, AND IF WE ARE NOT SUCCESSFUL IN RAISING SUFFICIENT CAPITAL IN THE NEAR FUTURE TO ADDRESS THIS WORKING CAPITAL DEFICIT, WE MAY BE FORCED TO CEASE OR SUBSTANTIALLY CURTAIL OUR OPERATIONS.

         As of March 31, 2001 and December 31, 2000, we had working capital deficits of approximately $2.1 million and $2.7 million, respectively, and stockholders' deficits of approximately $2.4 million and $3.1 million, respectively. Because our total current liabilities considerably exceed our total current assets, we will have to raise substantial amounts of capital in the near future to fund our ongoing operations. If we are unsuccessful at raising sufficient capital to address our working capital deficit, we may be required to cease or reduce our operations.

         We will also need to raise additional funds in 2001 in order to complete growth-oriented objectives such as pursuing sales growth opportunities, developing new web sites or enhancing our existing ones and responding to competitive pressures. No assurance is given that we will be able to obtain additional financing when needed for these purposes, or that, if available, such financing will be on terms acceptable to us. If adequate funds are either not available or not available on acceptable terms, we will be unable to accomplish these objectives. Any inability to do so could have a negative effect on our business, revenues, financial condition and results of operations.

OUR PROPOSED MERGER WITH LAN PLUS MAY NOT OCCUR.

         Although we have signed an agreement to merge with Lan Plus Corporation and believe that this merger will take place, our completion of the merger is subject to several conditions, and we cannot assure you that all of the conditions will be met and that the merger will be consummated. In addition, either party may unilaterally terminate the agreement if the merger has not been consummated on or before September 30, 2001.

         If the merger is not completed for any reason, Mcglen may experience a number of adverse consequences, including the following:

         o the price of our common stock may decline to the extent that the current market price of our common stock currently reflects a market assumption that the merger will be completed;

         o an adverse reaction from investors and potential investors in our company may reduce future financing opportunities; and

         o our costs related to the merger, including legal and accounting fees, must be paid even if the merger is not completed.

THE PAYMENTS TO DILLOW & DILLOW IN CONNECTION WITH $700,000 OF FINANCING RAISED IN A PRIVATE PLACEMENT MAY BE INCONSISTENT WITH THE PROVISIONS OF SECTION 15 OF THE SECURITIES EXCHANGE ACT OF 1934 AND MAY GIVE THE INVESTORS IN THAT FINANCING THE RIGHT TO RESCIND THEIR INVESTMENT.

         We paid transaction-based compensation to Dillow & Dillow in connection with their introducing to us certain accredited investors who invested in the company. The introductions resulted in a private sale by us of securities to SOMA Fund IX, LLC, Hippo Holdings, LLC, Kohl Concerns, LLC, Revel Holdings, Inc. and The Vertigo Fund LLC. Under our financing agreement, Dillow & Dillow had the right to receive a finders fee equal to 10% of any investment proceeds under the agreement, half payable in cash and half payable in stock at a price of $0.25 per share, and a one-year warrant to purchase one share of our common stock for every eight shares of our common stock issued to the investors; we paid to Dillow & Dillow, in connection with the investment, $35,000 in cash and 140,000 shares of our common stock as a finder's fee, and warrants to purchase 350,000 shares of our stock at exercise prices between $0.30 and $0.75. Since Dillow & Dillow was not a registered broker dealer and received transaction-based compensation in connection with the introductions, the staff of the Securities and Exchange Commission has indicated to us that the receipt of these payments by Dillow & Dillow may be inconsistent with the registration provisions of
Section 15 of the Securities Exchange Act of 1934. If these payments are determined to be inconsistent with Section 15, then under Section 29 of the Securities Exchange Act any or all of the following may be applicable to us:

         o our obligations to pay a fee to Dillow & Dillow may be voidable by us;

         o the investors purchasing securities in the transaction may have the right to void the contract as a nullity and the right to rescind their purchase of our securities, which would require us to repay the $700,000 that they invested; and

         o        we may be subject to regulatory action.

OUR QUARTERLY OPERATING RESULTS AND STOCK PRICE MAY FLUCTUATE, BECAUSE OUR ABILITY TO ACCURATELY FORECAST OUR QUARTERLY SALES IS LIMITED, OUR COSTS ARE RELATIVELY FIXED IN THE SHORT TERM AND WE EXPECT OUR BUSINESS TO BE AFFECTED BY SEASONALITY.

         Our ability to accurately forecast our quarterly sales is limited, which makes it difficult to predict the quarterly revenue that we will recognize. Because our expenses are largely independent of our revenue in any particular period, it is difficult to accurately forecast our operating results. Our operating expenses are based in part on anticipated future revenue and a high percentage of our expenses are fixed in the short term. If we have a shortfall in revenue in relation to our expectations, we may be unable to reduce our expenses quickly to avoid lower quarterly operating results. As a result, our quarterly operating results could fluctuate, and these fluctuations could adversely affect the market price of our common stock.

         In addition, we expect to experience fluctuations in our operating results because of seasonal fluctuations in traditional retail patterns. Retail sales in the traditional retail industry tend to be significantly higher in the fourth calendar quarter of each year than in the preceding three quarters. As a result of this and other factors, our operating results in one or more future quarters may fluctuate and, therefore, period-to-period comparisons of our historical results of operations may not be good indicators of our future performance.

OUR OPERATING RESULTS MAY BE HARMED BY INVENTORY OBSOLESCENCE AND PRICE EROSION.

         We directly purchase the majority of the merchandise that we sell at our on-line stores. We assume the inventory, inventory obsolescence and price erosion risks for products that we purchase directly. These risks are especially significant because much of the merchandise we sell at our on-line stores (for example, computer hardware, software and consumer electronics) is characterized by rapid technological change, obsolescence and price erosion. We wrote off inventory in the amount of $110,000 in 2000 and $50,000 in 1999. It is impossible to determine with certainty whether an item will sell for more than the price we pay for it. Because we rely heavily on purchased inventory, our success will depend on our ability to liquidate our inventory rapidly, the ability of our buying staff to purchase inventory at attractive prices relative to its resale value, and our ability to manage customer returns and the shrinkage resulting from theft, loss and misrecording of inventory. If we are unsuccessful in any of these areas, we may be forced to sell our inventory at a discount or loss.

MOST MERCHANDISE SOLD BY US CARRIES A WARRANTY FROM THE MANUFACTURER OR THE SUPPLIER, AND WE ARE NOT OBLIGATED TO ACCEPT MERCHANDISE RETURNS.

         Nevertheless, we in fact have accepted returns from customers for which we did not receive reimbursements from our manufacturers or suppliers, and the levels of returned merchandise in the future might exceed our expectations. We may also find that we have to accept more returns in the future to maintain customer satisfaction. Merchandise returns as a percentage of sales were 8.7% in 2000, 6.8% in 1999 and 1.4% in 1998.

THE EFFECTIVE OPERATION OF OUR BUSINESS DEPENDS ON CONTINUING FAVORABLE RELATIONSHIPS WITH THIRD PARTIES OVER WHOM WE HAVE NO, OR ONLY LIMITED, CONTROL.

         Our operations depend on the maintenance of favorable relationships with, and the continued cooperation of, a variety of third parties. For instance, we rely on:

         o Internet service providers to connect our web site to the Internet and to minimize frequent or prolonged interruptions of these web site services;

         o Third party distribution centers to efficiently fulfill a significant portion of our sales;

         o United Parcel Service to timely deliver the majority of our products; and

         o A single credit card processing service to process all credit card transactions.

         We cannot assure you that we will be able to maintain satisfactory relationships with any of these parties on acceptable commercial terms. Moreover, we have limited control over these third parties, and we cannot assure you that the quality of products and services that they provide will remain at the levels needed to enable us to conduct our business effectively. In addition, we could experience delays or business disruptions as a result of labor problems, systems failures or other business interruptions suffered by these third parties. The loss of these business relationships on favorable terms, or the inability or unwillingness of these third parties to provide us with efficient and cost-effective services, could adversely affect our results of operations.

WE MAY SUFFER SYSTEMS FAILURES AND BUSINESS INTERRUPTIONS.

         Our success, especially our ability to receive and fulfill customer orders, largely depends on the efficient and uninterrupted operation of our computer and telephone communications systems. Almost all of our computer and communications systems are located at a single leased facility. We have experienced temporary power failures and telecommunications failures from time to time at this facility. Our systems are vulnerable to damage from fire, earthquakes, floods, power loss, telecommunications failures, break-ins and other events. Despite any precautions we may take, the occurrence of natural disasters or other unanticipated problems could cause system interruptions, delays and loss of critical data and could prevent us from providing services. Generally, we do not have redundant systems or a formal disaster recovery plan, and our coverage limits on our property and business interruption insurance may not be adequate to compensate us for losses that may occur.

OUR SYSTEMS ARE VULNERABLE TO SECURITY BREACHES.

         A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We rely upon encryption and authentication technology licensed from third parties to provide secure transmission of confidential information. Although we have implemented network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins, attempts by third parties deliberately to exceed the capacity of our systems and similar disruptions. Any of these events could lead to interruptions or delays in service, loss of data or the inability to accept and confirm customer orders. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the algorithms that we use to protect customer transaction data. A party who is able to circumvent our security measures could steal proprietary information or interrupt our operations. We may need to spend a great deal of money and use other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of on-line transactions and the privacy of users may also inhibit the growth of the Internet as a means of conducting commercial transactions.

WE HAVE ALREADY EXPERIENCED TECHNOLOGICAL CONSTRAINTS IN OUR CAPACITY TO OFFER SERVICES TO OUR CUSTOMERS AND MAY HAVE TO UPGRADE OUR SYSTEMS SUBSTANTIALLY IF TRAFFIC ON OUR WEB SITES INCREASES.

         We depend on the satisfactory performance, reliability and availability of our web sites, transaction-processing systems, network infrastructure, customer support center, and delivery and shipping systems. These factors are critical to our reputation, our ability to attract and retain customers and to maintain adequate customer service levels, and our operating results. Our on-line stores have experienced periodic temporary capacity constraints from time to time, and we continue to experience capacity constraints at our customer support center primarily related to inbound customer telephone inquiries. Capacity constraints could prevent customers from gaining access to our on-line stores or our customer support center for extended periods of time and decrease our ability to fulfill customer orders or decrease our level of customer acquisition or retention. Such constraints would also decrease the appeal of our on-line stores and decrease our sales. If the amount of traffic, the number of orders or the amount of traffic to our web sites increases substantially, we may experience capacity constraints and may need to further expand and upgrade our technology, transaction-processing systems and network infrastructure. We may be unable to sufficiently predict the rate or timing of increases in the use of our on-line stores to enable us to quickly upgrade our systems to handle such increases. In addition, we may be unable to increase our capacity at our customer support center to handle the amount of current or future customer telephone inquiries.

WE ARE DEPENDENT ON INTELLECTUAL PROPERTY.

         Our performance and ability to compete depend to a significant degree on our proprietary technology. We rely on a combination of trademark, copyright and trade secret laws to establish and protect our proprietary rights. While we have applied for trademark protection for the Mcglen.com name, we cannot assure you that we will receive a registered trademark for this name in the United States, or that competitors will not adopt similar marks, thereby impeding our ability to build brand identity and possibly confusing customers. Existing copyright, trademark, patent and trade secret laws afford only limited protection, and such laws (particularly those of other countries) may be inadequate to prevent misappropriation of our technology or other proprietary rights. It might be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization, or to develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted.

OUR INTELLECTUAL PROPERTY MAY INFRINGE ON THAT OF OTHERS AND EXPOSE US TO COSTS RELATED TO LITIGATION.

         In the systems and software industries, it is common that companies receive notices from time to time alleging infringement of patents, copyrights or other intellectual property rights of others. We may from time to time be notified of claims that we may be infringing upon patents, copyrights or other intellectual property rights owned by third parties. Companies may pursue claims against us with respect to the alleged infringement of patents, copyrights or other intellectual property rights owned by third parties. Although we believe we have not violated or infringed upon any intellectual property rights and have taken measures to protect our own rights, there is no assurance that we will avoid litigation. Litigation may be necessary to protect our intellectual property rights and trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against third party claims of invalidity. Any litigation could result in substantial costs and diversion of resources away from the day-to-day operation of our business.

WE MAY NOT BE ABLE TO MAINTAIN THE VALUE OF OUR DOMAIN NAMES.

         We currently hold various web domain names relating to our brand, including the Mcglen.com, AccessMicro.com and Techsumer.com domain names. We cannot assure you that we will be able to acquire or maintain relevant domain names in all jurisdictions in which we conduct business. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe on or otherwise decrease the value of our brand and our trademarks and other proprietary rights.

MANY OF OUR PRODUCTS ORIGINATE PARTLY OR WHOLLY IN THE ASIA PACIFIC REGION, AND ECONOMIC PROBLEMS IN THAT REGION COULD ADVERSELY AFFECT OUR BUSINESS.

         A portion of our products are either produced in, or have major components produced in, the Asia Pacific region. We have business relationships with companies located in the region directly, and we engage in U.S. Dollar denominated transactions with these companies and U.S. divisions and subsidiaries of these companies. As a result, we may be indirectly affected by risks associated with international events, including economic and labor conditions, political instability, tariffs and taxes, availability of products and currency fluctuations in the U.S. Dollar versus the regional currencies. Countries in the Asia Pacific region, including Japan, have experienced weaknesses in their currency, banking and equity markets from time to time. These weaknesses could adversely affect the supply and prices of products and components and, ultimately, our results of operations.

RISKS RELATED TO OUR INDUSTRY

THE ELECTRONIC COMMERCE MARKET IS INTENSELY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST OUR CURRENT AND FUTURE COMPETITORS.

         The electronic commerce industry is intensely competitive. Barriers to entry into this market are low, and potential competitors can launch electronic commerce web sites at relatively low cost. We expect competition in this area to increase as retailers, suppliers, manufacturers and direct marketers who have not traditionally sold computer products directly to consumers through the Internet enter this market segment. Furthermore, mergers and acquisitions will result in electronic commerce companies with greater market share and revenues than ours, and new alliances among competitors and suppliers may emerge; for example, in 1999 Dell Computer Corporation and Amazon.com, Inc. agreed to provide links from their web sites to new web pages that advertise their respective products.

         Most of our competitors have significantly greater financial, marketing, customer support, technical and other resources than we do. As a result, they may be able to secure merchandise from suppliers on more favorable terms, and respond more quickly to changes in customer preferences or to devote greater resources to the development, promotion and sale of their merchandise, than we can. Increased competition, or failure by us to compete successfully, may result in price reductions, fewer customer orders, reduced gross margins, increased marketing costs, loss of market share, or any combination of these.

WE ARE DEPENDENT ON THE CONTINUED DEVELOPMENT OF THE INTERNET INFRASTRUCTURE.

         We depend almost entirely on the Internet for revenue and the increased use of the Internet for commerce is essential for our business to grow. Accordingly, our success depends in large part on the continued development of the infrastructure for providing Internet access and services. The Internet could lose its viability or its usage could decline due to many factors beyond our control, including:

         o        delays in the development of the Internet infrastructure;

         o        power outages;

         o        the adoption of new standards or protocols for the Internet;
                  or

         o        changes or increases in governmental regulation.

         We cannot be certain that the infrastructure or complementary services necessary to maintain the Internet as a useful means of buying goods will be developed or that, if they are developed, the Internet will remain a viable marketing and sales channel for the types of products and services that we offer at our on-line stores.

WE MAY EVENTUALLY BE REQUIRED TO COLLECT SALES TAX FROM MOST OR ALL OF OUR CUSTOMERS, WHICH MAY MAKE OUR PRODUCTS LESS ATTRACTIVE.

         We currently collect sales tax on sales of products delivered to residents in the state of California and dropped shipped from Ingram Micro to residents of Massachusetts. Various states have tried to impose on direct marketers the burden of collecting sales taxes on the sale of products shipped to state residents. The United States Supreme Court affirmed its position that it is unlawful for a state to impose sales tax collection obligations on an out-of-state mail order company whose only contacts with the state are the distribution of catalogs and other advertising materials through the mail and subsequent delivery of purchased goods from out of state locations by parcel post and interstate common carriers. It is possible that legislation may be passed to supersede the Supreme Court's decision, or that the Court may change its position. Additionally, it is uncertain whether any new rules and regulations may be adopted, in terms of sales tax collection obligations, to govern electronic commerce companies as the industry continues its growth. The imposition of new sales tax collection obligations on us in states to which we ship products would result in additional administrative expenses to us. More importantly, though, we may lose one of our competitive advantages in terms of a higher total price of products for our customers.

RISKS RELATED TO THIS OFFERING

A SUBSTANTIAL PORTION OF OUR STOCK IS HELD BY OUR FOUNDERS.

         George Lee, Mike Chen and Alex Chen influence all fundamental matters affecting Mcglen. As of July 23, 2001, these three persons controlled approximately 27% of the total combined voting power of the outstanding common stock. Accordingly, these individuals are able to wield considerable influence in, among other things, determining the outcome of corporate decisions, effecting corporate transactions (including mergers, consolidations and the sale of all or substantially all of our assets), or preventing or causing a change in control in the company. As such, acting together these individuals might be able to delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price of our stock.

TRADING IN OUR STOCK IS SUBJECT TO SIGNIFICANT RESTRICTIONS.

         Because the trading price of our common stock is less than $5.00 per share, trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under that rule, broker/dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including requirements that they:

         o make an individualized written suitability determination for the purchaser; and

         o receive the purchaser's written consent prior to the transaction.

         The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, any equity security not traded on an exchange or quoted on the Nasdaq SmallCap Market that has a market price of less than $5.00 per share), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated with that market. Such requirements limit the market liquidity of our securities and the ability of purchasers in this offering to sell their securities in the secondary market.

VOLATILITY IN THE UNITED STATES STOCK MARKET, OTC BULLETIN BOARD AND THE TECHNOLOGY SECTOR, AS WELL AS OTHER FACTORS, MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         The trading price of our common stock has been and may continue to be subject to fluctuations in response to quarter-to-quarter variations in operating results, announcements of technological innovations or new products introduced by us or our competitors and other events or factors. From January 2, 2001 through July 20, 2001, the closing price of our common stock has ranged from a low of $0.12 per share to a high of $0.78 per share. The stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations in recent years. This volatility has had a substantial impact on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the companies affected. These broad market fluctuations may adversely affect the market price of our common stock.

FUTURE EVENTS MAY CAUSE SIGNIFICANT DILUTION AND DIMINUTION OF RIGHTS FOR OUR STOCKHOLDERS.

         The issuance of further shares will dilute our common stock and may lower the price of our common stock. There were 35,113,485 common shares issued and outstanding as of July 20, 2001, which does not include all of the shares covered by this prospectus. In addition, 3,300,000 stock options and warrants are outstanding, most of which were fully vested as of June 14, 2001. Moreover, we may grant additional stock options to our employees, officers, directors and consultants under our stock option plan. We cannot predict whether or when any of these options and warrants will be exercised in whole, in part or at all. However, if our stock price rises and holders of outstanding options and warrants elect to exercise these instruments, purchasers of our common stock could experience immediate substantial dilution in percentage voting power, pro forma net tangible book value per share of our common stock and earnings (loss) per share of our common stock.

         If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced. In addition, these securities may have powers, preferences and rights that are senior to those of the rights of our common stock.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When we use words like "intent," "anticipate," "believe," "estimate," "plan" or "expect," we are making forward-looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date of this prospectus, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" and elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain new information or upon the occurrence of future events or otherwise.

                                 USE OF PROCEEDS

         Since the only securities being offered are held by the selling stockholders, we will not receive any of the proceeds from the sale of the shares covered by this prospectus. However, we will receive the exercise price of options and warrants held by selling stockholders who exercise their options and warrants and pay the exercise price in cash, up to a maximum of $2,544,000; however, all of these options and warrants have exercise prices above our current market price, and it is therefore doubtful that the selling stockholders will exercise these instruments unless our stock price rises to a level that would make the exercise of these options and warrants desirable. In addition, the warrants held by Plumrose Holdings Inc., AMRO International, S.A., Ladenburg Thalmann & Co. Inc. and Escalade Investors, LLC contain a cashless exercise feature, which allows these holders to pay the exercise price on their warrants by accepting a corresponding reduction in the number of shares of our common stock issuable upon that exercise; thus we will receive reduced, or no, proceeds from the exercise of any of these warrants if the holders take advantage of this feature. In addition to any proceeds we may receive from the exercise of options and warrants, up to $100,000 currently owed by us to the holder of a convertible note may be converted into shares of common stock covered by this prospectus.

         Any proceeds received from the exercise of warrants or options will be used for general corporate purposes. The precise use of funds, and the timing of such use, will depend on the availability to us of cash from other sources. Proceeds not immediately required for the purposes described above will be invested by us principally in United States government obligations, short term certificates of deposit, money market funds or other short term, interest-bearing investments.

                                 DIVIDEND POLICY

         The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not declared or paid any dividends since our inception and do not contemplate or anticipate paying any dividends upon our common stock in the foreseeable future.

                    MCGLEN SELECTED HISTORICAL FINANCIAL DATA

         The following selected consolidated financial data has been derived from the financial statements of Mcglen which have been prepared in accordance with United States generally accepted accounting principles. The consolidated financial statements of Mcglen for the years ended December 31, 1999 and 2000, and as of December 31, 1999 and 2000, and the related report of BDO Seidman LLP are included elsewhere in this prospectus. The financial statements as of December 31, 1998 and 1997, and for the years then ended, have been derived from financial statements audited by Singer Lewak Greenbaum & Goldstein LLP. The selected consolidated financial data set forth below for the three months ended March 31, 2001 and 2000, and as of March 31, 2001, and for the year ended December 31, 1996 and as of December 31, 1996, is derived from unaudited financial statements. The following data should be read in conjunction with "Mcglen Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Mcglen included elsewhere in this prospectus.

                                                                                                               THREE MONTHS
                                                                YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,
                                               --------------------------------------------------------------------------------
                                                   1996       1997        1998        1999        2000        2000        2001
                                               --------------------------------------------------------------------------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales ................................     $    583   $  3,661    $ 11,525    $ 27,494    $ 30,145    $ 10,909    $  5,804
Cost of sales ............................          439      2,991       9,707      25,425      27,136       9,658       5,107
Gross profit .............................          143        670       1,818       2,069       3,009       1,251         697
     Selling, general and administrative .          103        520       1,779       5,549       8,461       1,860       1,440
     Income (loss) from operations .......           40        150          39      (3,480)     (5,452)       (609)       (743)
     Interest (income) expense ...........           --         (2)        (20)         31         517           5          67
Income (loss) before income taxes and
    extraordinary item ...................           40        152          59      (3,511)     (5,969)       (614)       (810)
Provision for income taxes ...............            1          3           1           1           1         (--)        (--)
Income (loss) before extraordinary item ..           39        149          58      (3,512)     (5,970)       (614)       (810)
Extraordinary item, gain on retirement
    of debt ..............................           --         --          --          --         239          --         616
Net income (loss) ........................     $     39   $    149    $     58    ($ 3,512)   ($ 5,731)   ($   614)   ($   194)

Basic and diluted income (loss) per share
    before extraordinary item ............           --   $   0.01          --    ($  0.11)   ($  0.19)   ($  0.02)   ($  0.01)
Basic and diluted net income (loss) per
    share ................................           --   $   0.01          --    ($  0.11)   ($  0.18)   ($  0.02)   ($  0.01)
Weighted average shares of common stock
     outstanding:
     Basic and diluted ...................       20,000     20,000      20,750      31,734      31,750      32,000      33,873


                                                                      DECEMBER 31,                         MARCH 31,
                                               ---------------------------------------------------------------------
                                                   1996       1997        1998        1999        2000        2000
                                               ---------------------------------------------------------------------
     BALANCE SHEET DATA:
     Cash and cash equivalents ...........     $     60   $    213    $    437    $    962    $      2    $     80
     Working capital (deficit) ...........           50        150       3,620      (1,558)     (2,721)     (2,080)
     Total assets ........................          112        548      19,858       3,304       1,528       1,581
     Long-term debt and capital leases ...            -          -           -         416         958         804
     Total stockholders' equity (deficit).           66        161       3,937        (864)     (3,099)     (2,403)

                 MCGLEN MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere herein.

OVERVIEW

         Mcglen Internet Group, formerly Adrenalin Interactive, Inc., was acquired by Mcglen Micro, Inc. in December 1999 through a transaction in which the stockholders of Mcglen Micro, Inc. acquired control of the Company through a reverse acquisition. As a result of the acquisition, each share of Mcglen Micro, Inc. was converted into 0.9889611 shares of the Company, with approximately 25,486,000 shares being issued.

         In connection with the acquisition, the Board of Directors of the Company adopted a formal plan to discontinue the operations of Western Technologies, Inc., the operating subsidiary of Adrenalin that developed video games. As such, the accounting treatment for the reverse acquisition is that of a recapitalization. The net liabilities of Western have been reclassified as discontinued operations on the balance sheets for all periods presented. The operations of Adrenalin and Western are not included in the tables below. See
Note 12 to the consolidated financial statements included in this report.

         Mcglen Micro, Inc. was formed in May 1996 to sell computer products over the Internet. Mcglen has since grown into a global Internet retailer of computer hardware and peripheral products servicing individuals, small offices/home offices, and the corporate market. As an aggregator of hi-tech products, Mcglen offers over 120,000 stockkeeping units (SKUs) at its virtual superstore, www.Mcglen.com. The Mcglen.com superstore has been in operation for more than three years and already has brand recognition across 120,000 current customers.

         Mcglen purchased AMT Component, Inc. in March 1999, which operates the AccessMicro.com web site and sells similar products at typically lower price points. In November 1999, Mcglen opened the Techsumer.com website which focuses on "technologically minded consumers."

         Mcglen has a marketing and promotion program in place that includes web advertising, hyperlink allegiances, portal alliances, and direct one-to-one marketing. For website development, Mcglen plans to enhance its virtual superstore to provide a community-like experience while shopping online. The objectives behind the website enhancement will be to increase customer interaction and to offer a more comprehensive array of value-added services.

         Net sales of the Company are primarily derived from the sale of personal computer hardware, software, peripherals and accessories to system integrators, distributors, individual consumers, small office- home offices
(SOHO), small and large corporations, and the government through the Internet. Gross profit consists of net sales less product and shipping costs.

         The Company purchases a substantial percentage of its products from a single provider, Ingram Micro. Mcglen has no long-term contracts or arrangements with its vendors that guarantee the availability of merchandise.

RESULTS OF OPERATIONS

         THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000

         The following table sets forth for the periods indicated the percentage of net sales represented by certain items reflected in the Company's consolidated statements of operations. There can be no assurance that the trends in sales growth or operating results will continue in the future.

                                                       PERCENTAGE OF NET SALES
                                                       -----------------------
                                                        PERIOD ENDED MARCH 31,
                                                       2001               2000
                                                       ----               ----

Net sales                                             100.00%           100.00%
Cost of sales                                          88.00             88.53
                                                      --------          --------
Gross profit                                           12.00             11.47
Operating expenses                                     22.04             15.66
Non cash compensation and financing expenses            2.74              1.44
                                                      --------          --------
Loss from operations                                  (12.78)            (5.63)
Interest expense                                        1.15                 -
                                                      --------          --------
Loss before income taxes and extraordinary item       (13.93)            (5.63)
Provision for income taxes                                 -                 -
                                                      --------          --------
Loss before extraordinary item                        (13.93)            (5.63)
Extraordinary item - gain on debt settlements          10.61                 -
                                                      --------          --------
Net loss                                               (3.32%)           (5.63%)
                                                      ========          ========

         Net sales decreased by $5.1 million, or 47%, to $5.8 million for the period ended March 31, 2001, compared to $10.9 million for the period ended March 31, 2000. The decrease in net sales was primarily a result of the Company's decision in July 2000 to focus its efforts on the business to business sector (B2B), a return to a focus on products where the Company has a niche in the marketplace and where the Company believes it has a strategic advantage in product procurement and distribution, and a shift away from the business to consumer market (B2C) market.

         Gross profit decreased by $554,000 or 44% to $697,000 for the period ended March 31, 2001, compared to $1.25 million for the period ended March 31, 2000. The decrease in gross profit was directly related to the decrease in net sales as the Company focused its operations on the business to business sector
(B2B), a return to a focus on products where the Company has a niche in the marketplace and where the Company believes it has a strategic advantage in product procurement and distribution, and a shift away from the B2C market in July 2000. Gross profit as a percentage of sales actually increased to 12.0% for the period ended March 31, 2001, compared to 11.5% for the period ended March 31, 2000. The increase in gross profit was directly related to the change in the Company's operations in July 2000, away from lower margin B2C customers.

         Operating expenses decreased by $420,000 or 23%, to $1.44 million for the period ended March 31, 2001, from $1.86 million for the same period in the prior year. The decrease in operating expenses was attributable to a decrease in personnel costs associated with the decreased sales volume, a decrease in advertising costs, and a decrease in almost every component of the Company's operating expenses as the Company reduced its expenses as it decreased sales. Advertising decreased by approximately $84,000, or 28% as Mcglen decreased spending during the first three months of 2001. Mcglen's advertising expenditures for the fourth quarter 2000 and the first quarter of 2001 averaged approximately $68,000 per month. Mcglen conducted almost all of its advertising on the Internet, primarily through price comparison web sites. Depreciation and amortization increased by approximately $29,000, or 42% due to the infrastructure expenditures in 2000. Payroll and related costs decreased by approximately $308,000, or 46.5% for the quarter ended March 31, 2001 as compared to $663,000 during the same period in 2000 as Mcglen reduced its work force as it decreased sales. Non cash compensation charges of approximately $135,000, or 2.3% of sales, was recorded in 2001, an increase of $30,000 or 29%, compared to $105,000 in the quarter ended March 31, 2000, resulting from options granted and stock provided to employees, key management and consultants. As a result of the Company's decrease in sales, credit card processing and phone charges decreased by approximately $57,000 and $67,000, or 23.3% and 63.8%, respectively, for the quarter ended March 31, 2001 as compared to $245,000 and $105,000 during the same period in 2000.

         Interest expense increased by approximately $62,000 to $67,000 in 2001 from $5,000 in the three months ended March 31, 2000. The increase in interest expense was a result of increased borrowings in March 2000 that were used to fund the Company's operating losses.

         During the quarter ended March 31, 2001, the Company recorded an extraordinary gain from the retirement of debt of approximately $616,000; no such gain was recorded in 2000. The net loss for the three months ended March 31, 2001 was $194,000 as compared to $614,000 for the same period in the prior year.

         YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31,
         1999

         The following table sets forth for the years indicated the percentage of net sales represented by certain items reflected in the Company's consolidated statements of operations. There can be no assurance that the trends in sales growth or operating results will continue in the future. The discussion of the "Results of Operations" includes AMT since the date of acquisition, March 31, 1999.

                                                     PERCENTAGE OF NET SALES
                                                     -----------------------
                                                     YEAR ENDED DECEMBER 31,
                                                     2000                1999
                                                     ----                ----

Net sales                                          100.00%            100.00%
Cost of sales                                       90.02              92.47
                                                   --------           --------
Gross profit                                         9.98               7.53
Operating expenses                                  24.86              17.46
Deferred compensation expenses                       3.20               2.73
Interest expense                                     1.72               0.11
                                                   --------           --------
Loss before income taxes and extraordinary item    (19.80)            (12.77)
Provision for income taxes                              -                  -
                                                        -                  -
Loss before extraordinary item                     (19.80)            (12.77)
Extraordinary item                                   0.79                  -
                                                   --------           --------
Net loss                                           (19.01%)           (12.77%)
                                                   ========           ========

         Net sales increased by $2.6 million, or 9.5%, to $30.1 million for the year ended December 31, 2000, compared to $27.5 million for the year ended December 31, 1999. The increase in net sales was primarily a result of a full year of operations of AMT in 2000 as compared to only nine months in 1999; AMT was acquired by Mcglen in March 1999. Pro forma net sales, including AMT for twelve months in 1999, would have resulted in net sales of $29.4 million for the year ended December 31, 1999. The pro forma increase in net sales for 2000 would have been $700,000, or 2.4%.

         Gross profit increased by $940,000 or 44.8% to $3.0 million for the year ended December 31, 2000, compared to $2.1 million for the year ended December 31, 1999. The increase in gross profit was due to the Company's decision, in July 2000, to move away from the business to consumer market (B2C) and focus on products where it could achieve a higher gross margin, key customer segments, and products where it believed it had a strategic advantage in product procurement and distribution. Gross profit as a percentage of net sales increased 33.3%, to 10.0% in 2000 from 7.5% in 1999. The increase in gross profit margin was the result of the Company's focusing its operations on the business to business sector (B2B), a return to a focus on products where the Company has a niche in the marketplace and where the Company believes it has a strategic advantage in product procurement and distribution, and a shift away from the B2C market in July 2000. The Company reduced its monthly advertising, principally on Internet shopping comparison sites by approximately $60,000 and reduced the amount of drop-ship product it sold by approximately 50% when it moved away from the B2C market.

         Operating expenses increased by $2.9 million or 51.8%, to $8.5 million for the year ended December 31, 2000, from $5.6 million for the prior year. The increase in operating expenses was attributable to an increase in personnel costs associated with the increased sales volume, an increase in advertising costs resulting from increased spending on the AccessMicro.com website acquired in March 1999 and a full year of advertising for the Techsumer.com website which was launched in November 1999. Advertising increased by approximately $872,000, or 96.4% as Mcglen increased spending during the first nine months of the year to promote its brand name awareness. Mcglen's advertising expenditures for the fourth quarter averaged approximately $65,000 per month. Mcglen conducted almost all of its advertising on the Internet, primarily through price comparison web sites. Additionally, Mcglen added additional facilities, staff and capital infrastructure to support its growth during the first seven months of 2000. Depreciation and amortization increased by approximately $216,000, or 125.6% due to the infrastructure development and twelve months of amortization of the intangible assets recorded in connection with the acquisition of AMT Components.

The majority of the Company's fixed assets were placed in service during the second and third quarter of 1999. Payroll and related costs increased by approximately $527,000, or 34.2% in 2000 compared to 1999, as Mcglen hired mid-level managers and senior management. Non cash compensation charges of approximately $969,000, or 3.2% of sales, was recorded in 2000, an increase of $200,000 or 26.0%, compared to $769,000 in 1999, resulting from options granted and stock provided to employees, key management and consultants. As a result of the Company's growth, and its worsening financial condition, credit card processing and phone charges increased by approximately $175,000 and $41,000, or 22.1% and 21.9%, respectively, in 2000 compared to 1999.

         Interest expense increased by approximately $486,000 to $517,000 in 2000 from $31,000 in 1999. The increase in interest expense was a result of increased borrowings in March 2000 which were used to fund the Company's operating losses.

         In 2000, the Company recorded an extraordinary gain from the retirement of debt of approximately $239,000; no such gain was recorded in 1999.

         In the fourth quarter of 1999, the Company recorded net adjustments that increased its net loss by approximately $981,000. These adjustments primarily consist of $250,000 write-off of various accounts receivable, $167,000 write-off of inventory, recording $101,000 of inventory reserves, recording $43,000 amortization of goodwill for the AMT acquisition, $344,000 of non-cash compensation expense, and other accruals of $76,000.

         In October 1999, the Company issued options at less than fair market value to certain officers of Mcglen. In accordance with APB 25, the Company recorded compensation expense for those options that were vested on the date of the grant and the portion of the options that vested in the fourth quarter. The Company also recorded deferred compensation for the unvested component of these option grants. These employees left the Company during 2000 and the unamortized portion of the deferred compensation was credited to additional paid in capital at that time. These charges were recorded as a selling, general and administrative expense.

         During the summer of 1999, Mcglen increased its open account sales. This resulted in a substantial increase in accounts receivable at September 30, 1999. By the end of the fourth quarter, it became apparent that many of these customers were not creditworthy since they had not paid their outstanding bills. At that time, management made the determination that these accounts were uncollectible and wrote off the receivables. These charges were recorded as a selling, general and administrative expense.

         During the summer of 1999, the Company implemented a new software system for all phases of its operation. The system was completely implemented by December 1999. As a part of implementing the inventory management component of the software, management determined that certain inventory was not valued at the lower of cost or market. Therefore, an allowance of approximately $101,000 was required to write-down the inventory to its fair market value in accordance with Chapter 4 of ARB43. Prior to the implementation of the new software, management was not aware of the need to write-down the inventory values on hand. Additionally, while implementing the new inventory management system, management determined that there were certain items recorded on the Company's accounting records at incorrect quantities and prices. As a result, the Company wrote off approximately $167,000 in inventory. Management could not determine whether the inventory variances occurred during the fourth quarter or earlier in the year. These charges were recorded in cost of goods sold.

         During the fourth quarter of 1999, management determined that it had incorrectly used the pooling of interests method for its acquisition of AMT Components, Inc. Therefore, management reversed the prior accounting for the transaction and recorded an intangible asset for the excess of the fair value of the Company's common stock over the net assets acquired from AMT (in accordance with APB 16 and APB 17). The intangible asset, goodwill, is being amortized over a five-year life. In accordance with SFAS 121 and SAB 100, the intangible asset was reviewed for impairment at December 31, 1999 and 2000, and was not considered to be impaired. These amortization charges were recorded as a selling, general and administrative expense.

         Finally, during the fourth quarter management determined that certain accruals relating to vacations and allowances for sales returns had previously not been recorded by the Company. Management determined that the amount of accrual that related to periods prior to September 30, 1999, was immaterial to the net loss and equity at that date.

INCOME TAXES

         Prior to March 1999, we elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code for federal and California Franchise tax reporting purposes. Accordingly, our results of operations for the period ended March 15, 1999 were reported on our stockholders' federal income tax returns. Income taxes in 2000 and 1999 represent minimum California franchise taxes due.

         For the periods from March 16, 1999 to March 31, 2001, and the periods ended December 31, 2000 and March 31, 2001, the difference between the amount of income tax recorded and the amount of income tax benefit calculated using the federal statutory rate of 34% is due to net operating losses having a valuation allowance, due to uncertainties regarding our realization of these benefits in future years. Accordingly, no tax benefit has been provided for the periods ended December 31, 2000 or 1999 or March 31, 2001 or 2000.

         As of December 31, 2000, we had federal and state net operating loss carryforwards of approximately $14.5 million and $9.5 million, respectively. The net operating loss carryforwards will expire at various dates beginning in 2012 through 2020 for federal purposes and 2002 through 2005 for state purposes, if not utilized. Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards prior to utilization.

LIQUIDITY AND CAPITAL RESOURCES

         The Company incurred a net loss from operations for the quarter ended March 31, 2001 and the years ended December 31, 2000 and 1999, has negative working capital and negative stockholders' equity, and needs to raise additional funds to accomplish its objectives. The Company's independent certified public accountants have included an explanatory paragraph in their report which expresses substantial doubt about the Company's ability to continue as a going concern. See Note 1 to Consolidated Financial Statements for additional information. The Company is attempting to raise additional capital to meet future working capital requirements, but may not be able to do so. Should the Company not be able to raise additional capital, it may have to severely curtail operations.

         The Company's primary capital need has been the funding of operations and working capital requirements created by its rapid growth. Historically, the Company's primary sources of financing have been private placements of stock and borrowings from its stockholders, private investors, and financial institutions. Cash used by operations was $3.3 million in 2000, primarily due to costs incurred to fund the Company's loss from operations.

         During the period ended March 31, 2001, the Company had no capital expenditures, as compared to $39,000 in the same period in the prior year, primarily for computer software and hardware, and distribution equipment.

         During the year ended December 31, 2000, the Company's capital expenditures were approximately $59,000 as compared to $209,000 in 1999, primarily for computer software and hardware, and distribution equipment. An additional $18,000 in computer equipment was acquired through capital leases.

         The Company's management anticipates that it will need approximately $1.0 million over the next twelve months in order to fund operations. The Company intends to fund its operations in part through advances from Lan Plus Corporation until the consummation of the planned merger with that company, and believes that Lan Plus has sufficient resources to fund the Company's operations indefinitely after completion of the merger. If the merger with Lan Plus does not close, and the Company is not able to find alternate funding, the Company will be forced to severely curtail or cease operations.

         Current monthly negative cash flow is approximately $75,000. In order to reduce negative cash flows the Company has recently taken the following steps: The Company has terminated one lease on an excess facility, and intends to have all facility leases terminated by January 2002. The Company has consolidated operations with Lan Plus Corporation, and currently occupies Lan Plus' facility, for which the Company makes nominal rent payments. The Company has reduced its advertising costs, credit card processing fees, IR and consulting fees, which in the aggregate has improved cash flow currently by $30,000 per month (with an additional $10,000 per month reduction beginning July
2001). The Company has also reduced staffing by 5% in the last two months, and anticipates further staffing reductions when the Company's call center moves to Lan Plus' facility in or prior to July 2001. In addition, several operating leases have recently terminated, improving the Company's cash flow by approximately $5,000 per month.

         In 1999 and through July 2000, the Company had two credit facilities of up to $1.0 million with financial institutions. The credit facilities functioned in lieu of a vendor trade payable for inventory purchases and are included in accounts payable. In October and December 2000, $400,000 of these lines were repaid, $126,000 of the outstanding balance was forgiven by the lender, and the remaining outstanding balances of these credit lines were converted into 620,000 shares of the Company's common stock, of which 355,000 shares were issued from the "Founders Pool", see below.

         Since computer retailers typically have low product gross margins, Mcglen's ability to regain profitability is dependent upon its ability to increase net sales. To the extent that Mcglen's marketing efforts do not result in significantly higher net sales, Mcglen will be materially adversely affected. There can be no assurance that sufficient revenues will be generated from the sale of its products to enable Mcglen to regain profitability on a quarterly or annual basis. In view of the rapidly evolving nature of Mcglen's business and its limited operating history, Mcglen believes that period-to-period comparisons of its operating results, including gross profit and operating expenses as percentage of net sales, are not necessarily meaningful and should not be relied upon as an indication of future performance.

         Mcglen believes that one key factor affecting its long-term financial success is its ability to attract and retain customers in a cost effective manner. Currently, Mcglen seeks to expand its customer base and encourage repeat buying through internal and other sales and marketing programs. Such programs include: (i) brand development, (ii) online and off-line marketing and promotional campaigns, (iii) linking programs with targeted Mcglen sites, (iv) personalized direct marketing programs designed to generate repeat sales from existing customers, (v) strategic alliances with Internet content providers and portal sites, and (vi) the development of a one-stop online marketplace.

         Mcglen expects to experience significant fluctuations in its future operating results due to a variety of factors, many of which are outside its control. Factors that may affect its operating results include the frequency of new product releases, success of strategic alliances, mix of product sales and seasonality of sales typically experienced by retailers. Sales in the computer retail industry are significantly affected by the release of new products.

         Infrequent or delayed new product releases can negatively impact the overall growth in retail sales. Gross profit margins for hardware, software and peripheral products vary widely, with computer hardware generally having the lowest gross profit margins. While Mcglen has some ability to affect its product mix through effective up-selling of high margin products, its sales mix will vary from period to period and Mcglen's gross margins will fluctuate accordingly.

         In April 2000, the Company signed agreements that provided a $1.5 million convertible bridge loan and a $24 million equity line of credit. On January 26, 2001, the holder of the convertible loan note converted $508,000 of principal into 3,456,000 shares of common stock. In February 2001, the holder of the convertible loan note agreed to convert the remaining balance and accrued interest into common stock at $0.32 per share upon closing of the Company's merger with Lan Plus, subject to certain conditions. The $24 million equity line of credit was terminated in January 2001.

         In August 2000, the Company entered into an agreement with Mcglen's Founders, Alex Chen, Mike Chen, and George Lee, to provide up to 10 million shares of their stock, or approximately one-half of their current holdings, to create a Founders Pool in order to assist the Company in raising capital to fund its operations, growth, and development of Mcglen, and mergers and acquisitions. The Founders have made these shares available for an eighteen-month period and shares not used for permitted purposes at the end of that period will be retained by the Founders. Under the agreement, the Founders are entitled to receive a fee equal to 5% of the amount of cash raised by the Company using the shares included in the Founders Pool. Approximately 2.3 million shares were available for use at March 31, 2001.

         In September 2000, the Company renegotiated the conversion price on a note it issued in June 1999 from $2.50 per share to $1.00 per share. The lender then agreed to convert the unpaid balance of the note, $100,000, and accrued interest of approximately $12,000, to common stock.

         During October 2000, the Company repaid $200,000 of one of its lines of credit and converted $344,000 of this line into common stock at $1.00 per share, issuing 344,000 shares of common stock from the Founders Pool. In connection with this conversion, the Company also repriced warrants it had previously granted to this supplier at exercise prices of $4.13 to $5.50 per share to $1.00 per share. The Company recorded a gain of approximately $41,000 as forgiveness of debt associated with this transaction.

         In October 2000, the Company converted approximately $553,000 in accounts payable to common stock at $1.00 per share. In connection with this transaction, the Company issued 553,000 shares of common stock from the Founders Pool and recorded a gain of approximately $69,000 as forgiveness of debt.

         In December 2000, the Company made a $200,000 payment on the outstanding balance under this line and issued 275,000 shares of common stock to satisfy the remaining outstanding balance. The Company recorded a gain of approximately $126,000 as forgiveness of debt associated with this transaction. In addition, the Company issued a warrant, valued at approximately $10,000, to purchase 137,500 shares of its common stock at a price of $0.26 per share to the lender. This warrant expires in December 2001.

         On December 22, 2000, we entered into a financing agreement with Dillow & Dillow, Inc. Under the agreement, Dillow & Dillow introduced us to lenders that loaned us $700,000; of which $500,000 was loaned during the quarter ended March 31, 2001. The promissory notes for the loans were secured by a first priority security interest on all of our assets, and converted into 2,800,000 shares of our common stock, at a conversion price of $0.25 per share, on March 21, 2001. However, since the holders of these notes may have the right to rescind their investment under Sections 15 and 29 of the Securities Act of 1934, the accompanying financial statements do not reflect the conversion of these notes to equity.

         In February 2001, the Company amended its prior agreements with two of its suppliers whereby the suppliers canceled their stock price guarantees by the Company on common stock that had been converted from past due accounts payable balances owing to the suppliers. One supplier received the right to an additional 190,000 shares of common stock if the Company's common stock does not trade at or above $1.00 per share for ten consecutive days during the 90-day period following the completion of the merger between Mcglen and Lan Plus Corporation.

         Also in February 2001, the Company negotiated settlement agreements with several of its vendors on past due accounts payable. The Company recorded a gain of approximately $345,000 as a result of these settlements. In addition, one vendor received 231,000 shares of stock and a warrant to purchase 50,000 shares of the Company's stock at $0.50 per share. This warrant expires in February 2004. Lan Plus advanced the Company approximately $250,000 to pay these settlements and the settlement discussed in the paragraph below.

         On February 15, 2001, the Company reached an agreement with its former CEO, and a finance company that held a $396,000 note, personally guaranteed by the former CEO and his wife and secured by a second trust deed on their residence, whereby the Company paid $100,000 of the note, repriced 237,000 options held by the former CEO from $1.875 per share to $0.50 per share, which he immediately exercised, and certain expenses in the amount of $15,000. The Company was then released from the remaining balance of the note for which the Company recorded an extraordinary gain on the retirement of debt of approximately $271,000. Mcglen also issued a warrant to purchase 100,000 shares of the Company's common stock at $0.50 per share to the former CEO. This warrant expires in February, 2004.

         In February 2001, the Company received notice from several individuals of their conversion of $109,000 of convertible notes payable, accrued interest of $10,000, and late fees and penalties of approximately $12,000 into common stock pursuant to their note agreements. The accrued interest, late fees and penalties are included in accrued liabilities at December 31, 2000. As a result of these conversions, the Company issued 267,000 shares of common stock and warrants to purchase 133,000 shares of common stock at an exercise price of $1.00 per share. These warrants expire in February 2004.

         The Company has held preliminary discussions with the lender of the $100,000 note that is currently in default in an attempt to arrange the conversion of the amount owing on the note for shares of the Company's common stock. However, the parties have to date not reached agreement on a mutually-acceptable conversion rate. Because the Company is in default, it is subject to a penalty of $6,000 per month and the maximum interest rate allowable by applicable law. The Company has accrued these expenses in its financial statements.

         Our ability to complete any such future equity and/or debt financing will depend upon our then financial condition, results of operations and future business prospects as well as market conditions at the time such additional equity and/or debt financing is consummated. Many of the factors that will influence our ability to conduct any such future financing will be outside of our control. For these reasons, we cannot make any assurances that we will successfully complete the equity financing discussed above. Should we be unable to raise additional capital, we may have to severely curtail operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

         We sell our products exclusively in the United States and receive payment for our services exclusively in United States dollars. As a result, our financial results are unlikely to be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets.

         Our interest expense is sensitive to changes in the general level of interest rates in the United States; however, the majority of our indebtedness has interest rates which are fixed. The recorded carrying amount of our long-term debt approximates fair value.

         The recorded carrying amounts of cash and cash equivalents approximate fair value due to their short-term maturities.

INFLATION

         Inflation has not had a material impact upon operating results, and we do not expect it to have such an impact in the future. There can be no assurances, however, that our business will not be affected by inflation.

NEW ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company adopted in 2000. SFAS No. 133 requires the Company to record all derivatives on the balance sheet at fair value. The Company does not currently engage in hedging activities and the adoption of this standard had no effect on its financial statements.

         In December 1999, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in the financial statements field with the SEC. The SEC subsequently released SAB 101B, which delayed the implementation of SAB 101 for registrants with fiscal years that began between December 16, 1999 and March 15, 2000. The Company believes the adoption of SAB 101 has not had a material effect on the financial position, results of operations or cash flows of the Company for the year ended December 31, 2000.

         In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, the Interpretation of APB No. 25 (FIN 44). FIN 44 is intended to clarify certain problems that have arisen in practice since the issuance of APB No. 25. The effective date of FIN 44 was July 1, 2000. The provisions of FIN 44 apply prospectively, but also cover certain events occurring after December 15, 1998 and after January 12, 2000. The adoption of FIN 44 has not had a material effect on the current and historical consolidated financial statements, but may affect accounting regarding stock option transactions.

         In March 2000, the Emerging Issues Task Force (EITF) of the FASB issued EITF 00-2, "Accounting for Web Site Development Costs." EITF 00-2 provides guidance on how an entity should account for costs involved in such areas as planning, developing software to operate a web site, graphics, content and operating expenses. EITF 00-2 is effective for web site development costs incurred in fiscal quarters beginning after June 30, 2000. The Company adopted EITF 00-2 during the year ended December 31, 2000, and all amounts associated with the Company's web sites were recorded in accordance with EITF 00-2.

QUARTERLY RESULTS OF OPERATIONS

                  The following table presents our consolidated operating results for each of the quarters during the fiscal years ended December 31, 1999 and 2000, and the three months ended March 31, 2001. This unaudited quarterly information has been prepared on the same basis as the Company's audited consolidated financial statements and, in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the periods presented. This information should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. Historical results for any quarter are not necessarily indicative of results to be anticipated for any future period.

                                                                            QUARTER ENDED
                                   -------------------------------------------------------------------------------------------------
                                   MARCH 31,  JUNE 30,   SEPT. 30,  DEC. 31,   MARCH 31,  JUNE 30,   SEPT. 30,  DEC. 31,   MARCH 31,
                                     1999       1999       1999       1999       2000       2000       2000       2000       2001
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net sales ........................ $  3,572   $  6,397   $  8,507   $  9,017   $ 10,909   $  8,155   $  5,485   $  5,596   $  5,804
Cost of sales ....................    3,177      5,651      8,032      8,564      9,658      7,521      5,004      4,953      5,107
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit .....................      395        746        475        453      1,251        634        481        642        697
  Selling, general and
  administrative .................      430        691      1,433      2,994      1,860      2,120      2,663      1,823      1,440
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from operations ..      (36)        55       (958)    (2,541)      (609)    (1,486)     2,183     (1,180)      (743)
  Interest (income) expense ......       --         11          1         19          5         69         99        338         67
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes
  and extraordinary item .........      (36)        44       (958)    (2,560)      (614)    (1,555)    (2,282)    (1,519)      (810)
Provision for income taxes .......       --         --         --          1         --         --         --          1         --
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary      (36)        44       (958)    (2,561)      (614)    (1,555)    (2,282)    (1,520)      (810)
  item
Extraordinary item, gain on
  retirement of debt .............       --         --         --         --         --         --         --        239        616
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) ................ ($    36)  $     44   ($   958)  ($ 2,561)  ($   614)  ($ 1,555)  ($ 2,282)  ($ 1,281)  ($   194)
                                   =========  =========  =========  =========  =========  =========  =========  =========  =========

Basic and diluted income (loss)
  per share before extraordinary
  item ...........................       --         --   ($  0.05)  ($  0.08)  ($  0.02)  ($  0.05)  ($  0.07)  ($  0.04)  ($  0.01)
                                   =========  =========  =========  =========  =========  =========  =========  =========  =========
Basic and diluted net income
  (loss) per share ...............       --         --   ($  0.05)  ($  0.08)  ($  0.02)  ($  0.05)  ($  0.07)  ($  0.04)  ($  0.01)
                                   =========  =========  =========  =========  =========  =========  =========  =========  =========
Weighted average shares of common
  stock outstanding:
  Basic and diluted ..............   20,200     20,200     20,200     31,733     32,000     31,877     31,466     31,750     33,873
                                   =========  =========  =========  =========  =========  =========  =========  =========  =========

                   LAN PLUS SELECTED HISTORICAL FINANCIAL DATA

         The following selected financial data should be read in conjunction with our financial statements and related notes and "Lan Plus Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus. The income statement data for the years ended December 31, 1998, 1999, and 2000, and the balance sheet data as of December 31, 1999 and 2000, are derived from the audited financial statements included elsewhere in this prospectus. The income statement and the balance sheet data for the three months ended March 31, 2001 and 2000 and as of March 31, 2001, and for the years ended December 31, 1996 and 1997 and as of December 31, 1996 and 1997, are derived from Lan Plus' accounting records. The historical results are not necessarily indicative of results to be expected for future periods.

                                                                                                     THREE MONTHS
                                                        YEAR ENDED DECEMBER 31,                     ENDED MARCH 31,
                                         1996        1997        1998        1999        2000       2000       2001
                                         ----        ----        ----        ----        ----       ----       ----
                                                            (in thousands, except per share data)
INCOME STATEMENT DATA:

Net sales ..........................   $ 25,532    $ 35,829    $ 78,919    $ 87,158    $ 69,101   $ 23,509   $ 14,379

Cost of sales ......................     23,917      32,483      69,718      76,845      59,926     20,942     13,593
                                       ---------   ---------   ---------   ---------   ---------  ---------  ---------
Gross profit .......................      1,615       3,346       9,201      10,313       9,175      2,567        786
Operating expenses .................      1,653       3,669       6,186      10,176       8,100      1,953      1,326
                                       ---------   ---------   ---------   ---------   ---------  ---------  ---------

(Loss) income from operations ......        (38)       (323)      3,015         137       1,075        614       (540)
Other (income) expense .............       (266)       (284)        (46)       (282)        202        290       (574)
                                       ---------   ---------   ---------   ---------   ---------  ---------  ---------

Income before taxes ................        228         (39)      3,061         419         873        324         34
Provision for income taxes .........         90         174       1,060         173         358         81         14
                                       ---------   ---------   ---------   ---------   ---------  ---------  ---------

Net income (loss) ..................   $    138    ($   213)   $  2,001    $    246    $    515   $    243   $     20
                                       ---------   ---------   ---------   ---------   ---------  ---------  ---------

Basic net income (loss) per share ..   $   0.04    ($  0.07)   $   0.64    $   0.08    $   0.16   $   0.08   $   0.01
                                       =========   =========   =========   =========   =========  =========  =========

Diluted net income (loss) per share    $   0.03    $   0.07    $   0.44    $   0.05    $   0.12   $   0.05          -
                                       =========   =========   =========   =========   =========  =========  =========
Weighted average shares of common
stock outstanding:
     Basic .........................      3,150       3,150       3,150       3,150       3,150      3,150      3,150
                                       =========   =========   =========   =========   =========  =========  =========
     Diluted .......................      4,500       4,500       4,500       4,500       4,500      4,500      4,500
                                       =========   =========   =========   =========   =========  =========  =========

                                                             DECEMBER 31,                        MARCH 31,
                                          1996       1997       1998       1999        2000        2001
                                          ----       ----       ----       ----        ----        ----
BALANCE SHEET DATA:

Cash and cash equivalents ..........   $  1,620   $    572   $     51   $  1,307    $  2,884    $    713
Working capital ....................        601        877      2,629      5,483       3,836       4,285
Total assets .......................      3,734      7,011     19,688     20,775      13,913      15,019
Long-term debt and capital leases ..          -          -          -     11,303       9,880       9,880
Total stockholders' equity (deficit)        637        925      2,946     (5,412)     (5,609)     (5,178)

                  LAN PLUS MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         As used in the following section, "Lan Plus", "we", "us", "the Company" and "our" refer to Lan Plus Corporation, unless the context requires otherwise.

         The following discussion and analysis of Lan Plus' financial condition and results of operations should be read in conjunction with Lan Plus' unaudited condensed consolidated financial statements and the notes thereto included elsewhere herein. The following table sets forth for the periods indicated the percentage of net sales represented by certain items reflected in the Company's consolidated statements of operations. There can be no assurance that the trends in sales growth or operating results will continue in the future.

OVERVIEW

         Lan Plus Corporation was incorporated in the State of California in 1991 and is a leading marketer of personal computers, or PCs, and related products and services. Lan Plus manufactures, markets, and supports a broad line of desktop PCs, servers and workstations used by individuals, families, businesses, government agencies and educational institutions. Lan Plus also offers diversified products and services such as software, peripherals, Internet access services, support programs and general merchandise.

         Net sales of the Company are primarily derived from the sale of personal computer hardware, software, peripherals and accessories. Gross profit consists of net sales less product and shipping costs.

RESULTS OF OPERATIONS

         THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2000

         The following table sets forth for the periods indicated the percentage of net sales represented by certain items reflected in the Company's condensed statements of operations. There can be no assurance that the trends in sales growth or operating results will continue in the future.

                                                    PERCENTAGE OF NET SALES
                                                    -----------------------
                                                    PERIOD ENDED MARCH 31,
                                                    2001               2000
                                                    ----               ----

     Net sales                                     100.0%             100.0%
     Cost of sales                                  94.5               89.1
                                                   ------             ------
     Gross profit                                    5.5               10.9
     Operating expenses                              9.2                8.3
                                                   ------             ------
     (Loss) income from operations                  (3.7)               2.6
     Other (income) expenses                        (4.0)               1.2
                                                   ------             ------
     Income before income taxes                      0.3                1.4
     Provision for income taxes                      0.1                0.3
                                                   ------             ------
     Net income                                      0.2%               1.1%
                                                   ======             ======

         Net sales decreased by $9.1 million, or 38.7%, to $14.4 million for the three months ended March 31, 2001, compared to $23.5 million for the three months ended March 31, 2000. The decrease in net sales was a result of a decrease in the number of computer systems shipped during the period as well as a decrease in the average selling price per system due to lower component costs and also competition in the marketplace. The first quarter of 2001continued to be significantly impacted by price reductions in the marketplace by competitors such as Dell, Gateway and Micron.

         Gross profit decreased by $1.8 million or 69.2% to $0.8 million for the three months ended March 31, 2001, compared to $2.6 million for the three months ended March 31, 2000. The decrease in gross profit was due to the decrease in sales. Gross profit, as a percentage of net sales decreased to 5.5% for the three months ended March 31, 2001, compared to 10.9% for the three months ended March 31, 2000. The decrease in gross profit margin was due to lower royalties as a percentage of sales paid during the first quarter of 2000, and competition in the market for personal computers which significantly decreased the average selling price for Lan Plus' computers.

         Operating expenses decreased by $627,000 or 31.3%, to $1.4 million for the three months ended March 31, 2001, from $2.0 million for the same period in 2000. The decrease in operating expenses was attributable to a decrease in payroll and related costs, telephone charges and an increase in advertising income in 2001. Payroll and related costs decreased by approximately $325,000, or 26.2% for the three months ended March 31, 2001 compared to 2000. Telephone charges decreased by approximately $40,000 with decreased call volume and a decrease in hold times as management restructured its call center and renegotiated its long distance contract. Advertising income increased by $70,000 in 2001 as Lan Plus received increased market development funds from OEM suppliers.

         Other (income) expense increased by $864,000 to ($574,000) for the three months ended March 31, 2001, from $290,000 for same period in the prior year. The increase was a result of capital gains on marketable securities and a $137,000 decrease in interest expense for Lan Plus' ESOP.

         Income tax provision for the period ended March 31, 2001 was $14,000 versus a provision of $81,000 for the same period in the prior year. The decrease in the provision was due to lower income during the three months ended March 31, 2001.

         YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31,
         1999

                                                      PERCENTAGE OF NET SALES
                                                      -----------------------
                                                      YEAR ENDED DECEMBER 31,
                                                      -----------------------
                                                     2000        1999      1998
                                                     ----        ----      ----

Net sales                                          100.0%      100.0%    100.0%
Cost of sales                                       86.7        88.2      88.3
                                                   ------      ------    ------

Gross profit                                        13.3        11.8      11.7
Operating expenses                                  11.7        11.7       7.8
                                                   ------      ------    ------

Income from operations                               1.6         0.1       3.9
Other expense (income)                               0.3        (0.3)        -
                                                   ------      ------    ------

Income before taxes                                  1.3         0.4       3.9

Provision for income taxes                           0.5         0.2       1.3
                                                   ------      ------    ------

Net income                                           0.8%        0.2%      2.6%
                                                   ======      ======    ======

         Net sales decreased by $18.1 million, or 20.7%, to $69.1 million for the year ended December 31, 2000, compared to $87.2 million for the year ended December 31, 1999. The decrease in net sales was a result of a decrease in the number of computer systems shipped during the period as well as a decrease in the average selling price per system due to lower component costs and also competition in the marketplace. The fourth quarter of 2000 was significantly impacted by price reductions in the marketplace by competitors such as Dell, Gateway and Micron.

         Gross profit decreased by $1.1 million or 10.7% to $9.2 million for the year ended December 31, 2000, compared to $10.3 million for the year ended December 31, 1999. The decrease in gross profit was due to the decrease in sales. Gross profit, as a percentage of net sales increased to 13.3% for the year ended December 31, 2000 from 11.8% for the year ended December 31, 1999. The increase in gross profit margin was due to lower royalties paid during 2000, Lan Plus developing more relationships with original equipment manufacturers
(OEM) that provide component products at lower costs than distributors, and the acquisition of new customers which lessened the dependence on one customer who accounted for more than 40% of Lan Plus' sales in 1999.

         On a forward-looking basis, future gross profit margins may decline from recent levels. The statement concerning future gross profit is a forward looking statement that involves certain risks and uncertainties which could result in a fluctuation of gross margins below those achieved for the year ended December 31, 2000. Although the Company believes it provides a high level of value and added services, pricing and gross profit could be negatively impacted by the activities of larger computer manufacturers.

         Operating expenses decreased by $2.1 million or 20.6%, to $8.1 million for the year ended December 31, 2000, from $10.2 million for 1999. The decrease in operating expenses was attributable to a decrease in payroll and related costs and an increase in advertising income in 2000. ESOP compensation expense decreased by $1.1 million for the year ended December 31, 2000. Payroll and related costs decreased by approximately $1.5 million, or 24.5% for the year ended December 31, 2000 compared to 1999. Advertising income increased by $300,000 in 2000 as Lan Plus received increased market development funds from OEM suppliers.

         Other (income) expense decreased by $484,000 or 171.6%, to $202,000 for the year ended December 31, 2000, from ($282,000) for the prior year. The increase was a result of interest costs associated with Lan Plus' ESOP.

         Income tax provision for the year ended December 31, 2000 was $358,000 versus a provision of $173,000 for the year ended December 31, 1999. The effective tax rate for 2000 decreased to 41.1% from 42.2% in 1999. The decrease in income taxes was a result of lower income before taxes in 2000.

         YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31,
         1998

         Net sales increased by $8.2 million, or 10.4%, to $87.1 million for the year ended December 31, 1999, compared to $78.9 million for the year ended December 31, 1998. The increase in net sales was a result of a 13.0% increase in the number of systems shipped, principally through new customers in the catalog and television channels of distribution.

         Gross profit increased by $1.1 million or 12.0% to $10.3 million for the year ended December 31, 1999, compared to $9.2 million for the year ended December 31, 1998. The increase in gross profit was due to increased sales in 1999 as a result of Lan Plus' marketing efforts, which were described in the preceding paragraph. Gross profit, as a percentage of net sales did not fluctuate significantly from year to year as Lan Plus was able to hold margins while facing increased margin pressure in the marketplace.

         Operating expenses increased by $4.0 million or 64.5%, to $10.2 million for the year ended December 31, 1999, from $6.2 million for 1998. The increase in operating expenses was attributable to an increase in personnel costs of approximately $3 million or 54.7%, associated bonuses paid in 1999, the ESOP compensation expense of $1.4 million, an increase in Lan Plus' production work force and senior and mid-level management to support Lan Plus' growth. Rent expense increased by approximately $74,000 or 28%, for the year ended December 31, 1999 compared to 1998 as Lan Plus increased the size of its facilities in June 1998 to support the growth in sales. Depreciation and amortization increased by approximately $46,000 due to the infrastructure development during the last six months of 1998 and during 1999. Bad debt expenses increased by approximately $345,000 as the Company increased its allowance for doubtful accounts with the increase of accounts receivable at December 31, 1999. Professional expenses increased by approximately $253,000 as Lan Plus outsourced certain IS development efforts. Finally, as a result of Lan Plus' growth, phone charges increased by approximately $174,000 or 107%, for the year ended December 31, 1999 compared to 1998.

         Other income increased by $236,000 or 513.0%, to $282,000 for the year ended December 31, 1999, from $46,000 for the prior year. The increase was primarily a result of increased interest income and capital gains on marketable securities.

         Income tax provision for the year ended December 31, 1999 was $173,000 versus a provision of $1,060,000 for the year ended December 31, 1998. The effective tax rate for 1999 increased to 41.1% from 34.6% in 1998. The increase in the effective tax rate was due to the elimination of the deferred tax valuation allowance in 1998.

LIQUIDITY AND CAPITAL RESOURCES

         Lan Plus' primary capital need has been the funding of working capital requirements created by its growth. Historically, Lan Plus' primary sources of financing have been cash provided by operations and borrowings from private investors, and financial institutions. Cash provided by operations was approximately $3.9 million for the year ended December 31, 2000. Cash was used to pay down Lan Plus' working capital obligations.

         During the three months ended March 31, 2001, Lan Plus' capital expenditures were approximately $8,000 compared to $5,000 for the same period in the prior year, primarily for computer software and hardware, and production equipment.

         During the year ended December 31, 2000, Lan Plus' capital expenditures were approximately $113,000 compared to $173,000 for the year ended December 31, 1999, primarily for computer software and hardware, and production equipment.

         The Company has a $5,000,000 line of credit with a bank. The line of credit provides for borrowings secured by substantially all of the Company's assets and is guaranteed by the Company's majority shareholder. Borrowings under the line are advanced based upon 70% of eligible accounts receivable, as defined, less any letters of credit issued on the Company's behalf. The line of credit expired on May 31, 2001. The Company is currently renegotiating the line of credit. Advances under the line bear interest at the bank's prime rate plus 0.5% (9.5% at December 31, 2000). The line contains certain covenants that require Lan Plus to maintain on a quarterly basis: a minimum level of tangible net worth (as defined), profitability for at least one quarter in three, a Current Ratio of at least 1.4:1, a Debt to Tangible Net Worth ratio of not more than 5.0 to 1.0, Working Capital of at least $2.5 million, and limits the capital expenditures the Company can make in any one year to $750,000.

         At March 31, 2001 and 2000, the Company had cash and short-term investments of $8.6 million and $4.5 million, respectively, and working capital of $4.2 million and $5.2 million, respectively. At March 31, 2001 and 2000, approximately $1.4 million and $1.7 million of the Company's short term investments was held as collateral for letters of credit taken out to secure open account terms with one of the Company's primary vendors. The Company believes that current working capital, together with cash flows from operations and available lines of credit, will be adequate to support the Company's current operating plans through 2001.

         At December 31, 2000 and 1999, the Company had cash and short-term investments of $5.9 million and $3.1 million, respectively, and working capital of $3.8 million and $5.5 million, respectively. At December 31, 2000 and 1999, approximately $1.1 million of the Company's short term investments was held as collateral for letters of credit taken out to secure open account terms with one of the Company's primary vendors. The Company believes that current working capital, together with cash flows from operations and available lines of credit, will be adequate to support the Company's current operating plans through 2001. However, if the Company needs extra funds, such as for acquisitions or expansion or to fund a significant downturn in sales that causes losses, there are no assurances that adequate financing will be available at acceptable terms, if at all.

         In January 2001, the Company's ESOP renegotiated its note with the Company's majority stockholder reducing the interest rate from 8% to 6% and lowering the required monthly principal payments from $119,000 to $25,000. The note's maturity date was also extended to December 2009 from January 2006.

         In May 2001, the Company renegotiated its $1.3 million note payable, extending its due date to May 22, 2003. All other terms of the note remained the same.

         Since computer retailers typically have low product gross margins, Lan Plus' ability to remain profitable is dependent upon its ability to continue to drive down the cost of its computer systems through its product sourcing, inventory management and labor management systems. To the extent that Lan Plus does not continue to effectively manage its business, Lan Plus may be materially adversely affected.

         Lan Plus may experience significant fluctuations in its future operating results due to a variety of factors, many of which are outside its control. Factors that may affect its operating results include: the frequency and success of new product introductions, mix of product sales and seasonality of sales typically experienced by retailers, and the pricing of component parts in the world-wide marketplace. Many of Lan Plus' competitors offer broader product lines, have substantially greater financial, technical, marketing and other resources than Lan Plus and may benefit from component volume purchasing arrangements that are more favorable in terms of pricing and component availability than the arrangements enjoyed by the Company. Sales in the computer retail industry are significantly affected by the release of new products. Infrequent or delayed new product releases can negatively impact the overall growth in retail sales.

         As part of its growth strategy, Lan Plus may, in the future, acquire other companies, in the same or complementary lines of business, in addition to the acquisition of Mcglen described elsewhere herein. Any such acquisition and the ensuing integration of the operations of the acquired company with those of Lan Plus would place additional demands on Lan Plus's management, and operating and financial resources.

NEW ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company adopted in 2000. SFAS No. 133 requires the Company to record all derivatives on the balance sheet at fair value. The Company does not currently engage in hedging activities and the adoption of this standard had no effect on its financial statements.

         In December 1999, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in the financial statements field with the SEC. The SEC subsequently released SAB 101B, which delayed the implementation of SAB 101 for registrants with fiscal years that began between December 16, 1999 and March 15, 2000. The Company believes the adoption of SAB 101 has not had a material effect on the financial position, results of operations or cash flows of the Company for the year ended December 31, 2000.

         In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, the Interpretation of APB No. 25 (FIN 44). FIN 44 is intended to clarify certain problems that have arisen in practice since the issuance of APB No. 25. The effective date of FIN 44 was July 1, 2000. The provisions of FIN 44 apply prospectively, but also cover certain events occurring after December 15, 1998 and after January 12, 2000. The adoption of FIN 44 has not had a material effect on the current and historical consolidated financial statements, but may affect accounting regarding stock option transactions.

         In March 2000, the Emerging Issues Task Force (EITF) of the FASB issued EITF 00-2, "Accounting for Web Site Development Costs." EITF 00-2 provides guidance on how an entity should account for costs involved in such areas as planning, developing software to operate a web site, graphics, content and operating expenses. EITF 00-2 is effective for web site development costs incurred in fiscal quarters beginning after June 30, 2000. The Company adopted EITF 00-2 during the year ended December 31, 2000, and all amounts associated with the Company's web sites were recorded in accordance with EITF 00-2.

BUSINESS FACTORS

         Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. The realization of any or all of these expectations is subject to a number of risks and uncertainties and it is possible that the assumptions made by management may not materialize. In addition, there can be no assurances that momentum in Lan Plus' sales will be sustained, that the trends for sales will continue in future periods, or that Lan Plus' sales will continue to grow. In addition to the factors set forth above, other important factors that could cause actual results to differ materially from expectations include competition from companies either currently in the market or entering the market; competition from other computer and Internet appliance manufacturers and price pressures related thereto; uncertainties surrounding the supply of and demand for computer and computer related products; reliance on Lan Plus' vendors; and risks due to shifts in market demand and/or price erosion of owned inventory. This list of risk factors is not intended to be exhaustive, reference should also be made to the risk factors set forth elsewhere in this document.

                                    BUSINESS

GENERAL

         We were incorporated in Delaware in May 1994. In March 1995, we changed our name to Wanderlust Interactive, Inc., and in May 1998, we changed our name to Adrenalin Interactive, Inc. On December 2, 1999, we completed a reverse acquisition with Mcglen Micro, Inc. in which the stockholders of Mcglen Micro, Inc. acquired control of us. As a result of the acquisition, each share of Mcglen Micro, Inc. was converted into 0.988961 shares of our common stock, with 25,485,527 shares being issued. On December 17, 1999, we changed our name to Mcglen Internet Group, Inc., and changed our ticker symbol on the Nasdaq SmallCap Market to "MIGS." Our common stock currently trades on the Over-the-Counter Bulletin Board.

BUSINESS

         We are an Internet operating company focused on creating multiple on-line business divisions targeting specific business-to-business and business-to-consumer markets. Our centralized technology backbone and operations infrastructure allow us to rapidly create focused on-line business divisions, operate at low overhead cost, and maximize return on investment by creating synergy among our business divisions. Our operations division, which includes a call center, sourcing, warehousing, fulfillment, accounting, business development and information technology, supports order processing, logistics, customer service, financial transactions and core technology for our business divisions located in the City of Industry, California. Our business divisions include sales, marketing, content management, product management and service management teams focused on building unique customer experiences for each business division.

         We currently offer more than 120,000 computer products on our three operating on-line retail web sites: Mcglen.com, AccessMicro.com and Techsumer.com. We offer different mixtures of computing technology, entertainment and communications products on these three web sites based on the different target market segments' buying patterns. Mcglen.com, launched in May 1996, and AccessMicro.com, launched in June 1996, have both achieved Customer Certified Gold Merchant status on BizRate.com, an independent on-line retail rating guide. Techsumer.com was launched in November 1999.

RECENT DEVELOPMENTS

         On October 11, 2000, we entered into an agreement and plan of merger with Lan Plus Corporation. Lan Plus is a manufacturer of both private-label and branded turnkey computer products and services, with over nine years of operating history. The merger is subject to certain closing conditions. See "Risk Factors - Our proposed merger with Lan Plus may not occur." On March 21, 2001, we entered into an amended and restated merger agreement that, among other things, eliminated certain conditions to closing contained in the original merger agreement. On June 18, 2001, the merger agreement was amended to extend the deadline for completing the merger to September 30, 2001. At the closing of the merger, Lan Plus shareholders will receive a number of shares such that the Lan Plus shareholders will own (a) a majority of shares of the post merger combined entity, (b) 1.9 million additional shares, 500,000 of which are to be contributed by our current stockholders and 1,400,000 of which will be newly issued, (c) up to 500,000 of our shares if, and to the extent that, our liabilities exceed our assets by more than $500,000 on the last day of the month in which the 180th day after the effective time of the merger falls, with such shares being valued at $0.50 per share, (d) up to 298,846 of our shares if, and to the extent, that we issue additional shares to Ingram Micro, Inc. under an agreement we entered into with Ingram in February 2001 and (e) shares to convert into our common stock amounts owed by us to Lan Plus for loans and trade credit extended to us, at the conversion price of $0.21875 per share. The adjustments reflected in the last three items were negotiated with Lan Plus in exchange for their agreement to eliminate certain conditions to closing of the merger and to increase Lan Plus' ownership in the post-merger entity to compensate it for amounts advanced to us pending the merger. Upon completion of the merger, Andy Teng, founder, Chairman and Chief Executive Officer of Lan Plus, will become the Chief Executive Officer and Chairman of the Board of the combined company and Richard Shyu, currently President and Chief Operating Officer of Lan Plus, will become President of the combined company. Both were added to our Board of Directors on March 22, 2001. Grant Trexler, currently Mcglen's Chief Financial Officer, will become Chief Financial Officer of the combined company. Two of Mcglen's founders, Mike Chen and Alex Chen, will assume management positions within the new company. The merger, if completed, will not have any effect on the convertible security agreements relating to the shares being registered for resale under this prospectus.

         In Lan Plus, our management believes we have found a partner with sufficient financial resources to fund our negative cash flow while providing a strategic fit for our company. Lan Plus sells computers, parts and accessories to a similar market as we do. Moreover, whereas we buy our product from distributors, Lan Plus buys direct from original equipment manufacturers. By merging the two companies, we believe we can capitalize on the opportunities Lan Plus' size and vendor relationships provide and leverage those opportunities into lower purchase prices. In addition, Lan Plus provides us with much-needed breadth and depth of management with extensive experience in the computer industry. Lan Plus has been funding our working capital needs since early 2001, and our management believes that Lan Plus will continue to be able to fund our capital requirements both until the close of the merger and indefinitely thereafter. However, there is no assurance that the merger will close or that Lan Plus will be able to continue to fund our negative cash flow after the merger.

         On December 22, 2000, we entered into a financing agreement with Dillow & Dillow, Inc. Under the agreement, Dillow & Dillow introduced us to lenders that loaned us $700,000, less fees and expenses. The promissory notes for the loans were secured by a first priority security interest on all of our assets, and converted into shares of our common stock on March 21, 2001, at a conversion price of $0.25 per share. The agreement provided Dillow & Dillow with a one-year warrant to purchase 350,000 shares of our stock as follows: 117,000 shares at $0.30 per share, 117,000 shares at $0.50 per share, and 116,000 shares at $0.75 per share. In addition, Dillow & Dillow received a finders fee of $35,000 and 140,000 shares of our common stock. See "Risk Factors - The payments to Dillow & Dillow in connection with $700,000 of financing raised in a private placement may be inconsistent with the provisions of Section 15 of the Securities Exchange Act of 1934 and may give the investors in that financing the right to rescind their investment."

DISCONTINUED OPERATIONS

         In connection with the reverse acquisition of Adrenalin Interactive, Inc. in December 1999, our board of directors voted to discontinue the operations of Western Technologies, Inc., Adrenalin's operating subsidiary. Western principally developed video games for use with Sony, Nintendo and Sega video game consoles pursuant to funded contracts with video game developers, entertainment titles for PCs and electronic toys including interactive, Web-powered toys that are refreshed from a PC via the Internet. Western also created interactive television games for digital set-top boxes and published or licensed PC games in 24 countries and 15 languages. We completed two of the software development contract obligations conducted by Western during the second quarter of this year. Two other contracts were terminated. An additional contract was assigned to Western's former Vice President of Operations for completion, releasing us from any further contractual liability. However, we will still be responsible for any product liability issues that may arise from the two completed contracts.

INDUSTRY BACKGROUND

         The Internet allows millions of consumers and businesses to share information and conduct business electronically. International Data Corporation, estimates that the worldwide Internet economy will grow past $1 trillion in 2001, and reach $2.8 trillion by 2003. International Data Corporation also predicts that the number of users who make purchases over the Web will jump from 31 million in 1998 to more than 183 million in 2003.

         The growth of the Internet is dependent upon a number of factors, including:

         o Increased installed-base and usage of personal computers and Internet devices;

         o        Widely available and affordable access to the Internet;

         o Awareness and acceptance of Internet among consumers and businesses; and

         o Increase in the capability and availability of network infrastructure.

STRATEGY

         Our goal is to create and operate market-focused on-line businesses. We will continue to expand our existing operating business divisions by enhancing brand recognition, building awareness to our web sites, and increasing the products and services offerings provided on the web sites. We intend to capitalize on our existing technology backbone and operations infrastructure by developing and operating new businesses targeting specific market segments worldwide. We intend to create synergy among our operating businesses to maximize return on investment.

WEB SITES

         We believe our market-focused web sites provide unique on-line experiences to different target market segments. Based on the target market segment's expectations and requirements, each of our web sites' content design and product mixture maximizes the perceived value of our offerings. Mcglen.com offers computing technology products, targeting information technology professionals. AccessMicro.com offers computing technology products, targeting small businesses. Techsumer.com offers computing technology, communication products and entertainment products, targeting technologically-proficient consumers. We believe ease of use is essential in any successful web site. To provide a simple and convenient purchasing experience, we developed key features for our operating web sites. The key features of our web sites include:

         o BROWSING - We have categorized our current offering of more than 120,000 products into product groups, categories and subcategories. Links to product groups and categories are placed on each page for convenient "one-click" access. Special sections are created for special offers and promotional products to enhance exposure for hot selling, high margin products that we update daily.

         o SPECIALIZED BROWSING - Conventional categorization systems assign one department, category and subcategory to each product. For certain product groups, finding the desired product under this categorization system is difficult. We have developed a specialized categorization system for certain product groups to minimize the search effort.

         o SEARCHING - We have developed general keyword search, specific product identification number search and interactive guided criteria search to facilitate precise product selection with minimal effort.

         o PRODUCT INFORMATION - We provide detailed technical information for many of the products we offer. Manufacturer technical support and contact information is also provided.

         o CUSTOM CONFIGURATION - We have developed a configuration engine that allows our customers to interactively configure a personal computer based on the customer's specification.

         o CUSTOMIZABLE DISPLAY FORMAT - To facilitate the purchasing decision process, visitors can customize the display format, sorting order and selection criteria for product listings.

         o RELATED PRODUCTS LINKS - At each product detail page, links to related categories are conveniently placed for one-click access to relevant products. Links to selected products' options and accessories are placed on the same page for easy access.

         o ON-LINE ACCOUNT AND ORDERING SYSTEM - Our on-line ordering engine is designed for intuitive usage and minimal data entry for first-time and repeat customers. Customers can create an on-line account as they make a purchase for the first time. On each subsequent visit the customer will be able to check order status, review past orders, and place new orders without entering shipping, billing and credit card information again.

                  Our web sites also incorporate features that allow us to leverage web site traffic to generate additional revenue sources:

         o ADVERTISING - Several locations on each page of our web sites are available for advertisers seeking exposure to our targeted audience base. These locations are also available for in-house promotions and cross-promotional activities.

         o MANUFACTURER STORES - We offer manufacturers the promotional opportunity to create a "manufacturer store" within our web sites. Each manufacturer store is dedicated to one manufacturer's product offerings. Manufacturers can create promotional programs, detailed literature and enhanced product images to merchandise their products.

PRODUCTS, SERVICES AND EXPANSION

         We intend to offer additional products and services on our existing on-line stores, and to create additional on-line stores for different market segments. We also intend to expand into Asia/Pacific regions by forming strategic partnerships with established companies in the region.

MARKETING

         Our marketing strategy is to promote and increase brand awareness of our current storefronts, including AccessMicro.com (a marketplace for small business), Mcglen.com (a marketplace for IT professionals), and Techsumer.com (a marketplace for technology consumers). Through various incentive programs and excellent customer care and support, we also intend to build customer loyalty and encourage repeat purchases.

         We are executing this strategy through the following channels:

         o        forming alliances with various shopping portals;

         o        actively maintaining opt-in customer mailing lists;

         o        broadening product offerings;

         o        creating repeat buyer incentive programs; and

         o        building partnerships with manufacturers and vendors.

         We believe that the use of multiple marketing channels reduces reliance on any one source of customers, lowers customer acquisition costs and maximizes brand awareness.

ON-LINE AND TRADITIONAL ADVERTISING

         We have implemented a broad-based, multi-media advertising campaign that includes both on-line and traditional advertising, designed to drive high-value traffic to our web sites. Our current on-line advertising focuses on a variety of web sites that have a proven ability to drive buyers to our sites. These partners include Ziff Davis, CNET and various smaller partner sites. In April 1999, we began deploying various brand-building print ads which we continued through September 2000. We believe these traditional advertising venues can increase awareness of our web sites, increase customer loyalty and repeat customer buy rates, and promote the benefits of e-commerce to a much broader audience than can be addressed on the Internet alone. Additionally, efforts in direct marketing in 1999 and 2000 resulted in high levels of success through e-mail marketing as well as a weekly promotional newsletter. We are currently working with our advertising vendors to bring more content and choice to enhance existing mailers. We believe our newsletter to be very effective in informing subscribers of the latest and the best products available today.

         Clicktrade.com, a site of Link-Exchange, is our primary outsource partner to support our affiliate program. We pay Link-Exchange on a per-click basis to affiliate partners. Our affiliate program has been in place since early 1998, and we increased our exposure in the Link-Exchange network aligning ourselves with additional affiliate partners in 2000.

MERCHANDISING

         We currently host three sites with product compositions including computing, entertainment and communication products. By utilizing these three sites (www.Mcglen.com, www.AccessMicro.com and www.Techsumer.com), we have the ability to gear our marketing campaigns to three different segments of the market--the consumer market, the small office/home office market and the IT professionals market.

         Our approach to merchandising allows us to offer each segment of our target audience a unique shopping experience, giving us the advantage of pricing flexibility, the ability to offer our customers only what is relevant to their needs, focused cross-selling and up-selling of products, and the potential of expanding our products and services to each one of these markets.

         By utilizing three distinct web sites, we are also able to tailor a unique shopping experience for each segment of our target audience. For example, targeting IT professionals, our Mcglen.com site offers a clean design and easy access, together with a no-nonsense functionality, that allows these customers to find their desired products and purchase them in the shortest amount of time possible.

         Because each web site is targeted to a specific audience, we are able to cross-sell and up-sell our products more effectively than our competitors. For example, knowing that the customers from our AccessMicro.Com site are of the small office/home office market segment, we may "up-sell" a customer who is purchasing an ink-jet printer an entry-level laser printer because speed of print jobs would be a major concern of these customers.

         Since Mcglen already has three concentrated customer bases, we are able to expand our services to best benefit each individual market. For example, Techsumer.com offers DVDs, while Mcglen.com and AccessMicro.com will not carry this product line. Mcglen will continue to add products and services that will enhance, rather than fragment, the shopping experience of each individual market segment. These advantages are in addition to the advantages Mcglen and other e-tailers already enjoy over traditional retailers, such as: the ability to instantly change prices when our costs change, a virtually unlimited amount of display and shelf space, and the ability to offer our customers much greater access to product information.

CUSTOMER SERVICE

         We believe that our ability to establish and maintain long-term relationships with our customers, and to encourage repeat visits and purchases, depends, in part, on the strength of our customer support and service operations as well as our staff. We seek to achieve frequent automated e-mail communication with our customers to continually improve customer service for our stores and services. We offer toll-free phone numbers and e-mail addresses for sales, technical support, return merchandise and general customer service. We will continue to acquire new tools and technology to improve customer satisfaction.

WAREHOUSING, FULFILLMENT AND DISTRIBUTION

         We obtain our products from a network of distributors, wholesalers, manufacturers and software publishers. We carry a limited amount of our most popular products in inventory. A substantial amount of products that we carry in inventory is purchased and shipped "on demand" (that is, after we receive orders, we purchase products required to fill orders received). We "cross dock" on a daily basis (that is, receive products from vendors and ship those same products to customers the same day). We carry approximately four days' worth of inventory in house. We also rely on our distributors and wholesalers to ship products directly to our customers. Our distribution partners, such as Ingram Micro, Battery-Biz and Transcend Information Systems, have distribution centers throughout the United States and can fulfill a majority of in-stock products within 24 hours. We have established strategic partnerships with manufacturers to custom-configure personal computers based on our customer's requirement and ship the configured system directly to our customers.

TECHNOLOGY

         Our site management, search, customer interaction, transaction processing and fulfillment systems consist of a combination of our own proprietary technologies and third-party technology. We plan to enhance the capability and scalability of our systems through acquisition of new third-party technologies and in-house development. The software applications we use have the capability for accepting and verifying orders, managing orders, creating customer interaction instructions, automatically selecting fulfillment methods, assigning inventory to customer orders, managing shipment of products to customers, recording tracking numbers, and authorizing and charging customer credit cards with address verification.

         The hosting of our Web servers is subcontracted to an Internet data center specialist, Exodus Communications, Inc. Exodus has an extensive national network backbone with redundant Internet connections to multiple Internet access points, a secure physical environment, climate control and redundant power supply. Exodus provides us access to the facility 24 hours a day, seven days a week. Exodus also monitors our Web servers continuously.

         We have acquired third-party technology to track customer buying patterns and make additional purchase recommendations. We also rely on a variety of technologies that we license from third parties, such as the database and Internet commerce server applications that we license. We cannot assure you that these third-party technology licenses will continue to be available to us on commercially reasonable terms. If we lose any such licenses, or if we are unable to maintain or obtain upgrades to any of these licenses, it could delay completion of our proprietary software enhancements until equivalent technology is identified, licensed or developed, and integrated.

         We rely on a combination of trademark, copyright and trade secret laws to establish and protect our proprietary rights. While we have applied for trademark protection for the Mcglen.com name, we cannot assure you that we will receive a registered trademark for this name in the United States, or that competitors will not adopt similar marks, thereby impeding our ability to build brand identity and possibly confusing customers. Existing copyright, trademark, patent and trade secret laws afford only limited protection, and such laws (particularly those of other countries) may be inadequate to prevent misappropriation of our technology or other proprietary rights. It might be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization, or to develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted.

COMPETITION

         We currently compete with a variety of companies that sell computer, electronics and communication products to consumers and businesses through a variety of media. These companies are larger and have more financial resources than we do and include:

         o Traditional catalog-based merchants that have developed a significant electronic commerce offering, such as CDW Computers Centers, Inc., Micro Warehouse, Inc., Insight Enterprises, Inc., Multiple Zones International, Inc. and Ideamall, Inc.;

         o Companies with electronic commerce sites such as Beyond.com Corporation, Buy.com Inc., Outpost.Com, Dell Computer Corporation and NECX Office and Personal Technology Center (in which Gateway 2000, Inc. has a minority stake), and electronic software distributors such as Digital River, Inc.;

         o Companies offering Internet auctions, such as uBid, Inc., Amazon.com, Inc., Yahoo! Inc., and eBay Inc.;

         o Companies whose primary business is not on-line retailing but who derive significant revenue from electronic commerce, including America Online, Inc., Yahoo! Inc. and QVC, Inc.;

         o Traditional retailers of personal computer products such as CompUSA, Inc.;

         o Manufacturers such as Dell Computer Corporation and Gateway 2000, Inc. who sell directly to the consumer via the Internet;

         o Mass merchandisers such as Wal-Mart Stores, Inc., Costco Wholesale Corporation and Best Buy Co., Inc. that primarily sell through traditional retail channels but have also developed an Internet presence; and

         o Office product retailers such as Office Depot Inc. and Staples, Inc. that primarily sell through traditional retail channels but also sell over the Internet.

         We believe the principal competitive factors affecting our market are competitive pricing, quality of customer service, accuracy of technical product information, quality and ease of use of web sites, breadth of product offerings, brand recognition and cost of customer acquisition. We believe we compete adequately in all these areas with the exception of brand recognition, where companies with much greater financial and marketing resources have made the establishment of a strong brand name much more costly and difficult. To maintain and improve our competitive position, we must continue to be competitive in all the areas mentioned above, while boosting our brand recognition without significantly increasing our cost of customer acquisition.

SALES TAX

         We currently collect sales tax on sales of products delivered to residents in the state of California and dropped shipped from Ingram Micro to residents of Massachusetts. Various states have tried to impose on direct marketers the burden of collecting sales taxes on the sale of products shipped to state residents. The United States Supreme Court affirmed its position that it is unlawful for a state to impose sales tax collection obligations on an out-of-state mail order company whose only contacts with the state are the distribution of catalogs and other advertising materials through the mail and subsequent delivery of purchased goods from out of state locations by parcel post and interstate common carriers. It is possible that legislation may be passed to supersede the Supreme Court's decision, or that the Court may change its position. Additionally, it is uncertain whether any new rules and regulations may be adopted, in terms of sales tax collection obligations, to govern electronic commerce companies as the industry continues its growth. The imposition of new sales tax collection obligations on us in states to which we ship products would result in additional administrative expenses to us. More importantly, though, we may lose one of our competitive advantages in terms of a higher total price of products for our customers.

GOVERNMENT REGULATION

         We are subject, both directly and indirectly, to various laws and governmental regulations relating to our business. There are currently few laws or regulations directly applicable to commercial on-line services or the Internet. However, due to the increasing popularity and use of commercial on-line services and the Internet, it is possible that a number of laws and regulations may be adopted. These laws and regulations may cover issues including, for example, user privacy, pricing and characteristics and quality of products and services. Moreover, the applicability to commercial on-line services and the Internet of existing laws governing issues including, for example, property ownership, libel and personal privacy is uncertain and could expose us to substantial liability. Any new legislation or regulation or the application of existing laws and regulations to the Internet could have a material and adverse effect on our business.

         In addition, because our services and products are available over the Internet anywhere in the world, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might also attempt to regulate our transmissions of content on our web site or prosecute us for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that we might not unintentionally violate these laws or that these laws will not be modified, or new laws enacted, in the future.

         We currently collect sales tax on sales of products delivered to residents in the state of California and drop-shipped from Ingram Micro to residents of Massachusetts. Various states have tried to impose on direct marketers the burden of collecting sales taxes on the sale of products shipped to state residents. The Internet Tax Freedom Act (ITFA) effectively bars state or local governments from imposing taxes that would subject on-line commerce transactions to taxation in multiple states until October 2001. The ITFA does not prohibit state or local taxation of on-line commerce products or services that would otherwise be taxed, such as in states where a company has a physical presence. A bill is currently in committee in the U.S. House of Representatives to extend the moratorium until October 2006; however, we cannot be certain that such a bill will pass or that, if the ITFA in fact expires in October 2001, we will not be subject to further taxation by state or local governments on the sale of merchandise. The imposition of new sales tax collection obligations on us in states to which we ship products would result in additional administrative expenses to us. More importantly, though, we may lose one of our most competitive advantages because of a higher total price of products for our customers.

EMPLOYEES

         As of July 23, 2001, we employed 39 full-time employees. We consider our employee relations to be good. None of our employees is represented by a labor union, and we have experienced no work stoppages. Competition for qualified personnel in the electronic commerce industry is intense, particularly for software development and other technically-oriented positions.

RESEARCH AND DEVELOPMENT

         During the years ended December 31, 2000 and 1999, $28,000 and $91,000 was expensed, respectively, for research and development related to our web sites. As of December 31, 2000, there was $264,000 capitalized software development costs; accumulated amortization of $143,000 has been recorded for these assets.

                                   MANAGEMENT

         The following table sets forth certain information regarding our executive officers and directors:

         NAME                         AGE     POSITION
         ----                         ---     --------

         Mike Chen                     28     Chief Executive Officer,
                                              Chief Technology Officer,
                                              Secretary and Director

         Peter Janssen                 58     Chairman of the Board

         George Lee                    30     Director

         Calbert Lai                   44     Director

         David P. Jones                52     Director

         Andy Teng                     46     Director

         Richard Shyu                  35     Director

         Grant Trexler                 39     Chief Financial Officer

         Jiunn-Cheng (Alex) Chen       27     Executive Vice President,
                                              Business Development

         MIKE CHEN is one of our founders and has served as our President, Chief Technology Officer, Secretary and a director since May 1996 and Chief Executive Officer since January 2001. He is responsible for capital growth, organizational growth coordination of corporate activities, and development of proprietary technologies. Prior to founding the Company in 1996, he was an independent software programmer. Mr. Chen received his Bachelor of Science in Electrical Engineering and Computer Science in 1995 from the University of California at Berkeley.

         PETER JANSSEN has served as our Chairman of the Board since December 1999. In September 1995, he founded Peter Janssen & Associates, a technology consulting firm specializing in sales marketing and channel marketing strategies. From October 1993 to September 1995, Mr. Janssen was head of Merchandising and Marketing at Egghead Software, where he helped implement one of the first Internet retail sites, Egghead.com. Before joining Egghead, Mr. Janssen headed sales and marketing for several technology start-ups including Mindset, Amdek (a division of Wyse), Nexgen Microsystems and Acer. Early in his career, Mr. Janssen spent 18 years at Sears, where he helped develop the Sears Business System Center. He received his Bachelor of Arts in Economics from UCLA.

         GEORGE LEE is one of our founders and has served as a Director since May 1996. He was also our Chief Executive Officer from May 1996 to January 2001. >From March 1994 to May 1995, he was a sales representative for Eva Airways, and prior to that he was employed at Immortal Service, Inc. Mr. Lee received his Bachelor of Arts in Economics from the University of California at Irvine in 1993.

         CALBERT LAI has served as a director since December 1999. A 15-year veteran of Silicon Valley, Mr. Lai has been the President, co-founder and senior business strategist at I-Storm, a publicly traded e-commerce consulting firm, and a founding partner and Chief Executive Officer of Lai, Venuti and Lai Advertising since 1986. At Lai, Venuti, he provided strategic marketing and consulting services for technology clients such as IBM, HP, Sun Microsystems, Cisco and NEC. Lai, Venuti underwent a pre-packaged Chapter 11 bankruptcy reorganization while Mr. Lai was an executive officer, prior to merging with I-Storm in 1999. Mr. Lai was also responsible for the launch into the U.S. retail channel of the Acer PC in 1993 and the Palm Pilot in 1996. Mr. Lai previously held executive positions in the Business Affairs and Community Relations Department at Stanford University, where he previously received a Bachelor of Arts in English and Creative Writing.

         DAVID P. JONES, PH.D., has served as a director since April 2000. From 1995 to 2000, Dr. Jones was the President of Aon Consulting Inc.'s Human Resources Consulting Group, which is recognized as a premier organization dedicated to employee assessment and workforce development. Prior to joining Aon, Dr. Jones was the President and founder of HRStrategies, a human resources consulting firm, which was acquired by the Aon family of companies in 1995.

         ANDY TENG was elected to our board of directors on March 22, 2001. He has served as Chairman of the Board and Chief Executive Officer of Lan Plus Corporation since March 1992. From March 1992 to September 2000, Mr. Teng also served as Lan Plus' President. Prior to purchasing Lan Plus, Mr. Teng was the President and principal shareholder of Syntax Computers, Inc. from 1987 to 1992. >From 1985 to 1987, Mr. Teng was the President and principal shareholder of Anncoa Chemica Company. Mr. Teng holds Masters and Bachelor of Science degrees from Texas A&M University.

         RICHARD SHYU was elected to our board of directors on March 22, 2001. He has served as President of Lan Plus Corporation since September 2000, and as Lan Plus' Vice President of Sales and Marketing since 1996. Prior to joining Lan Plus in August 1992, Mr. Shyu served as the General Manager of DTC, Inc., a mainboard distributor located in Pico Rivera, California, servicing VARs, instructional buyers and regional retail chain stores for two years. >From 1988 to 1990, Mr. Shyu co-owned and managed a real estate development company and also worked for Unisys Corporation designing Fault Tolerant SCSI Storage Systems for the financial industry. Mr. Shyu holds a Bachelor of Science degree in Electrical Engineering from California Polytechnic State University - Pomona and later continued his post graduate studies in Computer Engineering at the University of Southern California.

         GRANT TREXLER joined us as Chief Financial Officer in January 2000. Prior to this, Mr. Trexler served as the Director of Finance and Administration for El Monte RV, the nation's second largest motor home rental dealer, beginning in July 1996. From August 1994 through May 1996, Mr. Trexler was the CFO of Creative Computers, which completed its initial public offering and one follow-on offering during this period. At Creative Computers, he was responsible for implementing internal accounting and budgeting systems, financial reporting, and financial due diligence. Prior to joining Creative, Mr. Trexler spent nine years at PricewaterhouseCoopers, most recently as a Senior Manager in its Mergers and Acquisitions group. Mr. Trexler holds a Masters in Business Administration and a Bachelor of Arts from California Polytechnic State University - San Luis Obispo, and is a Certified Public Accountant.

         ALEX CHEN has served since March 1999 as our Executive Vice President, Business Development. In July 1996, he founded, and until March 1999 he served as President and Chief Executive Officer of, AMT Components, Inc., which was acquired by us in March 1999. In 1998, Mr. Chen was selected by Entrepreneur Magazine as one of the "Top 100 Entrepreneurs." He received his Bachelor of Arts in Economics from the University of California at Berkeley in 1996.

         Our board of directors currently consists of seven members, each of whom is subject to election at our annual meeting of shareholders. There are no family relationships among any of our directors or executive officers.

BOARD COMMITTEES

         The audit committee consists of three members, Messrs. Janssen, Lai and Jones. The board of directors and the audit committee have adopted a charter outlining the responsibilities of the audit committee and the qualifications of its members. A copy of the audit committee charter is attached hereto as Appendix D. The primary function of the audit committee is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others, the systems of internal controls that management and the board have established and all audit processes.

         The board does not have a compensation or nominating committee or committees performing similar functions.

DIRECTOR COMPENSATION

         Non-employee directors receive a fee of $750 for each meeting of the board of directors attended, no additional fees for any meetings of any committee attended, and reimbursement of their actual expenses.

         In May 2000 we entered into a consulting agreement with Peter Janssen Associates, or PJA, a technology consulting firm of which Peter Janssen, our Chairman of the Board, is the President. Pursuant to the agreement, PJA provided us with business and strategic planning, sales marketing, channel marketing and related services. The agreement terminated on March 31, 2001. PJA received $25,000 per month for its services. In addition, pursuant to the agreement PJA received 500,000 shares of our common stock, which were distributed to three principals of PJA, including Mr. Janssen, who received 225,000 of these shares. Moreover, the agreement provided for future stock incentive payments in certain circumstances: upon successful completion of financings aggregating no less than $2 million, we will grant to PJA an additional 250,000 shares, and upon the closing of a sale or merger of Mcglen that results in a change in control (including our proposed transaction with Lan Plus), our founders will pay PJA an additional 1,250,000 shares. Of these 1,250,000 shares, Mr. Janssen will receive 481,250 shares. The agreement is terminable by us upon thirty days' notice from the first day of any month, but if the agreement terminates or expires during a discussion with a third party introduced by PJA concerning capital raising or a sale/merger and we subsequently complete the transaction under discussion with that party within one year of the agreement termination date, PJA will receive the stock incentive payment for that transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Our board does not currently have a compensation committee or a committee performing similar functions. Our board of directors as a whole performs all functions relating to executive compensation. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

         Upon completion of the reverse merger with Mcglen Micro, Inc. on December 2, 1999, we entered into a five-year employment agreement with Mike Chen. The agreement provides that Mr. Chen serve as our President and Chief Technology Officer or such other offices or positions as reasonably requested by the Company. Since January 12, 2001, Mr. Chen has served as our Chief Executive Officer. He is to receive a base salary of $80,000 per year for his services plus certain benefits (company automobile, four weeks of vacation, paid medical insurance, and reimbursement for out-of-pocket expenses incurred in the course of our business). He is also entitled to receive bonuses and stock options as determined by our board of directors. He may be terminated by us for cause, but is to be paid in the amount of the full value of the agreement if he is terminated without cause. Mr. Chen's agreement automatically terminates if he becomes permanently disabled or dies.

         Upon completion of the reverse merger with Mcglen Micro, Inc., we entered into an employment agreement with George Lee, pursuant to which he was to serve as our Chief Executive Officer. On January 12, 2001, we entered into a severance agreement with Mr. Lee whereby Mr. Lee agreed to terminate his employment contract. The Company agreed to provide Mr. Lee with three months of severance pay and pay Mr. Lee's medical insurance for six months.

         Upon completion of the reverse merger with Mcglen Micro, Inc., we entered into a three-year employment agreement with Alex Chen. The terms and conditions of this agreement are substantially identical with those of our agreement with Mike Chen, other than that the term of our agreement with A. Chen is three years, and A. Chen is to serve as our Vice President of Business Development.

         On January 17, 2000 we entered into a three-year employment agreement with Grant Trexler. The agreement provides that Mr. Trexler serve as our Chief Financial Officer for a base salary of $130,000 per year and certain benefits (automobile allowance, two weeks of vacation, and reimbursement for medical insurance.). He is also entitled to receive a bonus of up to 10% of his salary and the option to purchase up to 150,000 shares of our common stock with an exercise price of $1.25 per share. He may be terminated by us for cause, but must be paid three months' salary as severance if he is terminated without cause. His agreement automatically terminates if he becomes permanently disabled or dies.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

         (a) The following Summary Compensation Table sets forth the names, positions and annual compensation paid by us for the years ended December 31, 2000, 1999, and 1998 to George Lee, our Chief Executive Officer until January 19, 2001, and Grant Trexler, our Chief Financial Officer. No other current executive officer had compensation which exceeded $100,000 in these years.

                                       SUMMARY COMPENSATION TABLE
                                                                                         LONG TERM
                                            ANNUAL COMPENSATION                     COMPENSATION AWARDS

                                                                    Other Annual   Securities Underlying
Name and Position          Fiscal Year    Salary ($)   Bonus ($)    Compensation        Options (#)
-----------------          -----------    ----------   ---------    ------------        -----------
George Lee,                   2000          65,700         --         2,000(2)                --
Chief Executive Officer       1999          49,000         --         1,800(2)           500,000(1)
                              1998          48,000         --            --                   --

Grant Trexler                 2000         122,200         --        10,150(3)           150,000
Chief Financial Officer

                  (1) In connection with the Company's reverse acquisition of Adrenalin in December 1999, all unvested options were canceled. Mr. Lee had 400,000 options canceled as a result thereof.

                  (2) Reflects health insurance costs paid by the Company on Mr. Lee's behalf.

                  (3) Reflects a health insurance allowance and an automobile allowance paid by the Company to Mr. Trexler.

         (b) The following table sets forth certain information with respect to all stock options granted by us during 1999 and 2000 to Messrs. Lee and Trexler:

                               OPTION GRANTS IN LAST FISCAL YEAR
                                       INDIVIDUAL GRANTS

                                                    % of Total Options
                              Number of Securities       Granted to      Exercise
                     Fiscal    Underlying Options         Employees       Price      Expiration
        Name          Year           Granted           in Fiscal Year     ($/Sh)        Date
        ----          ----           -------           --------------     ------        ----
George Lee            2000              -                    -              -             -
                      1999           500,000               7.5%           $0.10        4/1/05(1)
Grant Trexler         2000           150,000              17.9%           $1.25        5/25/05

                  (1) In connection with the Company's reverse acquisition of Adrenalin in December 1999, all unvested options were canceled. Mr. Lee had 400,000 options canceled as a result thereof.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of July 23, 2001, the number of shares of our common stock held of record or beneficially: (i) by each person who held of record, or was known by us to own beneficially, more than 5% of the outstanding shares of the our common stock; (ii) by each of our current executive officers and directors; and (iii) by all of our current executive officers and directors as a group:

       NAME AND ADDRESS OF                                           PERCENT OF OUTSTANDING SHARES OF
         BENEFICIAL OWNER              NUMBER OF SHARES OWNED(1)             COMMON STOCK(2)
  Mike Chen
  16700 Gale Avenue                            3,882,950                          11.1%
  City of Industry, CA 91745

  George Lee
  16700 Gale Avenue                            4,186,256                          11.9%
  City of Industry, CA 91745

  Alex Chen
  16700 Gale Avenue                            1,483,860                           4.2%
  City of Industry, CA 91745

  Andy Teng
  16700 Gale Avenue                           972,273(3)                           2.8%
  City of Industry, CA 91745

  David P. Jones
  16700 Gale Avenue                           693,334(2)                           2.0%
  City of Industry, CA 91745

  Grant Trexler
  16700 Gale Avenue                           545,313(2)                           1.6%
  City of Industry, CA 91745

  Peter Janssen
  16700 Gale Avenue                           480,125(2)                           1.4%
  City of Industry, CA 91745

  Calbert Lai
  16700 Gale Avenue                           100,000(2)                             *
  City of Industry, CA 91745

  Richard Shyu
  16700 Gale Avenue                               --                                --
  City of Industry, CA 91745

  All current executive officers and
  directors as a group (9 persons)          12,347,111 (2)                        35.2%

*        Less than 1%.

(1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares of our common stock have sole voting and dispositive power with respect to such shares.

(2) For purposes of computing the percentages, the number of shares of common stock outstanding includes shares purchasable within 60 days upon exercise of outstanding stock options and warrants, as follows:
         Mr. Lai (100,000 shares), Mr. Trexler (150,000 shares), Mr. Jones (366,667 shares), and all executive officers and directors as a group (616,667 shares).

(3) 727,273 of these shares are held by Lan Plus Corporation, of which Mr. Teng is the sole shareholder. Mr. Teng has sole voting and dispositive power over these shares.

                              CERTAIN TRANSACTIONS

ACQUISITION OF AMT

         On March 15, 1999, Mcglen Micro, Inc. completed the acquisition of AMT Components, Inc. (AMT). Alex Chen, Mcglen Micro's Vice President of Business Development, held approximately 49% of the outstanding common stock of AMT prior to the acquisition. No Mcglen Micro common stock was held by AMT affiliates prior to the acquisition. Under the terms of the acquisition, Mcglen Micro exchanged 450,000 shares of Mcglen Micro's common stock (calculated prior to Mcglen Micro's 10-for-1 stock split), which constituted approximately 17.5% of Mcglen Micro's common stock at the time of the acquisition, for all of AMT's assets.

REVERSE ACQUISITION (MERGER) WITH MCGLEN MICRO

         On December 2, 1999, Adrenalin consummated a reverse acquisition with Mcglen Micro. The resulting reorganization was to form Mcglen Internet Group, Inc. Under the terms of the agreement and plan of merger, Adrenalin agreed to exchange approximately 87.5% of the shares of Adrenalin common stock for all of the outstanding shares of Mcglen Micro. One share of Mcglen Micro's common stock was converted into approximately one share of Adrenalin's common stock. The agreement and plan of merger is set forth in full in Adrenalin's Form 8-K, dated April 30, 1999.

BRIDGE LOAN FROM AMRO INTERNATIONAL, S.A.

         On April 10, 2000, we received a bridge loan in the amount of $1,500,000 from AMRO International, S.A., and simultaneously issued a 10% Convertible Debenture whereby we promised to repay to AMRO the whole amount of the loan on September 30, 2001, plus 10% interest per annum payable quarterly. AMRO has the right, at any time after September 14, 2000, to convert the principal or any portion thereof, and any accrued but unpaid interest, into our common stock at a conversion price per share equal to 90% of the market price of the stock on the date of conversion. On January 26, 2001, AMRO converted $508,000 of principal into 3,445,710 shares of our common stock. In addition, on February 16, 2001, AMRO agreed to begin converting all outstanding amounts on the debenture (including interest) into shares of our common stock at $0.32 per share, subject to a provision in the debenture that does not allow AMRO to convert the debenture at any time for shares in an amount that would give AMRO, after such conversion, ownership of 9.9% or more of our outstanding common stock.

         In connection with the bridge loan we issued a warrant to AMRO to purchase up to 372,449 shares of our common stock for $2.316 per share, which is equal to 115% of the daily volume weighted average price of our common stock on April 14, 2000, the last trading day prior to the closing of the loan. Two-thirds of the shares covered by the Warrant were immediately exercisable, and the remaining one-third of shares became exercisable on July 26, 2000. In addition, since we did not redeem the Debenture in full on or prior to July 26, 2000, AMRO can demand that we file a registration statement to register any shares covered by the Warrant as well as at least 200% of the number of shares issuable upon conversion of the Debenture and any additional shares we consider necessary to cover any accrued interest on the Debenture.

CONSULTING AGREEMENT WITH PETER JANSSEN ASSOCIATES

         In May 2000 we entered into a consulting agreement with Peter Janssen Associates, or PJA, a technology consulting firm of which Peter Janssen, our Chairman of the Board, is the President. Pursuant to the agreement, PJA provides us with business and strategic planning, sales marketing, channel marketing and related services. The agreement has been extended until March 31, 2001. PJA currently receives $25,000 per month for its services. In addition, pursuant to the agreement PJA received 500,000 shares of our common stock, which were distributed to three principals of PJA, including Mr. Janssen, who received 225,000 of these shares. Moreover, the agreement provides for future stock incentive payments in certain circumstances: upon successful completion of financings aggregating no less than $2 million, we will grant to PJA an additional 250,000 shares, and upon the closing of a sale or merger of Mcglen that results in a change in control (including our proposed transaction with Lan
Plus), our founders will pay PJA an additional 1,250,000 shares. The agreement is terminable by us upon thirty days' notice from the first day of any month, but if the agreement terminates or expires during a discussion with a third party introduced by PJA concerning capital raising or a sale/merger and we subsequently complete the transaction under discussion with that party within one year of the agreement termination date, PJA will receive the stock incentive payment for that transaction.

FOUNDERS AGREEMENT

         On August 15, 2000 we entered into an agreement with George Lee, Mike Chen and Alex Chen under which the Founders agreed to provide up to 10 million shares of their Mcglen common stock, comprising approximately one-half of their total holdings, to assist us in raising capital to fund our operations, growth and development without causing additional dilution for our other shareholders. Under the agreement, our board of directors may use the pool for specified purposes including capital creation, mergers or acquisitions, business development, management incentives, growth related activities and remittance to treasury. The Founders made the shares available for an 18-month period and any shares not used for permitted purposes at the end of that period will be retained by the Founders. Under the agreement, the Founders are entitled to receive a fee equal to 5% of the amount of cash we raise using the shares included in the pool. George Lee and Mike Chen are members of our board of directors.

         In October 2000, we sold 2,060,000 shares of common stock from the Founders Pool in a private placement and received proceeds of $1,425,000, net of costs associated with the sale. Lan Plus Corporation received approximately 727,000 shares of common stock in this private placement at a price of $0.6875, the market price on the date we and Lan Plus signed our definitive merger agreement. The remaining shares were sold to three investors at $0.375 per share and we also issued warrants to purchase an additional 667,000 shares at an exercise price of $1.00 per share to these investors. David Jones, a director of the Company, purchased 533,000 shares of common stock and received a warrant to purchase 267,000 shares of common stock at $1.00 in this private placement. Included in accounts payable at December 31, 2001, was $25,000 payable to Mr. Chen and Mr. Lee.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 50,000,000 shares of common stock, $0.03 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of July 20, 2001, there were 35,113,485 shares of common stock and no shares of preferred stock outstanding.

COMMON STOCK

         Subject to preferences that may be applicable to any prior rights of holders of outstanding preferred stock having prior rights as to dividends, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board from time to time may determine. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

         The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be upon payment therefor, duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

         The Board is authorized, subject to any limitations prescribed by Delaware law, to issue preferred stock in one or more series. The Board can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon.

         The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of the Company.

         We have as of the date of this prospectus not designated any series of preferred stock.

TRANSFER AGENT AND REGISTRAR

         Our Transfer Agent and Registrar is American Stock Transfer & Trust Company. Their address is 590 Maiden Lane, New York, New York 10007.

                              SELLING STOCKHOLDERS

         The table below sets forth certain information, as of the date of this prospectus, with respect to the amount of shares owned by each selling stockholder, the number of shares covered by this prospectus with respect to each selling stockholder, and the percentage ownership of each selling stockholder before this offering (assuming exercise of such selling stockholder's warrants or options and conversion of such selling stockholder's convertible notes, if applicable), and the amount and percentage ownership of each selling stockholder after this offering. None of the selling stockholders has had any position, office, or other material relationship with us within the past three years, other than as disclosed in this prospectus.

---------------------------------------------------------------------------------------------------------------------------
                                                   SELLING STOCKHOLDERS
---------------------------------------------------------------------------------------------------------------------------
                                                                                 TOTAL NUMBER OF
                                                                                  SHARES BEING
                                                                                   REGISTERED
                                                                                   PURSUANT TO          %           %
                                                                 NUMBER OF          WARRANTS,         OWNED       OWNED
                                               TOTAL NUMBER        OWNED          OPTIONS, AND        BEFORE      AFTER
                                                OF SHARES       SHARES BEING      CONVERTIBLE        OFFERING    OFFERING
     NAME OF SELLING STOCKHOLDER                  OWNED          REGISTERED          NOTES             (1)          (2)
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Plumrose Holdings, Inc. (3)                         --               --              100,000            *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
AMRO International, S.A. (4)                        --               --              372,449          1.0%          --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Ladenburg Thalmann & Co. Inc. (5)                   --               --              49,660             *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
The Lin Law Corporation(6)                       250,000          250,000              --               *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Akira Minamino                                   112,514           56,257                               *           *
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Masamitsu Ishihara                               200,000             --              50,000             *           *
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Keiji Miyagawa                                      --               --              32,000             *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Escalade Investors LLC(7)                           --               --              43,134             *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Robert A. Shuey, III                              12,500           12,500              --               *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Anthony F. Vaccaro, Jr.                           12,500           12,500              --               *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Michael A. Colaiacovo                             12,500           12,500            70,000             *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Manuel M. Bello                                   12,500           12,500            40,000             *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
William Gilsing                                   93,750           25,000              --               *           *
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Michael Culver                                   140,000           30,000              --               *           *
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Grant Trexler                                    395,313          125,000              --               *           *
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Doug Foster                                      355,125          112,500              --               *           *
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Peter Janssen                                    480,125          112,500              --               *           *
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Synnex Information Technologies, Inc.(8)         344,861          250,000            239,699            *           *
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Deutsche Financial Services Corporation(9)       310,000          310,000            137,500            *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Ingram Micro Inc. (10)                           250,000          250,000              --               *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Institutional Equity Corporation (formerly          --               --              500,000          1.4%          --
Redstone Securities) (11)
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Global Integrated Business Solutions (12)           --               --              140,000            *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Dillow & Dillow, Inc. (13)                          --               --              350,000            *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
SOMA Fund IX, LLC(14)                            168,000          168,000              --               *           --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------
Hippo Holdings, LLC(15)                          616,000          616,000              --             1.8%          --
--------------------------------------------- --------------- ----------------- ------------------ ------------ -----------

         * less than 1%.

         (1) Based upon a total number of shares of Common Stock outstanding of 35,113,485.
         (2) Based upon a total number of shares of Common Stock outstanding of 37,975,301.
         (3) Hans Gassner, Director, is the natural person having sole voting and dispositive power over the shares owned by Plumrose.
         (4) The address of AMRO is c/o Ultra Finanz, Grossmuensterplatz 6, P.O. Box 4401, Zurich CH-8022, Switzerland. Ruth Streitenberger, Michael Klee and H.U. Bachofen, Directors, are the natural persons having shared voting and dispositive power over the shares owned by AMRO.
         (5) Joseph A. Smith, Managing Director, is the natural person having sole voting and dispositive power over the shares owned by Ladenburg.
         (6) Paul Lin, President, is the natural person having sole voting and dispositive power over the shares owned by The Lin Law Corp.
         (7) Ethan Benovitz, Managing Director, is the natural person having sole voting and dispositive power over the shares owned by Escalade.
         (8) Richard Powers, Senior Vice President and Chief Financial Officer, is the natural person having sole voting and dispositive power over the shares owned by Synnex.
         (9) Christopher J. Wohlert, Operations Manager, is the natural person having sole voting and dispositive power over the shares owned by Deutsche Financial Services Corp.
         (10) Vicki Vann-Berstein, Senior Vice President and U.S. Chief Financial Officer, is the natural person having sole voting and dispositive power over the shares owned by Ingram Micro.
         (11) Robert A. Shuey, III, is the natural person having sole voting and dispositive power over the shares owned by Institutional Equity Corp.
         (12) George Garcy, President, is the natural person having sole voting and dispositive power over the shares owned by Global.
         (13) Christopher Dillow, Chief Executive Officer, is the natural person having sole voting and dispositive power over the shares owned by Dillow & Dillow.
         (14) Todd A. Ellsworth is the natural person having sole voting and dispositive power over the shares owned by SOMA.
         (15) Leon Burrows, Manager, is the natural person having sole voting and dispositive power over the shares owned by Hippo.

COMMON STOCK

         This registration statement includes for registration shares of common stock held by the following parties:

         The Lin Law Corporation
         -----------------------

         On February 19, 1999 Mcglen Micro issued a stock certificate for 75,000 shares of its common stock to the Lin Law Corporation in exchange for approximately $76,000 of professional services provided by Lin Law to Mcglen Micro. After a 10-for-1 split of Mcglen Micro's common stock in May 1999 and the subsequent merger of Mcglen Micro with Adrenaline, we issued a new stock certificate to Lin Law for 741,720 shares. Pursuant to a settlement agreement and mutual release dated August 10, 2000, Lin Law's stock certificate was exchanged for a new certificate for 250,000 shares. The settlement agreement required us to include the 250,000 shares in this registration statement.

         Akira Minamino
         --------------

         On June 18, 1999, Mcglen Micro issued a convertible promissory note to Akira Minamino in the principal sum of $100,000. The note carried an interest rate of 10% per annum, and was convertible at any time prior to repayment into shares of our common stock at $2.00 per share. On September 21, 2000, we entered into an amendment to the note which provided for the conversion of the principal of the note plus accrued interest of $12,514 into shares of our common stock at $1.00 per share, for a total of 112,514 shares. Pursuant to the amendment, we agreed to include 56,257 of the shares received upon conversion in this registration statement.

         Robert A. Shuey, III, Anthony F. Vaccaro, Jr., Michael A. Colaiacovo
         --------------------------------------------------------------------
         and Manuel M. Bello
         -------------------

         Each of Robert A. Shuey, III, Anthony F. Vaccaro, Jr., Michael A. Colaiacovo and Manuel M. Bello received 12,500 shares from George Lee, one of our founders, on March 17, 2000 as consideration for various independent investment and financial advisory services rendered by them.

         Michael Culver
         --------------

         We issued 90,000 shares of our common stock to Michael Culver as compensation for consulting services he rendered to us between July 1, 2000 and March 31, 2001. We have agreed to register 30,000 of these shares for resale under this registration statement.

         Grant Trexler
         -------------

         On August 3, 2000, Grant Trexler purchased 250,000 shares from members of our senior management for a nominal consideration. We have agreed to register 125,000 of these shares under this registration statement.

         William Gilsing, Doug Foster and Peter Janssen
         ----------------------------------------------

         Pursuant to our consulting agreement with Peter Janssen Associates, we issued an aggregate of 804,000 shares of our common stock in August 2000 and April 2001 to three of the firm's principals. William Gilsing received 93,750 shares, and Doug Foster and Peter Janssen each received 355,125 shares. We have agreed to register 25,000, 112,500, and 112,500, respectively, of the issued shares for each of these individuals under this registration statement.

         Synnex Information Technologies, Inc.
         -------------------------------------

         In May 1999, Mcglen Micro entered into a cooperative agreement with Synnex Information Technologies, Inc., pursuant to which Mcglen Micro agreed to purchase products from Synnex on a non-exclusive basis and Synnex agreed to sell such products at 3% above Synnex's cost. Under the agreement, Synnex agreed to extend credit to Mcglen Micro for the purchase of inventory in an amount not to exceed $1,000,000 at any one time. On October 2, 2000, Synnex agreed to forgive debt and interest outstanding under this credit line in the amount of $544,861 in exchange for a cash payment of $200,000 and the issuance of 344,861 shares of our common stock. Pursuant to the conversion agreement, we are including 250,000 of the issued shares in this registration statement.

         Deutsche Financial Services Corporation
         ---------------------------------------

         On October 26, 2000, we issued a warrant to Deutsche Financial Services Corporation, or DFS, in connection with a forbearance agreement dated September 20, 2000 between us and DFS, pursuant to which we agreed to pay DFS all indebtedness owing by virtue of advances made by DFS to Mcglen Micro under a previous wholesale financing agreement. Under the terms of the warrant, DFS had the right to convert debt in an amount not to exceed $268,000 for up to 275,000 shares of our common stock at the average closing price of our common stock on the 22 trading days immediately preceding the notice of conversion, and for 365 days after such conversion to purchase in cash up to 137,500 shares at a price equal to 75% of the average closing price of our common stock on the 22 trading days immediately preceding the notice of exercise. Pursuant to a settlement and release agreement dated December 28, 2000 between us and DFS, DFS exercised its warrant to purchase 275,000 shares. As consideration for DFS's agreement to enter into the settlement and release agreement, we issued 35,000 shares of our common stock to DFS. Pursuant to the terms of the warrant and release agreement, we are including the 275,000 shares of common stock received by DFS upon exercise of the warrant and the 35,000 shares received under the release agreement in this registration statement.

         Ingram Micro, Inc.
         ------------------

         On July 20, 2000, we issued a promissory note to Ingram Micro, Inc. in the principal amount of $582,459. On October 4, 2000, we entered into a conversion agreement with Ingram providing for the conversion of the debt still outstanding at that time, in the amount of $555,097, into shares of our common stock at the rate of $1.00 per share. Pursuant to the conversion agreement, we are registering for resale 250,000 of these shares in this registration statement.

         SOMA Fund IX, LLC and Hippo Holdings, LLC
         -----------------------------------------

         On December 22, 2000, we entered into a financing agreement with Dillow & Dillow, Inc., pursuant to which Dillow & Dillow introduced us to several lenders, including SOMA Fund IX, LLC and Hippo Holdings, LLC. We borrowed a total of $700,000 from these lenders. The notes evidencing these loans converted automatically into shares of our common stock at $0.25 per share on March 21, 2001, when our registration statement covering the shares became effective. Of the 2,800,000 shares of our common stock issued at this time, SOMA Fund received 168,000 shares and Hippo Holdings received 616,000 shares. We agreed in the financing agreement to register these shares for resale under this registration statement.

WARRANTS

         This registration statement includes for registration shares issuable upon the exercise of warrants issued to each of the following parties:

         Plumrose Holdings Inc.
         ----------------------

         On April 26, 2000, in connection with our Common Stock Purchase Agreement with Plumrose Holdings Inc., we issued to Plumrose a warrant to purchase 100,000 shares of our common stock at an exercise price of $1.875, which was the closing bid price of our common stock on the trading day prior to the closing date. If no registration statement for the shares covered by the warrant is effective on the date of exercise, the warrants issued by the Company to Plumrose may be exercised on a "cashless exercise" basis to the extent that the average of the high and low trading prices per share of common stock issuable upon exercise of such warrants on the trading day immediately preceding the date of exercise exceeds the aggregate exercise price for the shares as to which the warrants are being exercised.

         AMRO International, S.A.
         ------------------------

         As consideration for a bridge loan from AMRO International, S.A. in the amount of $1,500,000 pursuant to a loan agreement dated April 10, 2000, we issued to AMRO, in addition to a 10% Convertible Debenture, a warrant to purchase up to 372,449 shares of our common stock for $2.316 per share, which is equal to 115% of the daily volume weighted average price of our common stock on April 14, 2000, the last trading day prior to the closing of the loan. As of March 5, 2001, all of the shares covered by the warrant are exercisable. Because we did not redeem the debenture in full on or prior to July 26, 2000, AMRO can demand that we file a registration statement to register any shares covered by the warrant as well as at least 200% of the number of shares issuable upon conversion of the debenture and any additional shares we consider necessary to cover any accrued interest on the debenture. The warrant expires on April 17, 2002.

         Ladenburg Thalmann & Co. Inc.
         -----------------------------

         In consideration of its role as placement agent in the transaction with AMRO, we also issued to Ladenburg Thalmann & Co. Inc. a warrant to purchase up to 49,660 shares of our common stock at any time between April 17, 2000 and April 17, 2002 for an exercise price of $2.0137. Other than the number of shares covered and the exercise price, the warrant issued to Ladenburg is in form and substance identical to that delivered to Plumrose.

         Keiji Miyagawa
         --------------

         On September 22, 1999, Mcglen Micro, Inc. issued warrants to Keiji Miyagawa to purchase 32,000 shares of Mcglen Micro common stock at $2.50 per share (pre-reverse acquisition split). In consideration of Miyagawa's assistance in the Company's discussions with certain convertible noteholders regarding conversion of their notes, the Company has recently agreed to reduce the exercise price of the warrant to $1.00 per share for 11,000 shares and $2.00 for the remaining 21,000 shares. All of the shares subject to this warrant have "piggyback" registration rights, subject to underwriter approval, limitation and lockups. This warrant expires two years after its issuance.

         Escalade Investors Llc
         ----------------------

         In connection with a financing pursuant to a purchase agreement to sell $2,000,000 of common stock to Escalade Investors, LLC, we issued to Escalade two three-year warrants to purchase a total of 43,134 shares of common stock (29,325 shares at an exercise price of $4.843 per share and 13,809 shares at an exercise price of $6.79 per share). The warrants issued by us to Escalade may be exercised on a "cashless exercise" basis to the extent that the average market value of the shares of common stock issuable upon exercise of the warrants for the five trading days prior to exercise exceeds the aggregate exercise price for the shares as to which the warrants are being exercised.

         Synnex Information Technologies, Inc.
         -------------------------------------

         In connection with its entry into the cooperative agreement in May 1999 with Synnex Information Technologies, Inc., Mcglen Micro issued to Synnex a warrant to purchase up to $1 million of Mcglen Micro's common stock at the price of $4.1719 per share, or 239,699 shares. The initial exercise of the warrant must be for a number of shares that will result in an aggregate exercise price of at least $500,000. The warrant is currently exercisable and will expire on May 17, 2004.

         Deutsche Financial Services Corporation
         ---------------------------------------

         Under the terms of the warrant issued to Deutsche Financial Services Corporation, or DFS, on October 26, 2000, DFS had the right to convert debt in an amount not to exceed $268,000 for up to 275,000 shares of our common stock at the average closing price of our common stock on the 22 trading days immediately preceding the notice of conversion, and for 365 days after such conversion to purchase in cash up to 137,500 shares at a price equal to 75% of the average closing price of our common stock on the 22 trading days immediately preceding the notice of exercise. Pursuant to a settlement and release agreement dated December 28, 2000 between us and DFS, DFS exercised its warrant to purchase 275,000 shares. DFS retains its right to purchase up to 137,500 shares of our common stock, which are included in this registration statement pursuant to the terms of the warrant and release agreement.

         Global Integrated Business Solutions
         ------------------------------------

         On August 18, 2000, we entered into a corporate consulting agreement with Global Integrated Business Solutions. In exchange for various corporate consulting and public relations services, we agreed to issue to Global 20,000 warrants per month to purchase an equal number of shares of our common stock at an exercise price of $0.25 per share. We issued 120,000 warrants under this agreement in 2000, which are included in this prospectus. In addition, this prospectus covers 20,000 shares underlying warrants issued to Global in April 2001 under the agreement.

         Dillow and Dillow, Inc.
         -----------------------

         On December 22, 2000, we entered into a financing agreement with Dillow & Dillow, Inc., under which Dillow & Dillow agreed to introduce lenders and investors for up to $1.5 million of financing for us in the form of convertible loans and cash investments by lenders and investors identified by Dillow & Dillow. Under the agreement, Dillow & Dillow introduced us to lenders that loaned us $700,000; the promissory notes for the loans were secured by a first priority security interest on all of our assets, and converted into 2,800,000 shares of our common stock, at a conversion price of $0.25 per share, on March 21, 2001. The agreement has been orally terminated, and we will not receive any additional funds from the investors or issue additional shares to them. In connection with the $700,000 investment we paid Dillow & Dillow $35,000 in cash and 140,000 shares of our common stock as a finder's fee, and issued to them warrants to purchase 350,000 shares of our stock at exercise prices between $0.30 and $0.75. The financing agreement requires us to file this registration statement covering shares of common stock issuable upon exercise of Dillow & Dillow's warrant.

         In connection with the private placement of $700,000 of our securities, we paid to Dillow & Dillow transaction-based compensation as set forth above in connection with the introduction of "accredited investors" who purchased these securities. While Dillow & Dillow is not registered as a broker/dealer, Section 15(a) of the Securities Exchange Act may have required Dillow & Dillow to be registered as a broker/dealer (unless an exemption applied) in connection with the sale of our securities to certain investors. If Dillow & Dillow were deemed to have acted as a broker/dealer in connection with the sale of our securities to certain selling stockholders hereunder, it would have been required to be registered with the Securities and Exchange Commission as a broker/dealer under
Section 15(a) of the Securities Exchange Act of 1934 unless it were exempt from the broker/dealer registration requirements. Section 29(b) of the Securities Exchange Act provides that every contract that is made in violation of, or the performance of which involves a violation of, any provisions of the Securities Exchange Act or any rule or regulation thereunder, is voidable by a non-violating party or other person with standing to assert the claim.

         If Dillow & Dillow was not properly exempt from the broker/dealer registration requirements under the Securities Exchange Act, Section 29(b) could be construed to allow various parties to assert claims, including, but not limited to the following:

         o The investors introduced by Dillow & Dillow could assert a claims for rescission of their $700,000 investment in us; and

         o We, or our stockholders on a derivative basis, could have a claim against Dillow & Dillow for rescission of amounts we paid to Dillow & Dillow, assuming that Mcglen was determined to be an "innocent party" in the transaction with Dillow and our stockholder could have a claim against Dillow if it was determined that Mcglen was not an "innocent party" in the transaction with Dillow.

         No claims have been filed against us in connection with Dillow & Dillow's possible violation of Section 15. If such claims were made or asserted we believe that we have strong defenses and other legal rights and would vigorously defend against any such claims. In addition, all of the purchasers in the Dillow & Dillow financing were represented by counsel and were fully apprised of the issue, and raised no claims or objections.

CONVERTIBLE DEBT

         The registration statement of which this prospectus is a part includes for registration shares issuable upon the conversion of convertible debt instruments issued to the following party:

         Masamitsu Ishihara
         ------------------

         On June 16, 1999, Mcglen Micro issued a convertible promissory note to Masamitsu Ishihara in the principal sum of $100,000. The note carries an interest rate of 10% per annum, and matures eighteen months after the issuance date. This note may be converted by the holder at any time prior to repayment into shares of our common stock at $2.00 per share. All shares issued on such conversion have "piggyback" registration rights. This note is currently in default and the Company has undertaken discussions with the noteholder regarding conversion of the note. However, to date, the parties have not come to an agreement on a conversion price.

                              PLAN OF DISTRIBUTION

         The shares and warrants or options held by the selling stockholders may be sold or otherwise disposed of from time to time by the selling stockholders, or by their pledgees, donees, transferees or other successors in interest, should they or any other parties determine to make such sales. We are unable to predict whether or when they will determine to proceed with sales of common stock, warrants and/or options, as determination will be made by the selling stockholders or other parties. The selling stockholders may sell the shares covered by this prospectus from time to time in the over-the-counter market to purchasers in certain states provided that such sales satisfy the requirements for exemption from registration or qualification under the applicable laws of such states, which may include, but are not limited to, the following requirements:

         o all sales must be made either through broker-dealers acting as agents for the selling stockholders or to broker-dealers who may purchase the securities as principals and thereafter sell the securities from time to time in the over-the-counter market, and all such broker-dealers must be registered under the laws of any state in which any sales are deemed to occur;

         o any compensation (including without limitation, any discounts, concessions or commissions from the selling stockholders or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals) paid to broker-dealers must not exceed customary commissions; and

         o all sales must be made at market prices prevailing at the time of sale.

         Selling stockholders may not offer or sell the securities covered by this prospectus in any state where the offer or sale is not permitted.

         Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the shares of common stock during the applicable `cooling off' periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling stockholders will need to comply with applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by the selling stockholders.

         The selling stockholders and any broker-dealers that act in connection with the sale of common stock and/or warrants hereunder might be deemed to be `underwriters' within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of common stock or warrants as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

         We have agreed to pay all expenses of registration, provided, however, that all selling and other expenses incurred by the selling stockholders will be paid by the selling stockholders.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Upon the consummation of this offering, we will have 37,267,927 shares of common stock outstanding (assuming exercise of all options and warrants, and conversion of the convertible note, for which shares are being registered in this prospectus), of which 17,122,510 shares of common stock will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act.

         The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act. These rules are summarized below.

RULE 144

         In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

         o        1% of the number of shares of common stock then outstanding;
                  or

         o the average weekly trading volume of the common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

         Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

         Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

         In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby has been passed upon for us by O'Melveny & Myers LLP, Irvine, California.

                                     EXPERTS

         The financial statements of the Mcglen Internet Group, Inc. as of December 31, 2000 and 1999 and for the two years then ended included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern), and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Mcglen Internet Group, Inc. as of December 31, 1998 and for the year then ended included in this prospectus and in the registration statement have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent accountants, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Lan Plus Corporation as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this prospectus and in the registration statement have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent accountants, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         o        under section 174 of the Delaware General Corporation Law; or

         o for any transaction from which the director derives improper personal benefit.

         The effect of this provision is to eliminate our rights and those of our stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of his or her fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making the offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                          MARKET FOR OUR COMMON EQUITY

         Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "MIGS." In December 1999, we changed our ticker symbol from ADRN to MIGS in connection with the consummation of the reverse merger between Adrenalin Interactive, Inc. and Mcglen Micro, Inc. The following table sets forth the range of the high and low closing sales prices for our common stock, for the periods indicated, as reported by the Nasdaq SmallCap Market (for periods on and prior to April 12, 2001) and the Over-the-Counter Bulletin Board (for periods after April 12, 2001). Quotations reflect inter-dealer prices without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions:

                                                    PRICE RANGE OF COMMON STOCK
                                                    ---------------------------
                                                      HIGH                LOW
                                                      ----                ---
             Year Ended December 31, 1999
             ----------------------------
             FIRST QUARTER                           $3.70              $0.75
             SECOND QUARTER                           8.50               3.38
             THIRD QUARTER                            4.63               2.25
             FOURTH QUARTER                          15.00               2.50

             Year Ending December 31, 2000
             -----------------------------
             FIRST QUARTER                           $5.31              $3.31
             SECOND QUARTER                           3.63               1.03
             THIRD QUARTER                            1.81               0.50
             FOURTH QUARTER                           1.09               0.13

             Year Ending December 31, 2001
             -----------------------------
             FIRST QUARTER                           $0.88              $0.16
             SECOND QUARTER                          $0.33              $0.10
             THIRD QUARTER (through July 20, 2001)   $0.15              $0.12

         On July 20, 2001, the closing price of our common stock as reported on the Over-the-Counter Bulletin Board was $0.14 per share. On July 20, 2001, there were 484 holders of record of our common stock.

         We have never paid cash dividends on our common stock, and do not anticipate paying cash dividends on our common stock. We intend to retain our earnings, if any, to finance the growth and development of our business.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's Internet site at HTTP://WWW.SEC.GOV.

         This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the shares of common stock, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference. You may request a copy of the registration statement or any of the above filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address and telephone number:

                                  Grant Trexler
                             Chief Financial Officer
                           Mcglen Internet Group, Inc.
                                16700 Gale Avenue
                           City of Industry, CA 91745
                                 (626) 923-6019

                         PRO FORMA FINANCIAL INFORMATION

      SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

         The following unaudited pro forma financial information is provided in this prospectus to show you how Mcglen might have looked if the merger had been completed on March 31, 2001 for the unaudited pro forma combined condensed balance sheet as of March 31, 2001 and on January 1, 2000 for the unaudited pro forma combined condensed statements of operations for the year ended December 31, 2000 and on January 1, 2001 for the interim three month period ended March 31, 2001. The pro forma financial information for the three month period ended March 31, 2001 is derived from the unaudited financial statements of Mcglen and Lan Plus, combined and adjusted to give effect to the merger. The pro forma financial information for the year ended December 31, 2000 is derived from the audited financial statements of Mcglen and Lan Plus, combined and adjusted to give effect to the merger.

         The financial statements of Mcglen and Lan Plus for the years ended December 31, 2000 have been derived from their audited financial statements included herein. The report on the financial statements of Mcglen for the year ended December 31, 2000, which is included herein, includes an explanatory paragraph which describes an uncertainty about Mcglen's ability to continue as a going concern. The information should be read in conjunction with the consolidated financial statements, related notes, and other financial information included elsewhere in this proxy statement/prospectus.

         The pro forma financial information was prepared using the purchase method of accounting, under generally accepted accounting principles. Because the shareholders of Lan Plus will own more than 50% of the equity interests of the combined entity the merger will be treated for accounting purposes as a reverse merger. As a result, the historical financial statements of Lan Plus will become the financial statements of the combined entity after the merger. After the completion of the merger, the results of operations of Mcglen will be included in the consolidated financial statements of Lan Plus. The purchase price will be allocated to Mcglen's assets and liabilities based on the fair market values of the assets acquired and the liabilities assumed. Any excess of cost over the fair value of the net tangible assets of Mcglen acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized. It is anticipated that the amount of goodwill and other intangible assets may be significant and may therefore have a significant negative impact on Mcglen's operating results.

         If the merger had actually been completed on those dates, the acquired company might have performed differently. You should not rely on the pro forma financial information as an indication of the results that would have been achieved if the merger had taken place earlier or the future results that will be experienced after completion of the merger.

                                    UNAUDITED PRO FORMA COMBINED CONDENSED
                                                BALANCE SHEETS

                                                (IN THOUSANDS)

                                                                          MARCH 31, 2001
                                                                                       PRO FORMA    PRO FORMA
                                                       LAN PLUS       MCGLEN          ADJUSTMENTS   COMBINED
                                                       --------       ------          -----------   --------
ASSETS
Current Assets:
Cash and cash equivalents                             $     713     $      80                       $     793
Certificate of deposits                                   1,384             -                           1,384
Marketable securities                                     6,453             -   (a)        (136)        6,317
Accounts receivable                                       2,330           323                           2,653
Inventories                                               2,296           303                           2,599
Due from Mcglen                                             575             -   (b)        (575)            -
Prepaid expenses and other current assets                   713           394                           1,107
Deferred taxes                                              138             -                             138
                                                      ----------    ----------        ----------    ----------
     Total current assets                                14,602         1,100              (711)       14,991
                                                      ----------    ----------        ----------    ----------

Equipment, net                                              379           221                             600
Goodwill                                                      -           241   (c)      10,020        10,261
                                                                                      ----------
Other assets                                                 38            19                              57
                                                      ----------    ----------                      ----------
                                                      $  15,019     $   1,581         $   9,309     $  25,909
                                                      ==========    ==========        ==========    ==========

LIABILITIES AND STOCKHOLDERS (DEFICIT) EQUITY
Current Liabilities:
Accounts payable                                      $   3,449     $     974   (d)   $     160     $   4,583
Short position on trading securities                      2,106             -                           2,106
Accrued expenses                                            340           199                             539
Due to Lan Plus                                               -           575   (b)        (575)            -
Dividend Payable                                             96             -                              96
Line of Credit                                                -            90                 -            90
Accrued royalties                                         3,383             -                           3,383
Capital lease obligations - current portion                   -            91                              91
ESOP interest payable                                       943             -                             943
Convertible notes payable                                     -         1,092                           1,092
Net current liabilities of discontinued operations            -           159                             159
                                                      ----------    ----------        ----------    ----------
     Total current liabilities                           10,317         3,180              (415)       13,082
                                                      ----------    ----------        ----------    ----------

Notes payable and capital lease obligations               1,300           104                           1,404
Convertible notes payable                                     -           700                             700
Guarantee of ESOP debt                                    8,580             -                           8,580
                                                      ----------    ----------        ----------    ----------
     Total liabilities                                   20,197         3,984              (415)       23,766
                                                      ----------    ----------        ----------    ----------

Commitments and contingencies
Stockholders equity (deficit)
Preferred stock                                             285                                           285
Common stock                                                545         1,075   (f)         531         2,151
Additional paid in capital                                    -         5,891   (g)         (40)        5,851
Treasury Stock                                                                  (a)        (136)         (136)
Unrealized loss on marketable equity securities            (609)            -                 -          (609)
Retained earnings (deficit)                               2,565        (9,369)  (h)       9,369         2,565
                                                      ----------    ----------        ----------    ----------
                                                          2,786        (2,403)            9,724        10,107
Less: Unearned ESOP shares                               (7,964)            -                 -        (7,964)
                                                      ----------    ----------        ----------    ----------
Total Stockholders (deficit) equity                      (5,178)       (2,403)            9,724         2,143
                                                      ----------    ----------        ----------    ----------
                                                      $  15,019     $   1,581         $   9,309     $  25,909
                                                      ==========    ==========        ==========    ==========

                         See condensed notes to the consolidated financial statements

                                                      57

                                            UNAUDITED PRO FORMA COMBINED CONDENSED
                                                   STATEMENTS OF OPERATIONS

                                             (in thousands except per share data)

                                                                         FOR THE THREE MONTHS ENDED MARCH 31, 2001

                                                                                                    PRO FORMA        PRO FORMA
                                                                    LAN PLUS     MCGLEN            ADJUSTMENTS       COMBINED
                                                                    --------     ------            -----------       --------
NET SALES                                                           $ 14,379    $  5,804                             $ 20,183

COST OF SALES                                                         13,593       5,107                               18,700
                                                                    ---------   ---------                            ---------

GROSS PROFIT                                                             786         697                                1,483

OPERATING EXPENSES                                                     1,326       1,440   (i)            501           3,267
                                                                    ---------   ---------            ---------       ---------

LOSS FROM OPERATIONS                                                    (540)       (743)                (501)         (1,784)

OTHER (INCOME) EXPENSES                                                 (574)         67                                 (507)
                                                                    ---------   ---------                            ---------

INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY ITEM                  34        (810)                (501)         (1,277)

PROVISION FOR INCOME TAXES                                                14           -   (e)            (14)              -
                                                                    ---------   ---------            ---------       ---------

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM                                   20        (810)                              (1,277)

EXTRAORDINARY GAIN, GAIN FROM RETIREMENT OF DEBT                                     616                                  616
                                                                    ---------   ---------                            ---------

NET INCOME (LOSS)                                                   $     20       ($194)               ($487)          ($661)
                                                                    =========   =========            =========       =========

BASIC INCOME (LOSS) PER SHARE BEFORE EXTRAORDINARY ITEM             $   0.01      ($0.02)                              ($0.02)
                                                                    =========   =========                            =========

DILUTED INCOME (LOSS) PER SHARE BEFORE EXTRAORDINARY ITEM           $   0.01      ($0.02)                              ($0.02)
                                                                    =========   =========                            =========

BASIC INCOME (LOSS) PER SHARE                                       $   0.01      ($0.01)                              ($0.01)
                                                                    =========   =========                            =========

DILUTED INCOME (LOSS) PER SHARE                                            -      ($0.01)                              ($0.01)
                                                                    =========   =========                            =========

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:

         BASIC                                                         3,150      33,873   (j)                         72,275
                                                                    =========   =========                            =========
         DILUTED                                                       4,500      33,873                               72,275
                                                                    =========   =========                            =========

                                 See condensed notes to the consolidated financial statements

                                                              58

                                            UNAUDITED PRO FORMA COMBINED CONDENSED
                                                   STATEMENTS OF OPERATIONS

                                             (in thousands except per share data)

                                                                             FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                                                    PRO FORMA        PRO FORMA
                                                                    LAN PLUS     MCGLEN            ADJUSTMENTS       COMBINED
                                                                    --------     ------            -----------       --------
NET SALES                                                           $ 69,101    $ 30,145                             $ 99,246

COST OF SALES                                                         59,926      27,136                               87,062
                                                                    ---------   ---------                            ---------
GROSS PROFIT                                                           9,175       3,009                               12,184

OPERATING EXPENSES                                                     8,100       8,461   (i)          2,004          18,565
                                                                    ---------   ---------            ---------       ---------

PROFIT (LOSS) FROM OPERATIONS                                          1,075      (5,452)              (2,004)         (6,381)

OTHER EXPENSES                                                           202         517                                  719
                                                                    ---------   ---------                            ---------

INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY ITEM                 873      (5,969)              (2,004)         (7,100)

PROVISION FOR INCOME TAXES                                               358           1   (e)           (358)              1
                                                                    ---------   ---------            ---------       ---------

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM                                  515      (5,970)               (1,646)        (7,101)

EXTRAORDINARY GAIN, GAIN FROM RETIREMENT OF DEBT                                     239                                  239
                                                                                ---------                            ---------

NET INCOME (LOSS)                                                   $    515     ($5,731)             ($1,646)        ($6,862)
                                                                    =========   =========            =========       =========

BASIC INCOME (LOSS) PER SHARE BEFORE EXTRAORDINARY ITEM             $   0.16      ($0.19)                              ($0.10)
                                                                    =========   =========                            =========

DILUTED INCOME (LOSS) PER SHARE BEFORE EXTRAORDINARY ITEM           $   0.12      ($0.19)                              ($0.10)
                                                                    =========   =========                            =========

BASIC INCOME (LOSS) PER SHARE                                       $   0.16      ($0.18)                              ($0.10)
                                                                    =========   =========                            =========

DILUTED INCOME (LOSS) PER SHARE                                     $   0.12      ($0.18)                              ($0.10)
                                                                    =========   =========                            =========
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:

         BASIC                                                         3,150      31,750   (j)                         67,907
                                                                    =========   =========                            =========
         DILUTED                                                       4,500      31,750                               67,907
                                                                    =========   =========                            =========

                                 See condensed notes to the consolidated financial statements

                                                              59

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(a) Investment in Mcglen by Lan Plus eliminated upon close of merger and recorded as treasury stock.

(b) The Due from Mcglen/Due to Lan Plus accounts are eliminated upon merger through the issuance of Mcglen common stock to Lan Plus at a price of $0.21875, per the final merger agreement.

(c) Good will is calculated as 35,851,000 shares outstanding at March 31, 2001 multiplied by $0.21875, Mcglen's stock price as of March 21, 2001, the date of the final merger agreement was signed; less Mcglen's pro forma stockholders' deficit as of March 31, 2001, ($2,403,000); less the March 31, 2001 Mcglen due to Lan Plus that will be converted to equity at the close of merger; and adding the acquisition transaction expenses of $350,000.

(d) The accounts payable pro forma adjustment at March 31, 2001 equals the unpaid acquisition transaction expenses (in thousands):

              Legal                                        $  50
              Valuation                                        5
              Proxy Costs                                     25
              Registration Statement expenses                 15
              Accounting fees                                 50
              Miscellaneous                                   15
                                                           ------
         Total transaction expenses                        $ 160
                                                           ======

(e) Income tax expense is reversed as a result of Mcglen's losses offsetting Lan Plus' income before income taxes.

(f) The common stock pro forma adjustment is calculated as 76,230,000 shares outstanding after the merger multiplied by $0.03 par value less Mcglen and Lan Plus March 31, 2001 common stock per their unaudited financial statements.

(g) The additional paid in capital pro forma adjustment is calculated as follows (in thousands):

         Consideration for Mcglen                                 $ 10,020
         Add: Value of Mcglen shares currently held by Lan Plus        136
         Less:  Increase in common stock at par                       (531)
         Less:  Elimination of Mcglen's accumulated deficit         (9,369)
         Less:  Unpaid acquisition transaction expenses               (160)
                                                                  ---------
                                                                  ($    40)
                                                                  =========

(h) The retained earnings (deficit) entry is the elimination of Mcglen's accumulated deficit as of March 31, 2001.

(i) Amortization of goodwill. Goodwill is calculated as if the acquisition is completed on March 31, 2001, and amortized assuming the acquisition is completed on January 1, 2000, using the straight line method over a five year period.

(j) Pro forma combined shares outstanding are equal to twice the number of Mcglen's shares outstanding at March 31, 2001 and December 31, 2000, plus an additional 1.9 million shares, plus an additional 2.6 million shares from conversion of Lan Plus' receivable from Mcglen at March 31, 2001, per terms of the merger agreement.

                                       INDEX TO FINANCIAL STATEMENTS

                                                                                                      PAGE
                                                                                                      ----

Mcglen Internet Group, Inc.

         Reports of Independent Certified Public Accountants...........................................F-2

         Consolidated Financial Statements:
         Balance Sheets as of December 31, 2000 and 1999...............................................F-4

         Statements of Operations for the Years Ended December 31, 2000, 1999 and 1998.................F-5

         Statements of Changes in Stockholders' (Deficit) Equity for the Years
         Ended December 31, 2000, 1999 and 1998........................................................F-6

         Statements of Cash Flows for the Years Ended December 31, 2000, 1999 and 1998.................F-7

         Notes to Financial Statements..................................................................F-8

         Unaudited Balance Sheets as of March 31, 2001................................................F-27

         Unaudited Statements of Operations for the Three Months Ended March 31, 2001 and 2000........F-28

         Unaudited Statements of Changes in Stockholders' Deficit for the
         Three Months Ended March 31, 2001............................................................F-29

         Unaudited Statements of Cash Flows for the Three Months Ended March 31, 2001 and 2000........F-30

         Condensed Notes to Financial Statements......................................................F-31

Lan Plus Corporation

         Report of Independent Certified Public Accountants...........................................F-33

         Consolidated Financial Statements:
         Balance Sheets as of December 31, 2000 and 1999..............................................F-34

         Statements of Income for the Years Ended December 31, 2000, 1999 and 1998....................F-35

         Statements of Cash Flows for the Years Ended December 31, 2000, 1999 and 1998................F-36

         Statements of Changes in Stockholders' Equity for the
         Years Ended December 31, 2000, 1999 and 1998.................................................F-37

         Notes to Financial Statements.................................................................F-38

         Unaudited Balance Sheet as of March 31, 2001.................................................F-47

         Unaudited Statement of Income for the Three Months Ended March 31, 2001 and 2000.............F-48

         Unaudited Statement of Cash Flows for the Three Months Ended March 31, 2001 and 2000.........F-49

         Notes to Financial Statements.................................................................F-50

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders
Mcglen Internet Group, Inc.
City of Industry, California

         We have audited the accompanying consolidated balance sheet of the Mcglen Internet Group, Inc., as of December 31, 2000 and 1999 and the related consolidated statements of operations, cash flows and changes in stockholders' (deficit) equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Mcglen Internet Group, Inc., at December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered losses from operations in 2000 and 1999, has negative working capital, and negative stockholders' equity, and needs to raise additional funds to accomplish its objectives. Management's plans are included in Note 1 to the consolidated financial statements. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP


Los Angeles, CA
March 16, 2001, except for Notes 2 and 7
which are as of March 26, 2001

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders of the Mcglen Internet Group, Inc. Tustin, California

We have audited the accompanying statements of operations, cash flows and changes in stockholders' (deficit) equity of the Mcglen Internet Group, Inc. for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the Mcglen Internet Group, Inc.'s results of operations and its cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ Singer Lewak Greenbaum & Goldstein LLP


Santa Ana, CA
April 14, 1999

                                 MCGLEN INTERNET GROUP, INC.
                                 CONSOLIDATED BALANCE SHEETS

                                        (in thousands)

                                                                              DECEMBER 31,
                     ASSETS (Note 4)                                        2000       1999
                                                                          --------   --------
Current Assets:
Cash and cash equivalents                                                 $     2    $   962
Accounts receivable, net of allowance for doubtful accounts and
estimated returns of $30 and $70 in 2000 and 1999                             341        558
Inventories, net (Note 1)                                                     192        436
Prepaid expenses and other current assets                                     210         53
Deposits (Note 1)                                                             203        386
                                                                          --------   --------

         Total current assets                                                 948      2,395
                                                                          --------   --------
Equipment, net (Note 3)                                                       297        520
Intangible assets, net (Note 1)                                               252        338
Other assets (Note 1)                                                          31         52
                                                                          --------   --------
                                                                          $ 1,528    $ 3,305
                                                                          ========   ========

         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable (Note 4)                                                 $ 1,701    $ 1,933
Accrued expenses                                                              211        380
Capital lease obligations - current portion (Note 3)                           92         97
Convertible notes payable (Note 5)                                          1,092          -
Net current liabilities of discontinued operations (Notes 1 and 12)           573      1,343
                                                                          --------   --------
         Total current liabilities                                          3,669      3,753
                                                                          --------   --------
Capital lease obligations (Note 3)                                            141        216
Shares subject to rescission rights (Note 13)                                 200         --
Convertible notes payable (Note 5)                                            617        200
                                                                          --------   --------

         Total liabilities                                                  4,627      4,169
                                                                          --------   --------

Commitments and contingencies (Notes 9 and 12)

Stockholders' deficit (Notes 1, 5, 7 and 12)
Preferred stock, $0.01 par value; 5,000,000 shares authorized, none issued or outstanding
Common stock, $0.03 par value; authorized 50,000,000 shares,
   31,895,659 in 2000, 31,733,893 in 1999 shares issued and outstanding       957        952
Additional paid in capital                                                  5,119      1,628
Accumulated deficit                                                        (9,175)    (3,444)
                                                                          --------   --------

         Total stockholders' deficit                                       (3,099)      (864)
                                                                          --------   --------

                                                                          $ 1,528    $ 3,305
                                                                          ========   ========

               See accompanying notes to the consolidated financial statements

                                             F-4

                                      MCGLEN INTERNET GROUP, INC.
                                 CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (in thousands, except per share data)

                                                                               DECEMBER 31,
                                                                               ------------
                                                                        2000        1999        1998
                                                                     ---------   ---------   ---------
Net sales                                                            $ 30,145    $ 27,494    $ 11,525

Cost of sales                                                          27,136      25,425       9,707
                                                                     ---------   ---------   ---------

Gross profit                                                            3,009       2,069       1,818

Selling, general and administrative expenses (including $969
  and $769 of non cash compensation in 2000 and 1999)                   8,461       5,549       1,779
                                                                     ---------   ---------   ---------

Loss (income) from operations                                          (5,452)     (3,480)         39

Interest expense (income)                                                 517          31         (20)
                                                                     ---------   ---------   ---------

Loss (income) before income taxes and extraordinary item               (5,969)     (3,511)         59

Provision for income taxes (Note 6)                                         1           1           1
                                                                     ---------   ---------   ---------

Loss (income) before extraordinary item                                (5,970)     (3,512)         58

Extraordinary item, gain from retirement of debt, net of tax of $0
  (Notes 4 and 7)                                                         239           -           -
                                                                     ---------   ---------   ---------

Net loss (income)                                                    ($ 5,731)   $  3,512)   $     58
                                                                     =========   =========   =========

Basic and diluted net loss (income) per share before
  extraordinary item                                                 ($  0.19)   ($  0.11)   $      -
                                                                     =========   =========   =========
Basic and diluted net loss per share                                 ($  0.18)   ($  0.11)   $      -
                                                                     =========   =========   =========

Weighted average shares of common stock outstanding:
         Basic and diluted                                             31,750      31,734      20,750
                                                                     =========   =========   =========

                    See accompanying notes to the consolidated financial statements

                                                 F-5

                                                MCGLEN INTERNET GROUP, INC.
                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

                                                      (in thousands)

                                                                                                                    TOTAL
                                                                  COMMON STOCK         ADDITIONAL   ACCUMULATED  STOCKHOLDERS'
                                                                                        PAID-IN      EARNINGS      EQUITY
                                                               SHARES       AMOUNT      CAPITAL      (DEFICIT)    (DEFICIT)
                                                              --------     --------     --------     --------     --------

Balance at January 1, 1998                                     20,000      $    60            -      $   102      $   162
Distribution to stockholders                                                                             (84)         (84)
Common stock issued in exchange for accounts payable              750            2      $    73            -           75
Net income                                                                                                58           58
                                                              --------     --------     --------     --------     --------

Balance at December 31, 1998                                   20,750           62           73           76          211

Distribution to stockholders                                                                              (8)          (8)
Conversion of notes payable                                       200            1           19                        20
Shares issued in acquisition of AMT Components, Inc.            4,500           14          389                       403
Private placements prior to reverse acquisition (Note 1)          320            1          719                       720
Non-cash compensation relating to stock options                                             769                       769
Stock split in connection with reverse acquisition               (284)         687         (687)                        -
Shares issued in recapitalization (Note 1)                      3,539          106        7,384                     7,490
Costs related to reverse acquisition transaction (Note 1)       2,011           60       (8,962)                   (8,902)
Private placements of stock (Note 7)                              698           21        1,924                     1,945
Net loss                                                                                              (3,512)      (3,512)
                                                              --------     --------     --------     --------     --------

Balance at December 31, 1999                                   31,734          952        1,628       (3,444)        (864)

Stock returned to treasury and retired (Note 7)                  (525)         (15)          15                         -
Shares issued in guarantee of security price (Note 7)             143            4           (4)                        -
Conversion of notes payable (Note 7)                              113            3          109                       112
Cashless stock options exercised                                  116            4           (4)                        -
Compensation relating to stock grants                                                       130                       130
Non-cash compensation                                                                     1,362                     1,362
Private placements of stock from Founders Pool (Note 7)                                     925                       925
Conversion of accounts payable (Notes 4 and 7)                    315            9          838                       847
Reversal of provision for loss on discontinued
  operations (Note 12)                                                                      120                       120
Net loss                                                                                              (5,731)      (5,731)
                                                              --------     --------     --------     --------     --------

Balance at December 31, 2000                                   31,896      $   957      $ 5,119      ($9,175)     ($3,099)
                                                              ========     ========     ========     ========     ========

                              See accompanying notes to the consolidated financial statements

                                                           F-6

                                       MCGLEN INTERNET GROUP, INC.
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             (in thousands)

                                                                                 DECEMBER 31,
                                                                        2000         1999         1998
                                                                      --------     --------     --------
Cash flows from operating activities:
     Net loss (income)                                                ($5,731)     ($3,512)     $    58
     Adjustments to reconcile net loss to net cash used
       in operating activities:
     Depreciation and amortization                                        388          172            7
     Non cash charges relating to stock options, warrants
       and stock compensations                                          1,362          769            -
Common stock issued for services                                            -            -           75

     Gain on debt settlements                                            (239)           -            -
     (Decrease) increase in allowance for doubtful accounts               (40)          70            -
     (Decrease) increase in inventory reserves                            (50)          93            8
     Amortization of beneficial debt conversion feature                    85            -            -
     Changes in operating assets and liabilities:
     Accounts receivable                                                  257         (278)         (92)
     Inventories                                                          294         (414)         (57)
     Prepaid expenses and other current assets                            (78)         (45)          (8)
     Deposits                                                             183         (238)        (146)
     Other assets                                                         (13)         (18)           -
     Accounts payable                                                   1,053        1,323          277
     Accrued expenses                                                    (157)         300           50
     Net current liabilities of discontinued operations                  (650)           -            -
                                                                      --------     --------     --------

     Total adjustments                                                  2,395        1,734          114
                                                                      --------     --------     --------
Net cash used in operating activities                                  (3,336)      (1,778)         172
                                                                      --------     --------     --------

Cash flows from investing activities:
     Purchases of equipment                                               (59)        (209)         (40)
     Acquisition of Adrenalin                                               -          (68)
     Notes receivable - related parties                                     -          (34)
                                                                      --------     --------

Net cash used in investing activities                                     (59)        (311)         (40)
                                                                      --------     --------     --------

Cash flows from financial activities:
     Borrowings under convertible notes payable                         1,609          200            -
     Borrowings under convertible notes payable - related parties           -            -          200
     Payments on convertible notes payable - related parties                -         (180)         (24)
     Proceeds from sale of stock from Founders Pool                       925            -            -
     Distributions to stockholders                                          -           (8)         (84)
     Payments on capital lease obligations                                (99)         (63)           -
     Net proceeds from sale of common stock                                 -        2,665            -
                                                                      --------     --------     --------

     Net cash provided by financing activities                          2,435        2,614           92
                                                                      --------     --------     --------

     Net (decrease) increase in cash and cash equivalents                (960)         525          224

     Cash and cash equivalents beginning of year                          962          437          213
                                                                      --------     --------     --------

     Cash and cash equivalents end of year                            $     2      $   962      $   437
                                                                      ========     ========     ========

                     See accompanying notes to the consolidated financial statements

                                                  F-7

1.       DESCRIPTION OF COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         DESCRIPTION OF COMPANY

         Mcglen Internet Group (Mcglen or the Company), formerly Adrenalin Interactive, Inc. (Adrenalin), was acquired by Mcglen Micro, Inc. in December 1999 through a transaction in which the stockholders of Mcglen Micro, Inc. acquired control of the Company through a reverse acquisition. As a result of the acquisition, each share of Mcglen Micro, Inc. was converted into 0.9889611 shares of the Company, with 25,485,527 shares being issued. In addition, under the terms of the acquisition agreement between the Company, Mcglen Micro, Inc., and a consulting firm, who arranged the acquisition, the consulting firm received 2,010,932 shares of common stock upon completion of the acquisition. The value of these shares has been accounted for as a cost of the recapitalization. The equity section of the balance sheet and earnings per share information have been retroactively restated to reflect the exchange ratio established in the acquisition agreement and the issuance of shares to the consulting firm.

         In connection with the acquisition, the Board of Directors of the Company adopted a formal plan to discontinue the operations of Western Technologies, Inc. (Western), the operating subsidiary of Adrenalin Interactive, Inc. that developed video games, prior to the merger with Adrenalin. To that end, the Company entered into an employment agreement with the former Vice President of Operations of Western to oversee the winding down of operations through February 15, 2000. As discussed in Note 12, the contracts to which Western was a party were either canceled, transferred to a new company started by the former Vice President of Operations of Western, or completed during the "phase-out period." Since Mcglen discontinued the operations of Western, all of the assets and liabilities of Western were written down to their net realizable value on Adrenalin's books prior to the accounting for the recapitalization in Mcglen's accounting records. The result of the recapitalization was a net liability for discontinued operations that resulted from current liabilities for Western exceeding current assets. No goodwill or other intangible asset was recorded. The costs of the transaction were charged to equity since cash was received in connection with the reverse merger. Mcglen was presented as the accounting acquirer in accordance with SAB Topic 2A(2).

         In March 1999, the Company acquired all of the assets and assumed the liabilities of AMT Components, Inc., (AMT) dba AccessMicro.com, in exchange for 4,500,000 shares of stock (pre recapitalization with Adrenalin). The purchase price of the AMT acquisition was allocated to the acquired assets based on the estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of approximately $400,000 which has been allocated to goodwill and customer lists acquired and is being amortized on a straight-line basis over 3 to 7 years. The operating results for AMT have been included in the consolidated financial statements from the date of acquisition. At December 31, 1999, included in Other Assets was a $34,000 loan, due in 2002, from Mcglen to the former President of AMT, and currently an officer of Mcglen, with interest at 5%. This loan was repaid in 2000.

         Mcglen Internet Group, Inc. is an Internet operating company focused on creating multiple on-line business divisions targeting specific business-to-business and business-to-consumer markets. The Company offers over 120,000 computer hardware, software, and peripheral products servicing individuals, small offices/home offices, and the corporate market through its three web sites; Mcglen.com, AccessMicro.com, and Techsumer.com.

         GOING CONCERN

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had losses of approximately $5.7 million and $3.5 million for the years ended December 31, 2000 and 1999 and had a negative working capital of approximately $2.7 million as of December 31, 2000. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         During 2000, the Company relied on the proceeds from short-term loans and private placement of its common stock, which aggregated approximately $2.5 million, to fund its operating requirements. The Company's management anticipates that it will need approximately $1.0 million over the next twelve months in order to fund operations. The Company intends to fund its operations in part through advances from Lan Plus Corporation through the consummation of the planned merger with that company, and believes that Lan Plus has sufficient resources to fund the Company's operations indefinitely after completion of the merger. If the merger with Lan Plus does not close, and the Company is not able to find alternate funding, the Company will be forced to severely curtail or stop its operations.

         Current monthly negative cash flow is approximately $75,000. In order to reduce negative cash flows the Company has recently taken the following steps: The Company has terminated one lease on an excess facility, and intends to have all facility leases terminated by January 2002. The Company has consolidated operations with Lan Plus Corporation, and currently occupies Lan Plus' facility, for which the Company makes nominal rent payments. The Company has reduced its advertising costs, credit card processing fees, IR and consulting fees, which in the aggregate has improved cash flow currently by $30,000 per month (with an additional $10,000 per month reduction beginning July
2001). The Company has also reduced staffing by 5% in the last two months, and anticipates further staffing reductions when the Company's call center moves to Lan Plus' facility in or prior to July 2001. In addition, several operating leases have recently terminated, improving the Company's cash flow by approximately $5,000 per month.

          PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Mcglen Micro, Inc. and Western Technologies, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

         CASH EQUIVALENTS

         All highly liquid investments purchased with an original maturity of three months or less are considered cash equivalents.

         REVENUE RECOGNITION

         For all items sold by the Company, whether such items are shipped from the Company's own facility or drop shipped by a third party, the Company:

         a) is the principal in the transaction (that is, the Company processes the credit card, assumes any risk of fraud on the credit card transaction and often takes the order over the phone or via the Internet);
         b) takes title to the products once they are shipped from the drop-ship vendors, such that risk of loss passes to the Company, and the Company is solely responsible for fulfilling the ordered product;
         c) has the risks and rewards of ownership (for example, if there is a chargeback from a credit card or a bad debt from an open account customer the Company suffers the loss, pays the cost of shipping directly and refunds the customer for any returned product); and
         d)       does not receive any commission or fee.

         With respect to paragraph 8 of EITF 99-19, the Company bears the inventory risk for all of its product. However, these risks are mitigated to some extent by the warranties provided by Mcglen's vendors, although these warranties are limited in some cases, for example, CPU's and memory. The majority of CPU's and memory that the Company purchases carry a 30-day warranty. As such, if a customer returns a defective item to the Company 31 days after the Company buys the goods from its supplier, the Company takes the inventory loss. The Company does not have any rights from any of its vendors, on drop ship product or items purchased and held in inventory, to return unsold product, or receive price protection on products purchased. The Company maintains an allowance for potential slow-moving, obsolete, or damaged inventory items that cannot be returned to vendors and may have to be sold below current fair market value.

         The Company sells only off-the-shelf software available from any major supplier of computer or office products, and as such is not subject to the provisions of SOP 97-2.

         ACCOUNTING FOR SHIPPING AND HANDLING REVENUE, FEES AND COSTS

         The Company classifies amounts billed for shipping and handling as revenue in accordance with EITF Issue 00-10 "Accounting for Shipping and Handling Fees and Costs." Shipping and handling fees and costs are included in cost of sales.

         INVENTORIES

         The Company accounts for inventory under the first-in first-out method. Inventory is carried at lower of cost or market realization. The Company had reserves of $51,000 and $101,000 for lower of cost or market, and potential excess and obsolete inventory at December 31, 2000 and 1999.

         MERCHANDISE RETURN POLICY

         Merchandise sold by the Company carries the return policy of the manufacturer of the merchandise. The Company provides for allowances for estimated future returns at the time of shipment to the customer based on historical experience.

         DEPOSITS

         Deposits represent funds held by credit card processing companies as security for potential credit card charge backs against the Company. Such funds can be held up to 180 days subsequent to the termination of activity between the Company and the processor.

         EQUIPMENT

         Equipment is stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are stated at cost and amortization is computed using the straight-line method over the shorter of the useful life of the asset or the term of the lease.

SOFTWARE DEVELOPMENT COSTS

         In accordance with SOP 98-1 and EITF 00-2, internal and external costs incurred to develop internal-use computer software are expensed during the preliminary project stage and capitalized during the application development stage. Capitalized software development costs are amortized over three years. As of December 31, 2000, there was $264,000 capitalized software development costs, net of accumulated amortization of $143,000.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

         The Company reviews intangible assets and equipment for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. In the event the sum of the expected undiscounted future cash flows resulting from the use of the asset is less than the carrying amount of the asset, an impairment loss equal to the excess of the asset's carrying value over its fair value is recorded.

ADVERTISING COSTS

         Advertising costs are charged to expense as incurred. Advertising expense was $1,777,000, $905,000, and $221,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

 INCOME TAXES

         The Company follows the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements and tax returns.

Deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities, using the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that deferred tax assets will not be realized.

STOCK-BASED COMPENSATION

         The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 which requires disclosure of the compensation cost for stock-based incentives based on the fair value at grant date for awards. The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees."

NET LOSS PER SHARE

         Basic net loss per share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the reported periods. Diluted net loss per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised. During the years ended December 31, 2000 and 1999, 1,303,000 and 2,107,000 options and 1,945,000 and 493,000 warrants, respectively, to purchase common shares, and other commitments to issue common stock, were anti-dilutive and have been excluded from the weighted average share computation. No options or warrants were outstanding at December 31, 1998.

CONCENTRATION OF CREDIT RISK

         Financial instruments that potentially subject the Company to a concentration of credit risk consist of accounts receivable from individuals and merchants, and deposits held by credit card processing companies, located in the United States. Sales are generally made through credit cards and are pre-approved. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectability of accounts receivable and potential credit losses. Such losses have been immaterial.

CONCENTRATION OF SUPPLIERS

         The Company is dependent upon key distributors for merchandise. For the years ended December 31, 2000, 1999 and 1998, one distributor accounted for approximately 23.8%, 34.9% and 75.0%, respectively, of total purchases.

NEW ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company adopted in 2000. SFAS No. 133 requires the Company to record all derivatives on the balance sheet at fair value. The Company does not currently engage in hedging activities and the adoption of this standard had no effect on its financial statements.

         In December 1999, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin (SAB) No.101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in the financial statements field with the SEC. The SEC subsequently released SAB 101B, which delayed the implementation of SAB 101 for registrants with fiscal years that began between December 16, 1999 and March 15, 2000. The adoption of SAB 101 has not had a material effect on the financial position, results of operations or cash flows of the Company for the year ended December 31, 2000.

         In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, the Interpretation of APB No. 25 (FIN 44)." FIN 44 is intended to clarify certain problems that have arisen in practice since the issuance of APB No. 25. The effective date of FIN 44 was July 1, 2000. The provisions of FIN 44 apply prospectively, but also cover certain events occurring after December 15, 1998 and after January 12, 2000. The adoption of FIN 44 has not had a material effect on the current and historical consolidated financial statements.

         In March 2000, the Emerging Issues Task Force (EITF) of the FASB issued EITF 00-2, "Accounting for Web Site Development Costs." EITF 00-2 provides guidance on how an entity should account for costs involved in such areas as planning, developing software to operate a web site, graphics, content and operating expenses. EITF 00-2 is effective for web site development costs incurred in fiscal quarters beginning after June 30, 2000. The Company adopted EITF 00-2 during the year ended December 31, 2000, and all amounts associated with the Company's web sites were recorded in accordance with EITF 00-2.

ACCOUNTING FOR COMPREHENSIVE INCOME

         SFAS No. 130, "Reporting Comprehensive Income" ("FAS 130") establishes standards for reporting and displaying comprehensive income and its components in the Company's consolidated financial statements. The Company does not currently engage in activities that require it to report comprehensive income and the adoption of this standard had no effect on its financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company's balance sheets include the following financial instruments: cash, accounts receivable, accounts payable, accrued expenses, capital lease obligations and convertible notes payable. The Company considers the carrying value of cash, accounts receivable, accounts payable, and accrued liabilities in the financial statements to approximate fair value for these financial instruments because of the relatively short period of time between origination of the instruments and their expected realization. Based on borrowing rates currently available, the fair value of the Company's financial instruments generally approximate their fair values at December 31, 2000 and 1999.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates.

RECLASSIFICATIONS

         Certain reclassifications have been made to the December 31, 1999 and 1998 financial statements to conform to the December31, 2000 presentation.

2.       MERGER WITH LAN PLUS CORPORATION AND PRIOR BUSINESS COMBINATIONS

         On October 11, 2000, the Company entered into an agreement and plan of merger with Lan Plus Corporation (Lan Plus). Lan Plus is a manufacturer of both private-label and branded turnkey computer solutions and services, with over nine years of operating history. On March 21, 2001, the Company entered into an amended and restated merger agreement that, among other things, eliminated certain conditions to closing contained in the original merger agreement. On June 18, 2001 the merger agreement was amended to extend the deadline for completing the merger to September 30, 2001. At the closing of the merger, Lan Plus shareholders will receive a number of shares such that the Lan Plus shareholders will own (a) a majority of shares of the post merger combined entity plus (b) 1.9 million additional shares and certain other shares based upon on liabilities and assets at the closing date and certain other adjustments.

         The merger is subject to customary closing conditions, including shareholder and regulatory approval. Management anticipates the merger closing in the first half of 2001.

         Andy Teng, founder, Chairman and Chief Executive Officer of Lan Plus, will become the Chief Executive Officer and Chairman of the Board of the combined company. Richard Shyu, currently President and Chief Operating Officer of Lan Plus, will become President of the combined company. Both were added to the Board of Directors in March 2001. Grant Trexler, currently Mcglen's Chief Financial Officer, will become Chief Financial Officer of the combined company. Two of Mcglen's founders, Mike Chen and Alex Chen, will assume management positions within the new company.

         In December 2000, the Company signed an interim operating agreement with Lan Plus Corporation whereby the two companies would share certain facilities, staff and other resources, co-market certain products, and combine other operations where beneficial to both entities. The Company subsequently moved its operations, except for its call center, to Lan Plus' facility. Mcglen purchased approximately $300,000 of merchandise from Lan Plus in 2000 and had an accounts payable balance to Lan Plus of approximately $75,000 at December 31, 2000.

         As discussed in Note 1, the Company acquired all the assets of AMT Components, Inc. in March 1999. The following unaudited pro forma combined results of operations for the Company for the years ended December31, 1999 and 1998 assumes that the AMT acquisition was completed on January 1, 1998:

                                          DECEMBER 31, 1999   DECEMBER 31, 1998
                                          -----------------   -----------------
         Net sales                              $29,379,000         $16,160,000
         Gross profit                           $ 2,292,000         $ 2,282,000
         Loss (income) before taxes             ($3,542,000)        $   191,000
         Net loss (income)                      ($3,542,000)        $   188,000
         Net loss (income) per share                 ($0.11)        $      0.01

3.       EQUIPMENT

         Equipment consists of the following at December 31:

                                                            2000         1999
                                                         ----------   ----------
         Computer hardware and equipment                 $ 371,000    $ 338,000
         Computer software                                 326,000      291,000
         Other                                               6,000       12,000
                                                         ----------   ----------
                                                           703,000      641,000
           Less accumulated depreciation
             and amortization                             (406,000)    (121,000)
                                                         ----------   ----------
                                                         $ 297,000    $ 520,000
                                                         ==========   ==========

         Mcglen leases certain equipment, computer hardware and software under capital leases. The following is a summary of this equipment at December 31, 2000:

                      Computer hardware                             $ 293,000
                      Computer software                               132,000
                                                                    ----------
                                                                      425,000
                         Less accumulated depreciation               (247,000)
                                                                    ----------

                                                                    $ 178,000
                                                                    ==========

         The following is a schedule of future minimum payments required under capital leases, together with their estimated present values as of December 31, 2000:

              2001                                               $ 101,000
              2002                                                  77,000
              2003                                                  54,000
              2004                                                  18,000
                                                                 ----------
              Total minimum lease payments                         250,000
              Less amount representing interest                   (17,000)
                                                                 ----------
              Present value of minimum lease payments              233,000
              Current portion                                      (92,000)
                                                                 ----------
                                                                 $ 141,000
                                                                 ==========

         Certain of these leases are personally guaranteed by the majority stockholders of the Company.

4.       LINES OF CREDIT

         At December 31, 1999, Mcglen had a $500,000 and a $1 million line of credit with two finance companies to finance purchases from two of the Company's primary suppliers. The lines of credit provided for borrowings secured by substantially all of the Company's assets. Amounts owed under these lines were included in accounts payable at December 31, 1999. The $500,000 line contained certain covenants that required Mcglen to maintain a minimum level of tangible net worth (as defined). In December 2000, the Company made a $200,000 payment on the outstanding balance under this line and issued 275,000 shares of common stock to satisfy the remaining outstanding balance. In addition, the Company issued a warrant, valued at approximately $10,000, to purchase 137,500 shares of its common stock at a price of $0.26 per share to the lender. This warrant expires in December 2001. The Company recorded a gain of approximately $126,000 as forgiveness of debt associated with this transaction, determined by determining the amount payable at the time of the negotiation of the repayment and subtracting (a) the amount of funds remitted as a partial payment to the debtor ($200,000), (b) the value of the stock received by the debtor based upon the market price of the Company's stock on the date of the transaction, (c) costs incurred to complete the transaction (direct funds paid out to assist in negotiating the settlement as well as stock provided to the entity funding the partial payment, at current market price), less (d) the value of the warrant.

         During October 2000, the Company repaid $200,000 of the other line and converted $344,000 of accounts payable into common stock at $1.00 per share, issuing 344,000 shares of common stock from the Founders Pool (see Note 7). In connection with this conversion, the Company also repriced warrants it had previously granted to this supplier at exercise prices of $4.13 to $5.50 per share to $1.00 per share. The Company recorded a gain of approximately $41,000 as forgiveness of debt associated with this transaction.

         On April 26, 2000, the Company entered into a $24 million equity line of credit and Common Stock Purchase Agreement with Plumrose Holdings Inc. Because of subsequent declines in the Company's stock price, the Company was unable to draw upon the equity line without a waiver of certain trading price and volume requirements by Plumrose, and in January 2001 the parties mutually agreed to terminate the agreement. In connection with the signing of the agreement, we issued to Plumrose a warrant to purchase 100,000 shares of our common stock at an exercise price of $1.875, which was the closing bid price of our common stock on the trading day prior to the closing date of the agreement. Plumrose may exercise this warrant on a "cashless exercise" basis to the extent that the average of the high and low trading prices per share of common stock issuable upon exercise of such warrants on the trading day immediately preceding the date of exercise exceeds the aggregate exercise price for the shares as to which the warrants are being exercised. This warrant was still outstanding as of December 31, 2000.

5.       CONVERTIBLE SUBORDINATED DEBT AND NOTES PAYABLE

         Mcglen is obligated under the following at December 31:

                                                                                                      2000         1999
                                                                                                  -----------  -----------
         Convertible notes payable to two individuals, dated June 18, 1999.  Interest payable     $  100,000   $  200,000
         at 10% per annum.  Notes and accrued interest were due December 18, 2000.  One Note was converted to common stock during the year.  The remaining note is convertible at
         $2.00 per share and is currently in default.

         Convertible notes payable to three individuals, dated March 15, 2000.  Interest             109,000            -
         payable at 10% per annum.  Notes and accrued interest were due September 30, 2000.
         Notes were converted to common stock in February 2001, see Note 13.
         Convertible note payable to a group of investors, dated December 28, 2000.  Interest        200,000            -
         payable at 10% per annum.  Notes and accrued interest were converted to common stock in March 2001, see Note 13.

         Convertible note payable to AMRO, dated March 12, 2000.  Interest payable quarterly       1,500,000            -
         beginning June 1, 2000 at 10% per annum.  $508,000 of the note, plus accrued interest of $40,000, was converted to common stock in February 2001, see Note 13.  AMRO has agreed to convert the remaining outstanding principal into common stock at $0.32 per
         share, see Note 13.                                                                      ===========  ===========
                                                                                                   1,909,000      200,000

         Less current portion                                                                     (1,092,000)    (200,000)
                                                                                                  -----------  -----------
                                                                                                  $  817,000   $        -
                                                                                                  ===========  ===========

         The Company has held preliminary discussions with the lender of the $100,000 note that is currently in default in an attempt to arrange the conversion of the amount owing on the note for shares of the Company's common stock. However, the parties have to date not reached agreement on a mutually-acceptable conversion rate. Because the Company is in default, it is subject to a penalty of $6,000 per month and the maximum interest rate allowable by applicable law. The Company has accrued these expenses in its financial statements.

         In September 2000, the Company received a $120,000 loan from Lan Plus Corporation. This loan was repaid in October 2000 through the proceeds of a private placement of common stock, as discussed in Note 7 below.

6.       INCOME TAXES

         Prior to March 1999, Mcglen elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code for federal and California Franchise tax reporting purposes. Accordingly, results of operations of Mcglen for the period ended March 15, 1999 are reported on Mcglen's stockholders' income tax returns.

         At December 31, 2000 and 1999, Mcglen had deferred tax assets of approximately $5.6 million and $3.0 million resulting from the operating loss carryforward. However, based upon uncertainties regarding Mcglen's realization of this asset in future years, a valuation allowance has been provided for the full amount of the deferred tax asset. Income taxes in 1999 and 2000 represent the minimum California franchise taxes.

         As of December 31, 2000, Mcglen had federal and state net operating loss carryforwards of approximately $14.5 million and $9.5 million, respectively. The net operating loss carryforwards will expire at various dates beginning in 2012 through 2020 for federal purposes and 2002 through 2005 for state purposes, if not utilized. Utilization of the net operating loss carryforwards is subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation will result in the expiration of net operating loss carryforwards prior to utilization.

7.       STOCKHOLDERS' EQUITY AND RELATED PARTY TRANSACTIONS

         PRE-MERGER MCGLEN FINANCINGS

         In December 1998, two individuals related to Mcglen's majority shareholders loaned the Company $200,000 as evidenced by convertible promissory notes. In March 1999, these individuals converted $20,000 of these loans into 200,000 shares of the Company's common stock per terms of the original notes and fair market value in December 1998. The remainder of the loans were repaid. No gain or loss was recognized upon conversion of the debt.

         In September 1999, Mcglen entered into an agreement with Pacific Rim Access to raise $720,000, net of commission. Pursuant to the Pac Rim Agreement, Mcglen sold 320,000 shares of common stock for $2.50 per share, its fair market value at the time of sale.

         In September 1999, Mcglen entered into an agreement with Redstone Securities whereby Redstone would sell up to 750,000 shares of Mcglen's common stock at $2.50 per share, its market price at the time of the agreement. Immediately prior to the Merger and in connection with this Agreement, Mcglen sold 660,000 shares of common stock for $2.50 per share in a private placement pursuant to Rule 506. Redstone received a commission equal to 10% of the gross proceeds of the offering; the net proceeds to the Company were $1,350,000.

         PRE-REVERSE ACQUISITION (MERGER) ADRENALIN FINANCING

         In July 1999, Adrenalin received an irrevocable commitment from an investor to purchase $750,000 of common stock upon the completion of the Merger. The $750,000 was placed into escrow until the SEC approved the proxy statement soliciting the consent of the Company's shareholders for the Merger and was released upon the closing of the Merger, in December 1999, 138,090 shares of Mcglen common stock were issued at $5.43 per share, based upon the Closing Bid Price on the second day after the merger was completed divided by 110%.

         The investor also received a three-year warrant to purchase 29,000 shares of common stock at an exercise price of $4.843 per share and an additional three-year warrant to purchase 14,000 additional shares of common stock at an exercise price of $6.79 per share. Pursuant to the provisions of SFAS No. 123, the Company valued the warrants issued to the investor at the date of grant using a Black-Scholes pricing model for the single warrant approach with the following assumptions: risk-free interest rate of 5.8%, volatility factor of the expected market price of the Company's common stock of 50%, an expected life of the warrants of 3 years from the grant date, a 30% forfeiture rate, and a dividend yield of zero. As these warrants were issued prior to the merger, all costs associated with the warrants were recorded as a reduction to additional paid in capital.

         This financing agreement allowed for repricing rights if Mcglen's stock price dropped below certain prices as defined in the agreement. The buyer exercised its repricing rights in January and April 2000 and received an additional 143,000 shares of the Company's common stock.

         DILLOW & DILLOW FINANCING

         On December 22, 2000, the Company entered into a financing agreement with Dillow & Dillow, Inc. Under the agreement, Dillow & Dillow introduced the Company to lenders that loaned us $700,000, less fees and expenses. The first $200,000 under the convertible promissory notes was advanced on December 28, 2000. The promissory notes for the loans were secured by a first priority security interest on all of our assets, and were converted into 2.8 million shares of the Company's common stock on March 21, 2001, at a conversion price of $0.25 per share. Such shares were issued from the Founders Pool; see discussion of Founders Pool below. The agreement provided Dillow & Dillow with a one-year warrant to purchase one share of our common stock for every eight shares of our common stock issued to lenders under the financing agreement, for a maximum of 350,000 shares, at exercise prices between $0.30 and $0.75. In addition, Dillow & Dillow received a finders fee equal to 10% of any loan or investment proceeds under the agreement, half payable in cash and half payable in stock at a price of $0.25 per share. The Company has paid Dillow & Dillow $47,000 in cash and 140,000 shares of common stock in connection with this financing. Pursuant to the provisions of SFAS No. 123, the Company valued the warrants issued to Dillow

& Dillow at the date of grant using a Black-Scholes pricing model for the single warrant approach with the following assumptions: risk-free interest rate of 5.8%, volatility factor of the expected market price of the Company's common stock of 50%, an expected life of the warrants of 2 years from the grant date, a 30% forfeiture rate, and a dividend yield of zero. The fair value of the Company's common stock at the date the transaction was entered into was $0.23 per share. Using these assumptions, the Company recorded approximately $12,000 of expense related to this financing in 2000.

         CONVERSION OF NOTES PAYABLE

         In June 1999, an individual loaned the Company $100,000 as evidenced by a convertible promissory note. The note bore interest at 10%, matured in December 2000, and contained a conversion option to convert the note into shares of the Company's stock at $2.50 per share. In September 2000, the Company renegotiated the conversion feature to a conversion price of $1.00 per share and the note and accrued interest were converted into 112,000 shares of common stock. As the renegotiated conversion price was above the market price of the Company's common stock at the time of conversion, the Company did not record additional expense related to this transaction pursuant to SFAS Interpretation No. 44.

         FOUNDERS POOL

         In August 2000, the Company entered into an agreement with Mcglen's Founders, Alex Chen, Mike Chen, and George Lee, to provide up to 10 million shares of their stock, or approximately one-half of their current holdings, to assist the Company in raising capital to fund its operations, growth, and development of Mcglen, and mergers and acquisitions.

         The Founders have made these shares available for an eighteen-month period and shares not used for permitted purposes at the end of that period will be retained by the Founders. As such, all shares within the Pool are considered to be outstanding for purposes of computing weighted average shares outstanding. Under the agreement, the Founders are entitled to receive a fee equal to 5% of the amount of cash raised by the Company using the shares included in the pool.

         In August 2000, the Company provided certain consultants 735,000 shares of common stock from the Founders Pool. Mcglen recognized $347,000 in non-cash compensation related to the stock provided to consultants based upon its market value on the date of grant.

         In August 2000, the Company also issued 150,000 shares of common stock to certain employees for nominal consideration. Mcglen recorded deferred compensation of approximately $206,000 for the aggregate differences between the market price of the Company's common stock on the date of issuance and the amounts the employees had to pay for the stock. Such amounts are being charged to operations on a straight line basis over the two year vesting period, $119,000 in 2000. The Company recorded a credit of $466,000 to additional paid in capital related to the above transactions.

         PRIVATE PLACEMENT OF STOCK FROM FOUNDERS POOL

         In October 2000, the Company sold 2,060,000 shares of common stock from the Founders Pool in a private placement and received proceeds of $1,425,000, less costs of approximately $60,000 associated with the sale. Lan Plus Corporation received approximately 727,000 shares of common stock in this private placement at a price of $0.6875, the market price on the date the Company and Lan Plus signed their definitive merger agreement. The remaining shares were sold to three investors at $0.375 per share and the Company also issued warrants to purchase an additional 667,000 shares at an exercise price of $1.00 per share to these investors. David Jones, a director of the Company, purchased 533,000 shares of common stock and received a warrant to purchase 267,000 shares of common stock at $1.00 in this private placement.

         Pursuant to the provisions of SFAS No. 123, the Company valued the warrants issued to the investors at the date of grant using a Black-Scholes pricing model for the single warrant approach with the following assumptions: risk-free interest rate of 5.8%, volatility factor of the expected market price of the Company's common stock of 135%, an expected life of the warrants of 2 years from the grant date, a 30% forfeiture rate, and a dividend yield of zero. Using these assumptions, the Company reduced additional paid in capital by $340,000 for this financing.

         Included in accounts payable at December 31, 2001, was $25,000 payable to Mr. Chen and Mr. Lee related to this transaction.

         OPTION GRANT BY FOUNDERS TO EMPLOYEES

         In August 2000, George Lee and Mike Chen granted options to purchase 300,000 shares of common stock to two employees for nominal consideration. The Company recorded non-cash compensation and a credit to additional paid in capital for $187,500, the difference between the exercise price of the options and the market price of the Company's common stock on the date of grant, $0.625 per share.

         SETTLEMENTS OF ACCOUNTS PAYABLE

         In October 2000, the Company converted approximately $553,000 in accounts payable to common stock at $1.00 per share. The market price of the Company's common stock was $0.875 at the time of conversion. In connection with this transaction, the Company issued 553,000 shares of common stock from the Founders Pool and recorded a gain of approximately $69,000 (the difference between the market price and the conversion price) as forgiveness of debt. The Company also recorded an increase to additional paid in capital of $484,000 relating to this transaction based upon the number of Founders shares distributed multiplied by the market price of $0.875 per share.

         In October 2000, the Company repaid $200,000 of an account payable line of credit and converted $322,000 of accounts payable into common stock at $1.00 per share. The market price of the Company's common stock was $0.875 at the time of conversion. In connection with this transaction, the Company issued 322,000 shares of common stock from the Founders Pool and recorded a gain of approximately $40,000 (the difference between the market price and the conversion price) as forgiveness of debt. The Company also recorded an increase to additional paid in capital of $282,000 relating to this transaction based upon the number of Founders shares distributed multiplied by the market price of $0.875 per share.

         In October 2000, in connection with the conversion of $322,000 of accounts payable under one of the Company's lines of credit, the Company repriced warrants it had previously granted to a supplier at exercises prices of $4.13 to $5.50 per share to $1.00 per share. No gain or loss was recorded on the repricing as the market price of the Company's stock was less than $1.00 at the repricing date.

         In December 2000, the Company made a $200,000 payment on the outstanding balance of $425,000 of an account payable. The Company also issued 315,000 shares of common stock to satisfy the remaining outstanding balance. In addition, the Company issued a warrant, valued at approximately $10,000, to purchase 137,500 shares of its common stock at a price of $0.26 per share to the lender. This warrant expires in December 2001.

         Pursuant to the provisions of SFAS No. 123, the Company valued the warrant at the date of grant using a Black-Scholes pricing model for the single warrant approach with the following assumptions: risk-free interest rate of 5.8%, volatility factor of the expected market price of the Company's common stock of 100%, an expected life of the warrants of 1 year from the grant date, a 30% forfeiture rate, and a dividend yield of zero.

         The Company also recorded an increase to common stock and additional paid in capital of $9,000 and $72,000, respectively, relating to this transaction, based upon the 315,000 shares of common stock issued at the conversion price of $0.1719 per share, and $25,000 of costs associated with the transaction.

         The Company recorded a gain of approximately $125,000 as forgiveness of debt associated with this transaction. The gain was calculated as the amount owed less: a) the amount of funds remitted as a partial payment to the lender ($200,000); b) the value of the stock received by the lender based upon the number of shares issued and the market price of the Company's common stock on the date of the transaction; c) costs incurred to complete the transaction; and
d) less the value of the warrant.

         CONSULTING AGREEMENT WITH PETER JANSSEN ASSOCIATES

         In May 2000, we entered into a consulting agreement with Peter Janssen Associates, or PJA, a technology consulting firm of which Peter Janssen, our Chairman of the Board, is President. Pursuant to the agreement, PJA provides us with business and strategic planning, sales marketing, channel marketing and related services. The agreement has been extended until March 31, 2001. PJA currently receives $25,000 per month for its services. In addition, pursuant to the agreement PJA received 500,000 shares of our common stock, which were distributed to three principals of PJA, including Mr. Janssen, who received 225,000 of these shares. Moreover, the agreement provides for future stock incentive payments in certain circumstances: upon successful completion of financings aggregating no less than $2 million, we will grant to PJA an additional 250,000 shares, and upon the closing of a sale or merger of Mcglen that results in a change in control (including our proposed transaction with Lan
Plus), our founders will pay PJA an additional 1,250,000 shares. The agreement is terminable by us upon thirty days' notice from the first day of any month, but if the agreement terminates or expires during a discussion with a third party introduced by PJA concerning capital raising or a sale/merger and we subsequently complete the transaction under discussion with that party within one year of the agreement termination date, PJA will receive the stock incentive payment for that transaction.

         STOCK SETTLEMENT AGREEMENT

         In August 2000, the Company entered into an agreement with an advisor to the Company whereby the advisor agreed to give back to the Company approximately 492,000 shares of the Company's common stock held by the advisor in exchange for a settlement and mutual release of any claims relating to the remaining 250,000 shares held by the advisor and issued under a consulting agreement between the Company and the advisor. These shares were then retired by the Company.

         WARRANTS

         In August 2000, the Company entered into a consulting agreement with Global Integrated Business Solutions (Global) whereby the Company would provide Global a warrant to purchase 20,000 shares of the Company's common stock, at $0.20 per share, for each month Global conducted investor relations services for Mcglen. The Company issued 120,000 warrants, valued at approximately $72,000, under this agreement in 2000.

         Pursuant to the provisions of SFAS No. 123, the Company valued the warrant issued to Global at the date of grant using a Black-Scholes pricing model for the single warrant approach with the following assumptions: risk-free interest rate of 5.8%, volatility factor of the expected market price of the Company's common stock of 139%, an expected life of the warrants of 3 years from the grant date, a 30% forfeiture rate, and a dividend yield of zero.

         In September 2000, the Company entered into consulting agreements with two individuals who assisted Global in identifying prospective investors and investor relations services. In connection with these agreements, the Company issued warrants to purchase 110,000 shares of the Company's common stock, at $1.00 per share, with 50% vesting upon grant of the warrants and 50% vesting January 15, 2001. The warrants were valued at $38,000 using the same assumptions for SFAS No. 123 discussed in the previous paragraph.

         Warrant activity for the years ended December 31, 2000 and 1999 is as follows:

                                                             NUMBER      WARRANT PRICE   WEIGHTED AVERAGE
                                                           OF SHARES       PER SHARE      PRICE PER SHARE
                                                           ---------       ---------      ---------------
Outstanding at January 1, 1999                                     -                  -             -
Issued in connection with private placements                  71,000     $1.98 to $6.17        $ 3.65
Issued in connection with                                    379,000     $4.08 to $5.44        $ 4.37
Assumed in connection with acquisition                        43,000             $18.00        $18.00
                                                           ----------   ----------------       -------
Outstanding at December 31, 1999                             493,000    $1.98 to $18.00        $ 5.46
Issued in connection with private placements                 667,000              $1.00        $ 1.00
Issued in connection with subordinated debt agreements       572,000     $0.30 to $2.32        $ 2.13
Issued in connection with accounts payable conversions       138,000              $0.26        $ 0.26
Issued in connection with consulting agreement               170,000     $0.20 TO $1.00        $ 0.62
                                                           ----------   ----------------       -------
Outstanding and exercisable at December 31, 2000           2,040,000    $0.20 to $18.00        $ 1.79
                                                           ==========   ================       =======

         In 1996, Adrenalin closed an initial public offering of common stock and warrants. In connection with the offering, the investment banker received, for nominal consideration, five year warrants to purchase 43,333 shares of common stock (which are included in the table above).

         NON-PLAN OPTIONS

         The Company has granted non-qualified options to certain employees and directors of the Company to purchase common stock. The terms of the options provide for vesting, over a 1 to 3-year period, except for options to purchase 183,000 shares of common stock which vested upon completion of the Company's reverse acquisition with Adrenalin in 1999.

         At December 31, 2000 and 1999, there were 831,665 non-plan options outstanding and exercisable at prices that ranged from $0.75 to $15.00 per share and a weighted average exercise price of $3.05 per share. In February 2001, we repriced 237,000 non-plan options held by the former CEO of the Company from $1.875 per share to $0.50 per share. Upon repricing, these options were immediately exercised, see Note 13.

         Adrenalin entered into an agreement with a consultant in August 1999 to perform certain market consultation and corporate finance services. In consideration for the services to be performed by the consultant, the Company granted 500,000 stock options with exercise prices between $2.50 and $5.00 per share, included in the paragraph above.

         EMPLOYEE STOCK OPTION PLANS

         The Company accounts for its stock option plans using the intrinsic value method under Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees. Terms and conditions of the Company's option plans, including exercise price and the period in which options are exercisable, generally are at the discretion of the Board of Directors; however, no options are exercisable for more than 10 years after date of grant.

         In 1999, Mcglen granted stock options to attract and retain key employees. In connection with the grant of options to employees Mcglen recorded deferred compensation of $1,345,000 for the aggregate differences between the exercise price of the options at their date of grant and the fair market value for accounting purposes of the common shares subject to these options.

         In August 2000, Mike Chen and George Lee, two of Mcglen's founders, granted options to purchase 300,000 shares of the Company's common stock to two employees for nominal consideration. The Company recorded the difference between the fair value of the Company's stock at the time of grant and the exercise price of the options, approximately $130,000, as compensation expense.

         The Company recognized approximately $959,000 and $769,000 in compensation expense for the years ended December 31, 2000 and 1999, respectively, relating to these options and grants.

         In February 2000, the Board of Directors of Mcglen approved the 1999 Stock Option Plan (the 1999 Plan) for issuance of common stock to eligible participants. The Plan provides for the granting of incentive stock options and non-qualified stock options. Options generally expire after 10 years.

         The following table summarizes employee stock option plan activity:

                                                         OPTIONS OUTSTANDING
                                                         -------------------
                                                                                WEIGHTED
                                              NUMBER            PRICE        AVERAGE PRICE
                                             OF SHARES        PER SHARE        PER SHARE
                                             ---------        ---------        ---------
Options granted                               3,194,000     $0.10 to $3.63       $0.54
Assumed in connection with acquisition           92,000     $0.66 to $3.28       $1.77
Options forfeited                            (1,179,000)             $0.10       $0.10
                                             -----------    ---------------      ------
Outstanding December 31, 1999                 2,107,000     $0.10 to $3.63       $0.91
Options granted                                 837,000     $0.88 to $1.60       $1.17
Cashless options exercised                     (116,000)
Options forfeited                            (1,449,000)    $0.94 to $3.63       $1.01
                                             -----------    ---------------      ------
Outstanding December 31, 2000                 1,379,000     $0.10 to $1.60       $0.62
                                             ===========    ===============      ======

         The following table summarizes information about Mcglen's stock options outstanding at December 31, 2000:

                             OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
                             -------------------                               -------------------
                                              WEIGHTED
                                              AVERAGE        WEIGHTED         NUMBER          WEIGHTED
                            NUMBER           REMAINING        AVERAGE      EXERCISABLE AT     AVERAGE
     RANGE OF           OUTSTANDING AT      CONTRACTUAL      EXERCISE       DECEMBER 31,      EXERCISE
  EXERCISE PRICE      DECEMBER 31, 2000      LIFE (YRS)       PRICE            2000            PRICE
  --------------      -----------------      ----------       -----            ----            -----
           $0.10           583,000              4.0           $0.10           583,000          $0.10
            1.25           475,000              4.5            1.25           394,000           1.25
    0.88 to 0.98           283,000              4.5            0.95           217,000           0.95
            1.60            38,000              4.3            1.59            22,000           1.59
  --------------         ---------              ---           -----         ---------          -----
  $0.10 to $1.60         1,379,000              4.3           $0.62         1,216,000          $0.65
  ==============         =========              ===           =====         =========          =====

         Pro forma information regarding net loss and net loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock purchase plan and employee stock options granted under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model for the single option approach with the following assumptions: risk-free interest rate of 6.8%, volatility factor of the expected market price of the Company's common stock of 150%, an expected life of the options of 2 years from the grant date, a 30% forfeiture rate, and a dividend yield of zero. The average fair value of options at the date of grant was $1.17 per share during 2000.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to pro forma net loss over the options' vesting period. The Company's historical and pro forma information follows:

                                                                         DECEMBER 31, 2000      DECEMBER 31, 1999
                                                                         -----------------      -----------------
Net loss before extraordinary item                    As reported             ($5,970,000)           ($3,512,000)
                                                      Pro forma               ($6,097,000)           ($4,293,000)
Net loss                                              As reported             ($5,731,000)           ($3,512,000)
                                                      Pro forma               ($5,858,000)           ($4,293,000)
Basic and diluted EPS before extraordinary item       As reported                  ($0.19)                ($0.11)
                                                      Pro forma                    ($0.19)                ($0.14)
Basic and Diluted EPS                                 As reported                  ($0.18)                ($0.11)
                                                      Pro forma                    ($0.18)                ($0.14)

         There were no options outstanding during 1998.

         OTHER TRANSACTIONS

         In December 2000, the Company entered into a settlement and release agreement with Deutsche Financial Services Corporation, or DFS, pursuant to which DFS agreed to settle the Company's outstanding debt of approximately $425,000 in exchange for a cash payment of $200,000 and a grant of 35,000 shares of the Company's common stock. In addition, DFS exercised its warrant to purchase 275,000 shares of the Company's common stock for $0.341 per share, with the aggregate exercise price being applied against the Company's debt, and the Company issued an additional warrant for 137,500 shares of common stock at $0.341 per share as required by DFS's warrant upon its exercise. See Note 4 above for an explanation of the accounting treatment for this transaction.

         In consideration of its role as placement agent in the financing transaction between the Company and AMRO International, S.A., the Company issued to Ladenburg Thalmann & Co. Inc. a warrant to purchase up to 49,660 shares of the Company's common stock at any time between April 17, 2000 and April 17, 2002 for an exercise price of $2.0137. The Company booked the value of the warrant as computed under FAS 123 and recorded the cost as a financing charge.

         The Company issued warrants to Keiji Miyagawa as a commission for his assistance with (a) the private placement of common stock by the Company in September 1999, prior to Mcglen's reverse merger with Adrenaline Interactive, Inc., and (b) arranging the borrowing by the Company of $200,000 in June 1999. The Company booked the value of the warrant as computed under FAS 123 and recorded the cost as a financing charge in 1999.

         Synnex Information Technologies, Inc. entered into an alliance with Mcglen Micro in May 1999, pursuant to which Synnex granted to Mcglen Micro open account terms on up to $1,000,000 in trade payables and provided Mcglen Micro with favorable pricing terms on products Synnex distributes in the United States. In connection with this agreement, Mcglen Micro issued to Synnex a warrant to purchase up to $1 million of Mcglen Micro's common stock at the price of $4.1719 per share, or 239,699 shares. The Company booked the value of the warrant as computed under FAS 123 and recorded the cost as a charge to cost of sales in 1999. This agreement was terminated in October 2000 when Synnex agreed to convert the amounts owed by Mcglen into common stock. The stock issued upon conversion was from the Founders Pool. The Company accounted for the conversion by reducing accounts payable for the amount owed Synnex and recording a corresponding credit to additional paid in capital based upon the market price of the common stock issued, as well as recording an extraordinary gin of $41,000 for the difference between the market price and the conversion price.

         In connection with a financing pursuant to a purchase agreement to sell $2,000,000 of common stock to Escalade Investors, LLC, the Company issued to Escalade two three-year warrants to purchase a total of 43,134 shares of common stock in 1999. Adrenalin booked the value of the warrants, as computed under FAS 123, as a reduction to paid in capital prior to its merger with Mcglen in December 1999.

         STOCK SPLITS

         On April 30, 1999, the Board of Directors of the Company approved a 10 for 1 stock split. All common shares and per share data have been retroactively adjusted to reflect the stock split.

8.       SEGMENT INFORMATION

         In 1998, the Company adopted Statement of Financial Accounting Standards No. 131 "Disclosure about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 requires companies to report financial and descriptive information about its reportable operating segments, including segment profit or loss, certain specific revenue and expense items, and segment assets, as well as information about the revenues derived from the Company's products or services, the countries in which the company earns revenues and holds assets, and major customers. SFAS No. 131 also requires companies that have a single reportable segment to disclose information about products and services, information about geographic areas, and information about major customers. SFAS No. 131 requires the use of the management approach to determine the information to be reported. The management approach is based on the way management organizes the enterprise to assess performance and make operating decisions regarding the allocation of resources. It is management's opinion that the Company has only one reportable segment, has no concentration of customers in one specific geographic area within the United States and does not have any major customers, as defined.

9.       COMMITMENTS AND CONTINGENCIES

         The Company leases its office facilities and equipment under non-cancelable operating leases that provide for minimum annual rentals and escalations based on increases in real estate taxes and other operating expenses. Minimum annual operating lease commitments at December 31, 2000, excluding those facilities acquired in the merger with Adrenalin, were $132,000 and payable as follows: 2001 - $70,000, 2002 - $48,000, and 2003 - $14,000.

         Rent expense was $135,000, $90,000, and $42,000 for the years ended December 31, 2000, 1999 and 1998, respectively. In January 2000, the Company agreed to lease additional warehouse and office space; this lease was terminated in December 2000 with the Company agreeing to pay two additional months rent. In March 2000, the Company agreed to sub-lease a portion of the facility previously occupied by Western to its former Vice President. The sub lease is $7,000 per month and has been extended through September 2001, at which time there is an option to extend the sub-lease for an additional six months. In May 2000, the Company agreed to sub-lease a portion of the facility previously occupied by Western to a third party. The sub lease is $13,000 per month through the end of the original lease term.

         The Company paid transaction-based compensation to Dillow & Dillow in connection with their introducing it to certain accredited investors who invested in the Company. The introductions resulted in the sale of securities in interstate commerce. The investors introduced by Dillow & Dillow were SOMA Fund IX, LLC, Hippo Holdings, LLC, Kohl Concerns, LLC, Revel Holdings, Inc. and The Vertigo Fund LLC. Since Dillow & Dillow is not a registered broker dealer and received transaction-based compensation in connection with the introductions, the staff of the Securities and Exchange Commission has indicated to the Company that the receipt of these payments by Dillow & Dillow may be inconsistent with the registration provisions of Section 15 of the Securities Exchange Act of 1934, as amended. If these payments are determined to be inconsistent with
Section 15, then under Section 29 of the Securities Exchange Act any or all of the following may be applicable:

         o the Company's obligations to pay a fee to Dillow & Dillow may be voidable;

         o the investors purchasing securities in the transaction may have the right to void the contract as a nullity and the right to rescind their purchase of our securities, which would require the Company to repay the $700,000 that they invested; and

         o        the Company may be subject to regulatory action.

         The Company has entered into employment agreements with various officers for periods of three to five years. These agreements require the Company to pay annual salaries of approximately $350,000 and are generally terminable with three to twelve months' severance pay.

10.      SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                                            2000          1999         1998
                                                                                            ----          ----         ----
Cash paid during the year ended December 31:
         Interest                                                                       $  409,000    $   21,000            -
         Income taxes                                                                        2,000         2,000   $    2,000
Non-cash investing and financing activities:
         Equipment acquired under capital lease obligations                                 18,000       376,000            -
         Discount on convertible debt                                                      166,000             -            -
         Repayment of note receivable through payroll reduction                            (34,000)            -            -
         Payment of accounts payable through issuance of convertible note payable          200,000             -            -
         Conversion of convertible notes payable and accrued interest to equity            112,000             -            -
         Conversion of convertible notes payable - related parties to equity                     -        20,000
         Conversion of accounts payable to equity                                          847,000             -       75,000
         Net current liabilities of discontinued operations assumed in connection
           with acquisition of Adrenalin                                                  (120,000)    1,343,000            -

11.      FOURTH QUARTER ADJUSTMENTS

         In the fourth quarter of 1999, the Company recorded net adjustments that increased its net loss by approximately $981,000. These adjustments primarily consist of $250,000 write-off of various accounts receivable, $167,000 write-off of inventory, recording $101,000 of inventory reserves, recording $43,000 amortization of goodwill for the AMT acquisition, $344,000 of non-cash compensation expense, and other accruals of $76,000.

         In October 1999, the Company issued options at less than fair market value to certain officers of Mcglen. In accordance with APB 25, the Company recorded compensation expense for those options that were vested on the date of the grant and the portion of the options that vested in the fourth quarter. The Company also recorded deferred compensation for the unvested component of these option grants. These employees left the Company during 2000 and the unamortized portion of the deferred compensation was credited to additional paid in capital at that time. These charges were recorded as a selling, general and administrative expense.

         During the summer of 1999, Mcglen increased its open account sales. This resulted in a substantial increase in accounts receivable at September 30, 1999. By the end of the fourth quarter, it became apparent that many of these customers were not creditworthy since they had not paid their outstanding bills. At that time, management made the determination that these accounts were uncollectible and wrote off the receivables. These charges were recorded as a selling, general and administrative expense.

         During the summer of 1999, the Company implemented a new software system for all phases of its operation. The system was completely implemented by December 1999. As a part of implementing the inventory management component of the software, management determined that certain inventory was not valued at the lower of cost or market. Therefore, an allowance of approximately $101,000 was required to write-down the inventory to its fair market value in accordance with Chapter 4 of ARB43. Prior to the implementation of the new software, management was not aware of the need to write-down the inventory values on hand. Additionally, while implementing the new inventory management system, management determined that there were certain items recorded on the Company's accounting records at incorrect quantities and prices. As a result, the Company wrote off approximately $167,000 in inventory. Management could not determine whether the inventory variances occurred during the fourth quarter or earlier in the year. These charges were recorded in cost of goods sold.

         During the fourth quarter of 1999, management determined that it had incorrectly used the pooling of interests method for its acquisition of AMT Components, Inc. Therefore, management reversed the prior accounting for the transaction and recorded an intangible asset for the excess of the fair value of the Company's common stock over the net assets acquired from AMT (in accordance with APB 16 and APB 17). The intangible asset, goodwill, is being amortized over a five-year life. In accordance with SFAS 121 and SAB 100, the intangible asset was reviewed for impairment at December 31, 1999 and 2000, and was not considered to be impaired. These amortization charges were recorded as a selling, general and administrative expense.

         Finally, during the fourth quarter management determined that certain accruals relating to vacations and allowances for sales returns had previously not been recorded by the Company. Management determined that the amount of accrual that related to periods prior to September 30, 1999, was immaterial to the net loss and equity at that date.

12.      DISCONTINUED OPERATIONS

         Upon consummation of the reverse acquisition, the Board of Directors of Mcglen adopted a formal plan to discontinue the operations of Western Technologies, Inc. (Western). Western is a wholly owned subsidiary of the Company and was acquired as part of the reverse acquisition between Adrenalin Interactive, Inc. and Mcglen Micro, Inc. The Company fulfilled two of the software development contract obligations being conducted by Western in April 2000. The other two contracts were terminated. An additional contract was assigned to Western's former Vice President of Operations for completion, releasing Mcglen from any further contractual liability. However, Mcglen is still responsible for any product liability issues that may arise from the two completed contracts.

         Mcglen accounted for the reverse acquisition as a recapitalization in accordance with generally accepted accounting principles. As a result, Mcglen has been shown as the acquirer for accounting purposes and the net liabilities of Adrenalin and Western have been recapitalized as net liabilities of discontinued operations on Mcglen's balance sheet.

         The assets and liabilities of Western are included in the accompanying consolidated balance sheet as of December 31, 2000 and 1999 are as follows:

                                                          2000          1999
                                                      ------------  ------------
      Current assets:
           Cash                                                 -   $    17,000
           Accounts and other receivables                       -         6,000
           Prepaid expenses and other assets          $    10,000        69,000
           Costs in excess of billings                          -       394,000
                                                      ------------  ------------
      Total current assets                                 10,000       486,000
                                                      ------------  ------------

      Current liabilities:
           Accounts payable and accrued liabilities        17,000       557,000
           Other liabilities                                    -       143,000
           Notes payable                                  396,000       479,000
           Loss on disposal                               170,000       650,000
                                                      ------------  ------------
      Total current liabilities                           583,000     1,829,000
                                                      ------------  ------------

      Net current liabilities                         ($  573,000)  ($1,343,000)
                                                      ============  ============

         Included in notes payable for Western at December 31, 2000 and 1999, is a $396,000 note to a finance company, interest only, at prime plus 3.5% (10.5% at December 31, 2000). This note was personally guaranteed by the Company's former CEO and his wife, was secured by a Second Trust Deed on their residence and was due January 30, 2001. This note was settled in February 2001, see Note 13.

         Information relating to the operations of Western for the years ended December 31, 1999 and 1998 is as follows:

                                                         1999          1998
                                                     ------------  ------------
         Net revenue                                 $ 3,234,000   $ 2,525,000
         Expenses                                      6,272,000     4,660,000
                                                     ------------  ------------
         Loss from discontinued operations            (3,038,000)   (2,135,000)
         Loss from disposal of Western
           Technologies, Inc.                         (2,864,000)            -
                                                     ------------  ------------
         Net loss                                    ($5,902,000)  ($2,135,000)
                                                     ============  ============

         Information for 2000 was not material and therefore has not been presented. Included in Western's 1999 net loss are write-offs of patents, goodwill, and property and equipment of $2,020,000, $1,579,000, and $217,000, respectively.

13.      SUBSEQUENT EVENTS (UNAUDITED)

         In January 2001, Mcglen was notified by AMRO of their conversion of $508,000 of its note, plus accrued interest of $40,000, into 3,445,710 shares of Mcglen common stock at a conversion price of $0.1586 per share pursuant to their note agreement. In February 2001, AMRO agreed to convert the remaining balance and accrued interest into common stock at $0.32 per share upon closing of the Company's merger with Lan Plus, subject to certain conditions.

         In January and February 2001, the Company received the remaining $500,000 investment under the Dillow & Dillow financing, net of fees. In March 2001, the $200,000 of convertible subordinated debt that the Company received in December 2000, as well as the additional $500,000 received under this agreement were converted into 2,800,000 shares of Mcglen common stock. However, since the holders of these notes may have the right to rescind their investment under Sections 15 and 29 of the Securities Act of 1934, the accompanying financial statements do not reflect the conversion of these notes to equity. All of the shares issued to the note holders were from the Founders Pool.

         In February 2001, the Company amended its prior agreements with two of its suppliers whereby the suppliers canceled their stock price guarantees by the Company on common stock that had been converted from past due accounts payable balances owing to the suppliers. One supplier received the right to an additional 190,000 shares of common stock if the Company's common stock does not trade at or above $1.00 per share for ten consecutive days during the 90-day period following the completion of the merger between Mcglen and Lan Plus Corporation.

         Also in February 2001, the Company negotiated settlement agreements with several of its vendors on past due accounts payable. The Company will record a gain of approximately $345,000 as a result of these settlements. In addition, one vendor received 231,000 shares of stock and a warrant to purchase 50,000 shares of the Company's stock at $0.50 per share. This warrant expires in February 2004. Lan Plus advanced the Company approximately $250,000 to pay these settlements and the settlement discussed in the paragraph below.

         On February 15, 2001, the Company reached an agreement with the former CEO of Adrenalin Interactive, Inc., and a finance company that held a $396,000 note, personally guaranteed by the former CEO and his wife and secured by a second trust deed on their residence, whereby the Company paid $100,000 of the note, repriced 237,000 options held by the former CEO from $1.875 per share to $0.50 per share, which he immediately exercised, and certain expenses in the amount of $15,000. The Company was then released from the remaining balance of the note for which the Company will record an extraordinary gain of approximately $271,000. Mcglen also issued a warrant to purchase 100,000 shares of the Company's common stock at $0.50 per share to the former CEO. This warrant expires in February, 2004.

         In February 2001, the Company received notice from several individuals of their conversion of $109,000 of convertible notes payable, accrued interest of $10,000, and late fees and penalties of approximately $12,000 into common stock pursuant to their note agreements. The accrued interest, late fees and penalties are included in accrued liabilities at December 31, 2000. As a result of these conversions, the Company issued 267,000 shares of common stock and warrants to purchase 133,000 shares of common stock at an exercise price of $1.00 per share. These warrants expire in February 2004.

                                MCGLEN INTERNET GROUP, INC.
                                CONSOLIDATED BALANCE SHEETS

                                       (in thousands)

                                                                  MARCH 31,    DECEMBER 31,
                                                                    2001          2000
                                                                  --------      --------
                                                                (unaudited)
                            ASSETS

Current Assets:
Cash and cash equivalents                                         $    80       $     2
Accounts receivable, net of allowance for doubtful
  accounts and estimated  returns of $20 at
  March 31, 2001 and $30 at December 31, 2000                         323           341
Inventories                                                           303           192
Prepaid expenses and other current assets                             191           210
Deposits                                                              203           203
                                                                  --------      --------
              Total current assets                                  1,100           948
                                                                  --------      --------
Equipment, net                                                        221           297
Intangible assets                                                     241           252
Other assets                                                           19            31
                                                                  --------      --------
                                                                  $ 1,581       $ 1,528
                                                                  ========      ========

              LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable                                                  $ 1,074       $ 1,701
Accrued expenses                                                      199           211
Line of credit                                                         90             -
Advances from Lan Plus                                                475             -
Capital lease obligations - current portion                            91            92
Convertible notes payable                                           1,092         1,092
Net current liabilities of discontinued operations                    159           573
                                                                  --------      --------
              Total current                                         3,180         3,669
                                                                  --------      --------
              liabilities
Capital lease obligations                                             104           141
Shares subject to rescission rights                                   700           200
Convertible notes payable                                               -           617
                                                                  --------      --------

              Total liabilities                                     3,984         4,627
                                                                  --------      --------

Stockholders' deficit:
Preferred stock, $0.01 par value; 5,000 shares authorized,
  none issued or outstanding                                            -             -
Common stock, $0.03 par value; authorized 50,000 shares,
35,851 in 2001 and 31,896 in 2000 shares issued and outstanding     1,075           957
Additional paid in capital                                          5,891         5,119
Accumulated deficit                                                (9,369)       (9,175)
                                                                  --------      --------

              Total stockholders' deficit                          (2,403)       (3,099)
                                                                  --------      --------
                                                                  $ 1,581       $ 1,528
                                                                  ========      ========

         See accompanying condensed notes to the consolidated financial statements

                                           F-27

                                           MCGLEN INTERNET GROUP, INC.
                                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   (unaudited)

                                      (in thousands, except per share data)

                                                                                  MARCH 31, 2001     MARCH 31, 2000
                                                                                  --------------     --------------
Net sales                                                                            $  5,804           $ 10,909

Cost of sales                                                                           5,107              9,658
                                                                                     ---------          ---------

Gross profit                                                                              697              1,251

Selling, general and administrative expenses (including $159
  and $157 of non cash compensation in 2001 and 2000, respectively)                     1,440               1860
                                                                                     ---------          ---------

Loss from operations                                                                     (743)              (609)

Interest expense                                                                           67                  5
                                                                                     ---------          ---------

Loss before income taxes and extraordinary item                                          (810)              (614)

Provision for income taxes                                                                 (-)                (-)
                                                                                     ---------          ---------

Loss before extraordinary item                                                           (810)              (614)

Extraordinary item, gain from retirement of debt, net of tax of $0 (Note 2)               616                  -
                                                                                     ---------          ---------

Net loss                                                                             ($   194)          ($   614)
                                                                                     =========          =========

Basic and diluted net loss per share before extraordinary item                       ($  0.01)          ($  0.02)
                                                                                     =========          =========
Basic and diluted net loss per share                                                 ($  0.01)          ($  0.02)
                                                                                     =========          =========
Weighted average shares of common stock outstanding:
         Basic and diluted                                                             33,873             32,000
                                                                                     =========          =========

                          See accompanying notes to the consolidated financial statements

                                                      F-28

                                                MCGLEN INTERNET GROUP, INC.
                                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                        (unaudited)

                                                      (in thousands)

                                                                                                                 TOTAL
                                                            COMMON STOCK       ADDITIONAL    ACCUMULATED     STOCKHOLDERS'
                                                                                PAID-IN       EARNINGS          EQUITY
                                                          SHARES     AMOUNT     CAPITAL       (DEFICIT)        (DEFICIT)
                                                          ------     ------     -------       ---------        ---------
Balance at January 1, 2001                                31,895       $957     $5,119        ($9,175)         ($3,099)
Conversion of notes payable                                3,723        111        540                              651
Cashless stock options exercised                             233          7         (7)                               -
Non-cash compensation and financing charges                                        135                              135
Conversion of accounts payable, shares issued from
  Founders Pool                                                                    104                              104
Net loss                                                                                         (194)            (194)
                                                                                              --------         --------
Balance at March 31, 2001                                 35,851     $1,075     $5,891        ($9,369)         ($2,403)
                                                          ======     ======     ======        ========         ========

                          See accompanying notes to the consolidated financial statements

                                                           F-29

                           MCGLEN INTERNET GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (unaudited)

                                 (in thousands)


                                                                 MARCH 31,
                                                             2001         2000
                                                           --------     --------
Increase (decrease) in cash and cash equivalents
Cash flows from operating activities:
   Net loss                                                ($  194)     ($  614)
   Adjustments to reconcile net loss to net cash used
     in operating activities:
   Depreciation and amortization                                87           92
   Non cash charges relating to stock options, warrants
     and stock compensation                                    160          157
   Gain on debt settlements                                   (616)           -
   Decrease in allowance for doubtful accounts                  10            -
   Amortization of beneficial debt conversion feature           28            -
   Changes in operating assets and liabilities:
   Accounts receivable                                           8          (64)
   Inventories                                                (111)        (150)
   Prepaid expenses and other current assets                    (9)          37
   Deposits                                                      -          (92)
   Other assets                                                 12           (6)
   Accounts payable                                           (158)        (159)
   Accrued expenses                                            (22)          95
   Net current liabilities of discontinued operations         (143)        (349)
                                                           --------     --------
   Total adjustments                                          (754)        (439)
                                                           --------     --------
Net cash used in operating activities                         (948)      (1,053)
                                                           --------     --------

Cash flows from investing activities:
   Purchases of equipment                                        -          (39)
                                                           --------     --------
Net cash used in investing activities                            -          (39)
                                                           --------     --------

Cash flows from financing activities:
   Advances from Lan Plus Corporation                          475            -
   Borrowings under convertible notes payable                  500          109
   Borrowings under line of credit, net                         90           72
   Payments on capital lease obligations                       (38)         (18)
                                                           --------     --------
Net cash provided by financing activities                    1,027          163
                                                           --------     --------

   Net increase (decrease) in cash and cash equivalents         78         (929)

   Cash and cash equivalents beginning of period                 2          962
                                                           --------     --------

   Cash and cash equivalents end of period                 $    80      $    32
                                                           ========     ========

         The Company paid $6 and $10 for interest and $1 and $2 for taxes, during the three months ended March 31, 2001 and 2000, respectively.

Non-cash investing and financing activities:                MARCH 31, 2001   MARCH 31, 2000
                                                            --------------   --------------
         Conversion of convertible notes payable to equity            $20                -
         Non cash exercise of stock options                            $7                -
         Conversion of accounts payable to equity                    $104                -

         See accompanying notes to the consolidated financial statements

                           MCGLEN INTERNET GROUP, INC.
              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       BASIS OF PRESENTATION

The consolidated interim financial statements include the accounts of Mcglen Internet Group, Inc. (a Delaware corporation) and its wholly owned subsidiaries (the "Company") and have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such regulations. These financial statements should be read in conjunction with the audited financial statements and the notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000.

In the opinion of management, the accompanying financial statements contain all adjustments necessary to present fairly the financial position of the Company at March 31, 2001 and 2000, and the results of operations and cash flows for the three months ended March 31, 2001 and 2000. The results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.

2.  OVERVIEW AND RECENT DEVELOPMENTS

Mcglen Internet Group, Inc. is an Internet operating company focused on creating multiple on-line business divisions targeting specific business-to-business and business-to-consumer markets. The Company offers over 120,000 computer hardware, software, and peripheral products servicing individuals, small offices/home offices, and the corporate market through its three web sites; Mcglen.com, AccessMicro.com, and Techsumer.com.

On October 11, 2000, the Company entered into an agreement and plan of merger with Lan Plus Corporation (Lan Plus). Lan Plus is a manufacturer of both private-label and branded turnkey computer solutions and services, with over nine years of operating history. On March 21, 2001, the Company entered into an amended and restated merger agreement that, among other things, eliminated certain conditions to closing contained in the original merger agreement. The merger agreement was amended in June 2001 to extend the deadline for completing the merger to September 30, 2001. At the closing of the merger, Lan Plus shareholders will receive a number of shares such that the Lan Plus shareholders will own (a) a majority of shares of the post merger combined entity plus (b)
1.9 million additional shares and certain other shares based upon the liabilities and assets at the closing date and certain other adjustments.

The merger is subject to customary closing conditions, including shareholder and regulatory approval. Management anticipates the merger closing in September 2001.

Andy Teng, founder, Chairman and Chief Executive Officer of Lan Plus, will become the Chief Executive Officer and Chairman of the Board of the combined company. Richard Shyu, currently President and Chief Operating Officer of Lan Plus, will become President of the combined company. Both were added to the Board of Directors in March 2001. Grant Trexler, currently Mcglen's Chief Financial Officer, will become Chief Financial Officer of the combined company. Two of Mcglen's founders, Mike Chen and Alex Chen, will assume management positions within the new company.

In December 2000, the Company signed an interim operating agreement with Lan Plus Corporation whereby the two companies would share certain facilities, staff and other resources, co-market certain products, and combine other operations where beneficial to both entities. The Company subsequently moved its operations, except for its call center, to Lan Plus' facility. Mcglen purchased approximately $300,000 of merchandise from Lan Plus during the three months ended March 31, 2001 and had an accounts payable balance to Lan Plus of approximately $90,000 at March 31, 2001. In addition, Lan Plus has advanced Mcglen approximately $475,000 as of March 31, 2001 which will be converted to stock at the close of merger.

During the three months ended March 31, 2001, the Company settled various accounts payable and notes. The Company recorded a gain of approximately $616,000 in connection with these settlements.

In January and February 2001, debt holders converted $617,000 of debt and $60,000 of accrued interest into 111,666 shares of common stock.

Finally, in January and February 2001, the Company received $500,000 from convertible notes, less fees of approximately $55,000. These notes, as well as $200,000 received from these investors in December 2000, were converted into 2,800,000 shares of the Company's common stock. However, since the holders of these notes may have the right to rescind their investment under Sections 15 and 29 of the Securities Act of 1934, these shares are classified as "Shares subject to rescission rights" and the accompanying financial statements do not reflect the conversion of these notes to equity. All of the shares issued to the note holders were from the Founders Pool.

In connection with this funding the Company also paid a placement fee of 140,000 shares of the Company's stock.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders of Lan Plus Corporation
City of Industry, California

We have audited the accompanying balance sheets of Lan Plus Corporation as of December 31, 2000 and 1999 and the related statements of operations, cash flows and changes in stockholders' (deficit) equity for each of the three years ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lan Plus Corporation, at December 31, 2000, and the results of its operations and its cash flows for each of the three years ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Singer Lewak Greenbaum & Goldstein LLP


Los Angeles, California
April 23, 2001

                                   LAN PLUS CORPORATION
                                      BALANCE SHEETS

                                      (In thousands)

                                                             DECEMBER 31,    DECEMBER 31,
                                                                2000             1999
                                                             ---------        ---------
                    ASSETS (Note 4)
Current Assets:
Cash and cash equivalents (Note 1)                           $  2,884         $  1,307
Certificate of deposits                                           318                -
Certificates of deposits - restricted (Note 1)                  1,076            1,100
Marketable securities (Notes 1, 3 and 12)                       1,663              675
Accounts receivable, net of allowance for doubtful
  accounts of $338 and $207 in 2000 and 1999  (Note 1)          4,378           14,607
Inventories (Note 1)                                            2,624            2,228
Prepaid expenses and other current assets                         397              120
Deferred tax asset (Note 6)                                       138              330
                                                             ---------        ---------
                 Total current assets                          13,478           20,367
                                                             ---------        ---------
Equipment, net (Notes 1 and 2)                                    397              372
Other assets                                                       38               36
                                                             ---------        ---------
                                                             $ 13,913         $ 20,775
                                                             =========        =========

         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable (Note 3)                                    $  4,373         $  9,634
Securities sold, not yet purchased (Note 1)                       460                -
Accrued expenses (Note 1)                                         367              459
Income taxes payable (Note 6)                                       -              324
Accrued royalties (Note 1)                                      3,532            4,410
Dividends payable                                                  96                -
ESOP interest payable (Note 7)                                    814               57
                                                             ---------        ---------
                 Total current liabilities                      9,642           14,884
                                                             ---------        ---------

Note payable (Notes 5 and 12)                                   1,300            1,300
Guarantee of ESOP debt (Note 8)                                 8,580           10,003
                                                             ---------        ---------
                 Total liabilities                             19,522           26,187
                                                             ---------        ---------
Commitments and contingencies (Note 10)
Stockholders' equity (Notes 1, 7, and 8)
Preferred stock, no par value; 10,000 shares
  authorized, 1,350 issued and outstanding (Note 8)               285              285
Common stock, no par value; authorized 10,000 shares,
  3,150 in 2000 and 1999 shares issued and outstanding            545              665
Unrealized loss on marketable equity securities (Note 1)       (1,020)              (4)
Retained earnings                                               2,545            2,222
                                                             ---------        ---------
                                                                2,355            3,168
Less: Unearned ESOP shares (Note 8)                            (7,964)          (8,580)
                                                             ---------        ---------
                  Total stockholders' deficit                  (5,609)          (5,412)
                                                             ---------        ---------
                                                             $ 13,913         $ 20,775
                                                             =========        =========

             See accompanying notes to the consolidated financial statements

                                          F-34

                                  LAN PLUS CORPORATION
                                  STATEMENTS OF INCOME

                          (In thousands, except per share data)

                                                                   DECEMBER 31,
                                                                   ------------
                                                          2000        1999        1998
                                                       ---------   ---------   ---------
NET SALES                                              $ 69,101    $ 87,158    $ 78,919

COST OF SALES                                            59,926      76,845      69,718
                                                       ---------   ---------   ---------

GROSS PROFIT                                              9,175      10,313       9,201
                                                       ---------   ---------   ---------

OPERATING EXPENSES (INCLUDING ESOP CONTRIBUTIONS OF
   $322 AND $1,423 IN 2000 AND 1999)                      8,100      10,176       6,186
                                                       ---------   ---------   ---------
OPERATING PROFIT                                          1,075         137       3,015
                                                       ---------   ---------   ---------

INTEREST EXPENSE (INCLUDING $762 AND $73 RELATED TO
   ESOP DEBT IN 2000 AND 1999)                              914         151          15

INTEREST INCOME                                            (177)       (116)        (50)

OTHER INCOME                                               (535)       (317)        (11)
                                                       ---------   ---------   ---------

TOTAL OTHER                                                 202        (282)        (46)
                                                       ---------   ---------   ---------

INCOME BEFORE INCOME TAXES                                  873         419       3,061

PROVISION FOR INCOME TAXES                                  358         173       1,060
                                                       ---------   ---------   ---------

NET INCOME                                             $    515    $    246    $  2,001
                                                       =========   =========   =========

BASIC NET INCOME PER SHARE                             $   0.16    $   0.08    $   0.64
                                                       =========   =========   =========
DILUTED NET INCOME PER SHARE                           $   0.12    $   0.05    $   0.44
                                                       =========   =========   =========

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
                             BASIC                        3,150       3,150       3,150
                                                       =========   =========   =========
                             DILUTED                      4,500       4,500       4,500
                                                       =========   =========   =========

             See accompanying notes to the consolidated financial statements

                                          F-35

                                    LAN PLUS CORPORATION
                                  STATEMENTS OF CASH FLOWS

                                       (In thousands)

                                                                     DECEMBER 31,
                                                                     ------------
                                                             2000        1999        1998
                                                          ---------   ---------   ---------
Cash flows from operating activities:
   Net income                                             $    515    $    246    $  2,001
   Adjustments to reconcile net income to net cash
     provided by operating activities:
   Depreciation and amortization                                88          82          36
   Allowance for doubtful accounts                             221         (53)       (100)
   Release of shares to ESOP                                   616       1,423          --
   Deferred taxes                                              192           7        (337)
   Inventory reserves                                           43         (25)       (271)
   Allowance for sales returns                                  40          --          --
   Decrease in fair value of released ESOP shares             (120)         --          --

   Changes in operating assets and liabilities:
   Accounts receivable                                      10,008       1,507     (10,497)
   Inventories                                                (439)        235      (1,360)
   Prepaid expenses and other current assets                  (277)        (51)        (49)
   Other assets                                                 (2)         --          --
   Accounts payable                                         (5,261)     (2,652)      7,565
   Accrued expenses                                           (132)       (217)        225
   Income taxes payable                                       (324)       (860)      1,100
   Dividends payable                                           (96)         --          --
   ESOP interest payable                                       757          57          --
   Accrued royalties                                          (878)      1,986       1,774
                                                          ---------   ---------   ---------

   Total Adjustments                                         4,436       1,439      (1,914)
                                                          ---------   ---------   ---------
Net cash provided by operating activities                    4,951       1,685          87
                                                          ---------   ---------   ---------

Cash flows from investing activities:
   Purchases of equipment                                     (113)       (173)       (299)
   Marketable securities                                    (1,544)       (285)       (295)
   Certificates of deposit                                    (294)     (1,100)         --
   Notes receivable                                              -           -          (6)
                                                          ---------   ---------   ---------
Net cash used in investing activities                       (1,951)     (1,558)       (600)
                                                          ---------   ---------   ---------

Cash flows from financial activities:
   Borrowings under notes payable                               --       1,300          --
   Payments on notes payable                                    --        (171)         (9)
   Payment on ESOP debt                                     (1,423)         --          --
                                                          ---------   ---------   ---------

   Net cash (used in) provided by financing activities      (1,423)      1,129          (9)
                                                          ---------   ---------   ---------

   Net increase (decrease) in cash and cash equivalents      1,577       1,256        (522)

   Beginning of period                                       1,307          51         573
                                                          ---------   ---------   ---------

   End of period                                          $  2,884    $  1,307    $     51
                                                          =========   =========   =========

              See accompanying notes to the consolidated financial statements.

                                           F-36

                                                        LAN PLUS CORPORATION
                                       STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                           (In thousands)

                                                                                     ACCUMULATED
                                                                                        OTHER                             TOTAL
                                                 COMMON STOCK      PREFERRED STOCK  COMPREHENSIVE  UNEARNED            STOCKHOLDERS'
                                                                                        INCOME       ESOP    RETAINED    EQUITY
                                               SHARES     AMOUNT  SHARES     AMOUNT     (LOSS)      SHARES   EARNINGS   (DEFICIT)
                                               -------    ------  -------    ------    --------    ---------  -------   ---------
 Balance at January 1, 1998                       450     $ 950        -         -                              ($25)   $    925
 Unrealized gain on marketable securities                                              $    20                                20
 Net income                                                                                                    2,001       2,001
                                               -------    ------  -------    ------    --------    ---------  -------   ---------
 Balance at December 31, 1998                     450       950        -         -          20                 1,976       2,946

 Stock  split                                   2,700      (285)   1,350     $ 285                                             -
 Unrealized loss on marketable securities                                                  (24)                              (24)
 Acquisition of shares from principal
   stockholder                                                                                     ($10,003)             (10,003)
 Release of ESOP shares                                                                               1,423                1,423
 Net income                                                                                                      246         246
                                               -------    ------  -------    ------    --------    ---------  -------   ---------
 Balance at December 31, 1999                   3,150       665    1,350       285          (4)      (8,580)   2,222      (5,412)

 Unrealized loss on marketable securities                                               (1,016)                           (1,016)
 Dividends declared on allocated ESOP shares                                                                    (192)       (192)
 Release of ESOP shares                                                                                 616                  616
 Decrease in fair value of released ESOP
   shares, net of tax                                      (120)                                                            (120)
 Net income                                                                                                      515         515
                                               -------    ------  -------    ------    --------    ---------  -------   ---------
 Balance at December 31, 2000                   3,150     $ 545    1,350     $ 285     ($1,020)     ($7,964)  $2,545     ($5,609)
                                               =======    ======  =======    ======    ========    =========  =======   =========

                                   See accompanying notes to the consolidated financial statements

                                                                F-37

                              LAN PLUS CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


1.       DESCRIPTION OF COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         DESCRIPTION OF COMPANY

         Lan Plus Corporation was incorporated in the State of California in 1991 and is a leading marketer of personal computers, or PC, and related products and services. Lan Plus manufactures, markets, and supports a broad line of desktop PCs, servers and workstations used by individuals, families, businesses, government agencies and educational institutions. Lan Plus also offers diversified products and services such as software, peripherals, Internet access services, support programs and general merchandise.

         CASH EQUIVALENTS

         All highly liquid debt instruments purchased with an original maturity of three months or less are considered cash equivalents.

         RESTRICTED CERTIFICATES OF DEPOSIT

         Certain of Lan Plus' certificates of deposit with a bank are held as collateral against letters of credit issued by the bank to one of Lan Plus' primary suppliers. The supplier provides a line of credit equal to double the aggregate amount of the restricted certificates of deposit.

         REVENUE RECOGNITION

         For sales of merchandise owned and warehoused by Lan Plus, Lan Plus recognizes revenue upon shipment of the merchandise. Lan Plus also sells merchandise from suppliers on a "drop-ship" basis. Lan Plus takes title to this merchandise from the time it is shipped by the supplier until the time it is received by the customer. Lan Plus recognizes the sale upon shipment of the merchandise to the customer by the supplier.

         ACCOUNTING FOR SHIPPING AND HANDLING REVENUE, FEES AND COSTS

         The Company classifies amounts billed for shipping and handling as revenue in accordance with EITF Issue 00-10 "Accounting for Shipping and Handling Fees and Costs." Shipping and handling fees and costs are included in cost of sales.

         INVENTORIES

         Lan Plus accounts for inventory under the average cost method. Inventory is carried at lower of cost or market realization. Lan Plus had reserves of $292,000 and $248,000 for lower of cost or market, and potential excess and obsolete inventory at December 31, 2000 and 1999, respectively.

         MERCHANDISE RETURN AND WARRANTY POLICY

         Computers manufactured by Lan Plus carry a one-year return policy. The majority of products used by Lan Plus in the production of computers are covered by the original manufacturers warranties, which are generally one to three years. Other products sold by Lan Plus are covered by the third-party manufacturers warranty. Lan Plus provides for allowances for estimated future returns and product warranty (included in accrued liabilities) at the time of shipment to the customer based on historical experience.

         SOFTWARE DEVELOPMENT COSTS

         In accordance with SOP 98-1 and EITF 00-2, internal and external costs incurred to develop internal-use computer software are expensed during the preliminary project stage. During the years ended December 31, 2000, 1999 and 1998, $62,000, $62,000, and $59,000 was expensed for software development costs, respectively.

         EQUIPMENT

         Equipment is stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are stated at cost and amortization is computed using the straight-line method over the shorter of the useful life of the asset or the term of the lease.

         ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

         Lan Plus accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. In accordance with SFAS 121, Lan Plus reviews long-lived assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. In the event the sum of the expected undiscounted future cash flows resulting from the use of the asset is less than the carrying amount of the asset, an impairment loss equal to the excess of the asset's carrying value over its fair value is recorded. No impairment losses were recognized for the three years ended December 31, 2000.

         ADVERTISING REVENUE AND COSTS

         Advertising revenue is recognized upon receipt of income. Advertising costs are charged to expense as incurred. Net advertising income (expense) was $235,000, ($39,000) and ($363,000) for the years ended December 31, 2000, 1999 and 1998, respectively.

         INCOME TAXES

         Lan Plus follows the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities, using the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that deferred tax assets will not be realized.

         MARKETABLE SECURITIES

         Lan Plus accounts for marketable securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. This standard requires Lan Plus to classify and account for investments in equity securities that have readily determinable fair values and all debt securities as follows: (1) debt securities that Lan Plus has the intent and the ability to hold to maturity are classified as held-to-maturity securities and are reported at amortized cost;
(2) debt and equity securities that are bought and held principally for the purpose of selling them in the near-term are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings; and (3) debt and equity securities not classified as held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

         At December 31, 2000 and 1999, all of Lan Plus' trading securities were classified as available for sale. Cost and fair market value for available for-sale securities were as follows at December 31 (in thousands):

                                                        2000       1999
                                                      --------   --------
         Cost                                         $ 2,683    $   679
         Gross Unrealized Losses                       (1,020)        (4)
                                                      --------   --------
         Fair Value                                   $ 1,663    $   675
                                                      ========   ========

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying value of Lan Plus' financial instruments, consisting primarily of investments in stock, receivables, accounts payable and notes payable, approximates fair value due to the maturity of these financial instruments and the borrowing costs to Lan Plus.

         STOCK-BASED COMPENSATION

         Lan Plus has adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires disclosure of the compensation cost for stock-based incentives granted after January 1, 1995 based on the fair value at grant date for awards. Lan Plus accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board
(APB) Opinion No. 25, "Accounting for Stock Issued to Employees."

         OFF-BALANCE SHEET RISK

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which Lan Plus adopted effective in 2000. SFAS No. 133 requires Lan Plus to record all derivatives on the balance sheet at fair value.

         SECURITIES SOLD, NOT YET PURCHASED.

         Securities sold not yet purchased represent obligations of Lan Plus to make a future delivery of a specific security and, correspondingly create an obligation to purchase the security at prevailing market prices. As a result, short sales create the risk that Lan Plus' ultimate obligation to satisfy the delivery requirements may exceed the amount of liability recorded in the financial statements.

         NET INCOME PER SHARE

         Basic net income per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding during the reported periods. Diluted net income per share reflects the potential dilution that could occur if other commitments to issue common stock were exercised. Each share of ESOP preferred stock is convertible into one share of common stock and is considered dilutive for all periods presented.

         CONCENTRATION OF CREDIT RISK

         Financial instruments that potentially subject Lan Plus to a concentration of credit risk consist of accounts receivable from individuals and merchants, located in the United States. Lan Plus maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable and potential credit losses.

         CONCENTRATION OF SUPPLIERS

         Lan Plus is dependent upon key suppliers for merchandise. For the years ended December 31, 2000, 1999 and 1998, two suppliers accounted for approximately 27.4%, 12.2%, and 27.0% of total purchases. Management believes other suppliers could provide similar merchandise on comparable terms. A change in suppliers, however, could cause a delay in fulfillment of customer orders and a possible loss of sales, which would adversely affect operating results.

         Lan Plus has entered into nonexclusive licensing agreements with Microsoft Corporation for various operating system and application software for which Lan Plus pays Microsoft a royalty, see below. Royalty expense was $3,728,000, $8,465,000 and $7,285,000 for the years ended December 31, 2000,
1999 and 1998, respectively.

         PRODUCT LICENSES

         From time to time, Lan Plus receives notices from companies and individuals asserting exclusive patent, copyright, trademark or other intellectual property rights to technologies or marks that are important to the technology industry and/or Lan Plus' business. Lan Plus evaluates each claim relating to its products and, if appropriate, seeks a license to use the protected technology. The licensing agreements generally do not require the licensor to assist Lan Plus in duplicating its patented technology nor do these agreements protect Lan Plus from trade secret, copyright or other violations by Lan Plus or its suppliers in developing or selling these products. Liabilities are recorded when claims asserted are probable and such costs to Lan Plus can be estimated. No such costs have been recorded at December 31, 2000, 1999 or 1998.

         SIGNIFICANT CUSTOMERS

         Lan Plus has historically been dependent upon key customers for its sales. For the years ended December 31, 2000, 1999 and 1998, three customers accounted for approximately 58.4%, 73.7% and 60.3%, respectively, of total sales. At December 31, 2000, 1999 and 1998, $2.4 million, $11.3 million and $13.3 million, respectively, of accounts receivable related to these customers. Management believes other customers could be located which would purchase merchandise on comparable terms. However, the loss of any one of these customers would cause a loss of sales that would adversely affect operating results.

         COMPREHENSIVE INCOME

         Lan Plus has adopted SFAS No. 130, Reporting Comprehensive Income. This statement established standards for the reporting of comprehensive income and its components. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. For the years ended December 31, 2000, 1999 and 1998, the difference between net income and comprehensive net income was unrealized losses (gains) on available-for-sale securities of $1,016,000, $24,000, and ($20,000), respectively.

         NEW ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which Lan Plus is required to adopt effective in 2001. SFAS No. 133 requires Lan Plus to record all derivatives on the balance sheet at fair value and was adopted in 2000 with no impact on the Company's financial statements.

         In December 1999, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in the financial statements filed with the SEC. The SEC subsequently released SAB 101B, which delayed the implementation of SAB 101 for registrants with fiscal years that began between December 16, 1999 and March 15, 2000. The Company believes the adoption of SAB 101 has not had a material affect on the financial position, results of operations or cash flows of the Company for the year ended December 31, 2000.

         In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, the Interpretation of APB No. 25 (FIN 44). FIN 44 is intended to clarify certain problems that have arisen in practice since the issuance of APB No. 25. The effective date of FIN 44 was July 1, 2000. The provisions of FIN 44 apply prospectively, but also cover certain events occurring after December 15, 1998 and after January 12, 2000. The Company believes the adoption of FIN 44 has not had a material adverse affect on the current and historical consolidated financial statements, but may affect accounting regarding stock option transactions.

         In March 2000, the Emerging Issues Task Force (EITF) of the FASB issued EITF 00-2, "Accounting for Web Site Development Costs." EITF 00-2 provides guidance on how an entity should account for costs involved in such areas as planning, developing software to operate a web site, graphics, content and operating expenses. EITF 00-2 is effective for web site development costs incurred in fiscal quarters beginning after June 30, 2000. The Company adopted EITF 00-2 during the year ended December 31, 2000, and all amounts associated with the Company's web sites were recorded in accordance with EITF 00-2.

         USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates.

2.       EQUIPMENT

         Equipment consists of the following at December 31:

                                                  2000     1999
                                                 ------   ------
                                                  (In thousands)
         Machinery and equipment                 $ 327    $ 278
         Leasehold Improvements                    168      163
         Vehicles                                   71        -
         Furniture and Fixtures                     77       77
                                                 ------   ------
                                                   643      518
                 Less accumulated depreciation    (246)    (146)
                                                 ------   ------
                                                 $ 397    $ 372
                                                 ======  =======

         Lan Plus leases its office/manufacturing facility under a non-cancelable operating lease with its Chairman and Chief Executive Officer that expires in May 2013. The lease provides for minimum annual rentals and escalations based on increases in real estate taxes and other operating expenses. Minimum annual operating lease commitments at December 31, 2000 are $344,000 through December 31, 2005 and $2,641,000 thereafter.

         Rent expense was approximately $363,000, $346,000 and $267,000 for the years ended December 31, 2000, 1999, and 1998 respectively.

3.       MERGER WITH MCGLEN INTERNET GROUP, INC.

         In October 2000, Lan Plus entered into definitive merger agreement with Mcglen Internet Group, Inc. (Mcglen) whereby Lan Plus would acquire a majority of the outstanding common stock of Mcglen. Mcglen sells computer related products, primarily specialty technology, components and memory products through its business-to-business (B2B) storefront exchanges, Mcglen.com, AccessMicro.com and Techsumer.com. Mcglen is traded on the OTC Bulletin Board under the ticker symbol MIGS. On March 21, 2001, the Company entered into an amended and restated merger agreement that, among other things, eliminated certain conditions to closing contained in the original merger agreement. On June 18, 2001 the merger agreement was amended to extend the deadline for completing the merger to September 30, 2001. At the closing of the merger, Lan Plus shareholders will receive a number of shares such that the Lan Plus shareholders will own (a) a majority of shares of the post merger combined entity plus (b) 1.9 million additional shares and certain other shares based upon on liabilities and assets at the closing date and certain other adjustments. The merger agreement was further amended in June 2001, extending the deadline for completing the merger to September 30, 2001.

         In connection with the signing of the definitive merger agreement Lan Plus purchased 727,273 shares of Mcglen common stock at a price of $0.6875 per share, a total of $500,000, of which $120,000 was funded through the retirement of a note receivable from Mcglen. This investment is included in marketable securities as of December 31, 2000 at a value of $136,000, it market value.

         Andy Teng, founder, Chairman and Chief Executive Officer of Lan Plus, will become the Chief Executive Officer and Chairman of the Board of the combined company. Richard Shyu, currently President and Chief Operating Officer of Lan Plus, will become President of the combined company. Both were added to the Board of Directors in March 2001. Grant Trexler, currently Mcglen's Chief Financial Officer, will become Chief Financial Officer of the combined company. Two of Mcglen's founders, Mike Chen and Alex Chen, will assume management positions within the new company.

         In December 2000, the Company signed an interim operating agreement with Mcglen whereby the two companies would share certain facilities, staff and other resources, co-market certain products, and combine other operations where beneficial to both entities. Mcglen subsequently moved its operations, except for its call center, to Lan Plus' facility. Lan Plus sold approximately $300,000 of merchandise to Mcglen in 2000 and had an accounts receivable balance of approximately $75,000 from Mcglen at December 31, 2000.

4.       LINE OF CREDIT

         At December 31, 2000, Lan Plus had a $5,000,000 line of credit with a bank. The line of credit provides for borrowings secured by substantially all of Lan Plus' assets and is guaranteed by Lan Plus' majority shareholder. Borrowings under the line are advanced based upon 70% of eligible accounts receivable, as defined, less any letters of credit issued on Lan Plus' behalf. The line of credit expires on May 31, 2001. Advances under the line bear interest at the bank's prime rate plus 0.5% (9.5% at December 31, 2000). The line contains certain covenants that require Lan Plus to maintain on a quarterly basis: a minimum level of tangible net worth (as defined), profitability for at least one quarter in three, a Current Ratio of at least 1.4:1, a Debt to Tangible Net Worth ratio of not more than 5.0 to 1.0, Working Capital of at least $2.5 million, and limits the capital expenditures Lan Plus can make in any one year to $750,000. Due to the accounting requirement for Lan Plus to record ESOP debt guarantee as a liability with a corresponding entry to Unearned ESOP Shares in Stockholders Equity in accordance with SOP 93-6, at December 31, 2000, Lan Plus was not in compliance with the debt to tangible net worth covenant. However, there were no borrowings outstanding under this line at December 31, 2000. Management has entered into discussions with the lender to redefine the covenant to exclude ESOP debt and related entry to Stockholders Equity and extend the line of credit.

5.       NOTE PAYABLE

         At December 31, 2000, Lan Plus had a $1,300,000 note payable to an individual. Interest on the note is payable monthly at 9% and the note was due May 14, 2001. The note was renegotiated in May 2001 at the same terms with a due date of May 22, 2003.

6.       INCOME TAXES

         The components of the income tax provision were as follows for the years ended December 31(in thousands):

                                         2000          1999         1998
                                         ----          ----         ----

         Current                        $ 167         $ 167        $1,397
         Deferred                         192             6          (337)
                                        ------        ------       -------
                                        $ 359         $ 173        $1,060
                                        ======        ======       =======

         At December 31, 2000, 1999 and 1998, income tax expense differed from the amounts computed applying the federal statutory rate of 34% to pre-tax income as a result of (in thousands):

                                                                2000        1999        1998
                                                                ----        ----        ----
         Computed "expected" tax expense                      $ 297       $ 142      $1,041
         Increase in income taxes resulting from
             expenses not deductible for tax purposes             9           5          30
         Release of deferred taxes due to change in
         valuation allowance                                      -           -        (195)
         State and local income taxes, net of tax benefit        53          26         184
                                                              ------      ------     -------
                                                              $ 359       $ 173      $1,060
                                                              ======      ======     =======

         Under FAS 109, Accounting for Income Taxes, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

         Deferred taxes consist of the following at December 31(in thousands):

                                                             2000        1999
                                                             ----        ----
         Deferred tax assets:
              Allowance for inventory                       $ 125       $  84
              Allowance for doubtful accounts                 240         115
              Allowance for sales returns                      30          37
              State taxes - current                            33          72
              Other                                            27          28
                                                            ------      ------
                  Total deferred tax assets                   455         336

         Deferred tax liabilities:
              ESOP deduction                                 (288)          -
              State tax                                       (29)         (6)
                                                            ------      ------
              Total deferred tax liabilities                 (317)         (6)
                                                            ------      ------
                                                            $ 138       $ 330
                                                            =======     ======

7.       STOCKHOLDERS' EQUITY

         STOCK SPLIT

         In December 1999, Lan Plus effected a split of its Common Stock whereby each share then outstanding was split into seven shares of Common and three shares of Preferred Stock. All common shares and per share data have been retroactively adjusted to reflect the stock splits.

         DIVIDENDS

         In December 2000 and 1999, the Board of Directors of Lan Plus approved a dividend of $1.00 per share for all preferred shareholders. The 1999 dividend was paid in September 2000 and was used to service the ESOP debt; the 2000 dividend is unpaid at December 31, 2000.

         401K PLAN

         Lan Plus has a 401K plan that covers all full time employees who are not a covered by a collective bargaining agreement. Employees are eligible for the plan following one year of service. Lan Plus makes matching contributions to participants equal to 50% of the first 6% of the employee's contribution. Expenses relating to Lan Plus' 401K plan were approximately $39,000, $37,000 and $26,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

8.       EMPLOYEE STOCK OWNERSHIP PLAN

         On December 1, 1999, Lan Plus established a leveraged employee stock ownership plan (ESOP) that covers all employees who complete 1,000 or more hours of service in the Plan year. To establish the plan, the ESOP borrowed $10,000,000 from Lan Plus' majority shareholder which it then used to purchase all of Lan Plus' outstanding Preferred stock (a total of 1,350,000 shares) from Lan Plus' majority shareholder at the then market price, $7.05 per share.

         The Preferred Stock is convertible into common stock at an exchange rate of 1 share of Preferred to 1 share of Common, has a liquidation preference of $1.00 per share, and has certain protective provisions which allow the preferred shareholders to vote on matters that would alter the preferred shareholders rights, privileges, powers or restrictions from those currently granted to the preferred shareholders.

         Lan Plus received no funds from this transaction; however, it is required to record the liability on its books as it has guaranteed the ESOP debt, in accordance with the American Institute of Certified Public Accountants Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" (SOP 93-6). Under SOP 93-6, the loan obligation is considered unearned employee benefit expense and, as such, Lan Plus records it as a reduction to shareholders' equity, "Unearned ESOP shares."

         Lan Plus makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. As shares are released from collateral, Lan Plus reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings-per-share (EPS) computations. Lan Plus recognized compensation expense of $322,000 and $1,423,000 for the years ended December 31, 2000 and 1999, respectively. Dividends times the number of shares released on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest when paid. ESOP interest expense related to the ESOP note was $762,000 and $73,000 for the years ended December 31, 2000 and 1999, respectively.

         The ESOP note payable required monthly principal payments of $119,000 commencing January 1, 2000 plus interest at 8% for the first two years. In January 2001, the ESOP renegotiated its note with the Company's majority stockholder reducing the interest rate from 8% to 6% and lowering the required monthly principal payments from $119,000 to $25,000. The note's maturity date was also extended to December 2009 from January 2006. Future principal payments are due as follows:

         During the year ending December 31:                     (In thousands)
           2001                                                     $  300
           2002                                                        300
           2003                                                        300
           2004                                                        300
           2005                                                        300
           Due thereafter                                            7,080
                                                                    -------
           Total amounts due                                        $8,580
                                                                    =======

         Preferred Shares of Lan Plus held by the ESOP are as follows at December 31(in thousands):

                                                              2000       1999
                                                              ----       ----
      Allocated shares                                         192          -
       Shares released for allocation                           83        192
       Unreleased (unearned) shares                          1,075      1,158
                                                            -------    -------
       Total ESOP shares                                     1,350      1,350
                                                            =======    =======
       Fair value of unreleased (unearned shares)           $2,838     $8,580
                                                            =======    =======

         In the event a terminated ESOP participant desires to sell his or her shares of Lan Plus' stock, or for certain employees who elect to diversify their account balances, Lan Plus may be required to purchase the shares from the participant at their fair market value. During the years ended December 31, 2000 and 1999, Lan Plus did not purchase any stock from ESOP participants. In addition, at December 31, 2000, approximately 47,000 shares of Lan Plus' stock, with an aggregate fair market value of approximately $124,000 are held by ESOP participants who will be eligible to elect their diversification privileges under the ESOP during the year ending December 31, 2001.

9.       SEGMENT INFORMATION

         In 1999, Lan Plus adopted Statement of Financial Accounting Standards No. 131 "Disclosure about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 requires companies to report financial and descriptive information about its reportable operating segments, including segment profit or loss, certain specific revenue and expense items, and segment assets, as well as information about the revenues derived from Lan Plus' products or services, the countries in which Lan Plus earns revenues and holds assets, and major customers. SFAS No. 131 also requires companies that have a single reportable segment to disclose information about products and services, information about geographic areas, and information about major customers. SFAS No. 131 requires the use of the management approach to determine the information to be reported. The management approach is based on the way management organizes the enterprise to assess performance and make operating decisions regarding the allocation of resources. It is management's opinion that Lan Plus has only one reportable segment, and has no concentration of customers in one specific geographic area within the United States. Major customers, as defined, have been discussed in Note 1 above.

10.      COMMITMENTS

         Lan Plus has entered into employment agreements with various officers for periods of one to three years. These agreements require Lan Plus to pay annual salaries of less then $125,000 and are generally terminable with three to twelve months severance pay.

11.      SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                            DECEMBER 31,
                                                   2000         1999       1998
                                                   ----         ----       ----
                                                           (In thousands)
Cash paid during the period ended:
         Interest                                  $835       $    12      $ 15
         Income Taxes                              $679       $ 1,028      $296

Non-cash investing and financing activities:
         Recording of ESOP debt                      --      ($10,003)       --
         Recording of Unallocated ESOP shares        --       $10,003        --

12.      SUBSEQUENT EVENTS (UNAUDITED)

         Lan Plus advanced Mcglen approximately $425,000 in February and March 2001. These funds are convertible into Mcglen common stock at $0.21875 per share upon the close of the merger between Lan Plus and Mcglen.

         In January 2001, the Company's ESOP renegotiated its note with the Company's majority stockholder reducing the interest rate from 8% to 6% and lowering the required monthly principal payments from $119,000 to $25,000. The note's maturity date was also extended to December 2009 from January 2003.

         In May 2001, the holder of the $1.3 million note payable renegotiated the note extending the due date of the note to May 2003. At December 31, 2000, this note has been reclassified as a long-term liability in accordance with SFAS No. 6.

         In June 2001, the merger agreement with Mcglen Internet Group, Inc. was amended to extend the deadline for completing the merger to September 30, 2001.

                              LAN PLUS CORPORATION
                                 BALANCE SHEETS

                                 (In thousands)


                                                       MARCH 31,    DECEMBER 31,
                                                         2001          2000
                                                       ---------     ---------
                                                      (unaudited)
                   ASSETS
Current Assets:
Cash and cash equivalents                              $    713      $  2,884
Certificate of deposits                                   1,384         1,394
Marketable securities                                     6,453         1,663
Accounts receivable, net of allowance for
  doubtful accounts of $156 and $559 in
  2001 and 2000                                           2,330         4,378
Inventories                                               2,296         2,624
Due from Mcglen                                             575             -
Prepaid expenses and other current assets                   713           397
Deferred tax asset                                          138           138
                                                       ---------     ---------
                 Total current assets                    14,602        13,478
                                                       ---------     ---------
Equipment, net                                              379           397
Other assets                                                 38            38
                                                       ---------     ---------
                                                       $ 15,019      $ 13,913
                                                       =========     =========
       LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable                                       $  3,449      $  4,373
Short position on trading securities                      2,106           460
Accrued expenses                                            340           367
Accrued royalties                                         3,383         3,532
Dividends payable                                            96            96
ESOP interest payable                                       943           814
                                                       ---------     ---------
                 Total current liabilities               10,317         9,642
                                                       ---------     ---------
Note payable                                              1,300         1,300
Guarantee of ESOP Debt                                    8,580         8,580
                                                       ---------     ---------
                 Total liabilities                       20,197        19,522
                                                       ---------     ---------
Commitments and contingencies
Stockholders' equity
Preferred stock, no par value; 10,000 shares
  authorized, 1,350 issued and outstanding                  285           285
Common stock, no par value; authorized 10,000
  shares, 3,150 in 2000 and 1999 shares issued
  and outstanding                                           545           545
Unrealized loss on marketable equity securities            (609)       (1,020)
Retained earnings                                         2,565         2,545
                                                       ---------     ---------
                                                          2,786         2,355
Less: Unearned ESOP shares                               (7,964)       (7,964)
                                                       ---------     ---------
              Total stockholders' deficit                (5,178)       (5,609)
                                                       ---------     ---------
                                                       $ 15,019      $ 13,913
                                                       =========     =========

        See accompanying notes to the consolidated financial statements.

                              LAN PLUS CORPORATION
                              STATEMENTS OF INCOME

                      (In thousands, except per share data)


                                                               (Unaudited)
                                                           MARCH 31,   MARCH 31,
                                                             2001        2000
                                                           ---------   ---------

NET SALES                                                  $ 14,379    $ 23,509

COST OF SALES                                                13,593      20,942
                                                           ---------   ---------

GROSS PROFIT                                                    786       2,567

OPERATING EXPENSES                                            1,326       1,953
                                                           ---------   ---------

OPERATING (LOSS) PROFIT                                        (540)        614
                                                           ---------   ---------

INTEREST EXPENSE (NOTE 8)                                       117         254

INTEREST INCOME                                                 (56)         (9)

OTHER INCOME                                                   (635)         45
                                                           ---------   ---------
                   TOTAL OTHER                                 (574)        290
                                                           ---------   ---------

INCOME BEFORE INCOME TAXES                                       34         324

PROVISION FOR INCOME TAXES                                       14          81
                                                           ---------   ---------

NET INCOME                                                 $     20    $    243
                                                           =========   =========


BASIC NET INCOME PER SHARE                                 $   0.01    $   0.08
                                                           =========   =========
DILUTED NET INCOME PER SHARE                               $   0.00    $   0.05
                                                           =========   =========

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
              BASIC                                           3,150       3,150
                                                           =========   =========
              DILUTED                                         4,500       4,500
                                                           =========   =========

         See accompanying notes to the consolidated financial statements

                              LAN PLUS CORPORATION
                            STATEMENTS OF CASH FLOWS

                                 (In thousands)


                                                           MARCH 31,   MARCH 31,
                                                             2001        2000
                                                           --------    --------
Cash flows from operating activities:                          (unaudited)
   Net income                                              $    20     $   243
   Adjustments to reconcile net income to net cash
   (used in) provided by operating activities:
   Depreciation and amortization                                26          21
   Decrease in allowance for doubtful accounts                (403)       (250)
   Unrecognized gain (loss) on marketable securities           411         (20)
   Decrease in inventory reserves                              (37)        (78)
   Changes in operating assets and liabilities:
   Accounts receivable                                       2,451       4,212
   Inventories                                                 365         771
   Prepaid expenses and other current assets                  (316)       (142)
   Due from Mcglen                                            (575)          -
   Accounts payable                                           (924)     (1,217)
   Accrued expenses                                            (27)       (262)
   Income taxes payable                                          -          80
   ESOP interest payable                                       129         200
   Accrued royalties                                          (149)     (2,106)
                                                           --------    --------

   Total adjustments                                           951       1,209
                                                           --------    --------
Net cash provided by operating activities                      971       1,452
                                                           --------    --------

Cash flows from investing activities:
   Purchases of equipment                                       (8)         (5)
   Marketable securities                                    (4,790)     (1,194)
   Available for sale securities                             1,646           -
   Certificates of deposit                                      10        (600)
                                                           --------    --------
Net cash used in investing activities                       (3,142)     (1,799)
                                                           --------    --------

Cash flows from financial activities:                            -           -

   Net cash provided by financing activities                     -           -
                                                           --------    --------

   Net decrease in cash and cash equivalents                (2,171)       (347)

   Beginning of period                                       2,884       1,307
                                                           --------    --------

   End of period                                           $   713     $   960
                                                           ========    ========

         See accompanying notes to the consolidated financial statements

                              LAN PLUS CORPORATION
              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       BASIS OF PRESENTATION

         The consolidated interim financial statements include the accounts of Lan Plus Corporation (a California corporation) (the "Company") and have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such regulations. These financial statements should be read in conjunction with the audited financial statements and the notes thereto included elsewhere in this registration statement.

         In the opinion of management, the accompanying financial statements contain all adjustments necessary to present fairly the financial position of the Company at March 31, 2001 and 2000, and the results of operations and cash flows for the three months ended March 31, 2001 and 2000. The results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.

2.       OVERVIEW AND RECENT DEVELOPMENTS

         Lan Plus is a leading marketer of personal computers, or PC, and related products and services. We manufacture, market and support a broad line of desktop PCs, servers and workstations used by individuals, families, businesses, government agencies and educational institutions. We also offer diversified products and services such as software, peripherals, Internet access service and support programs.

         The Company's strategy is to deliver the best value to our customers by offering quality, high-performance PCs and other products and services .

         On October 11, 2000, the Company entered into an agreement and plan of merger with Mcglen Internet Group, Inc. (Mcglen). On March 21, 2001, the Company entered into an amended and restated merger agreement that, among other things, eliminated certain conditions to closing contained in the original merger agreement. On June 18, 2001 the merger agreement was amended to extend the deadline for completing the merger to September 30, 2001. At the closing of the merger, Lan Plus shareholders will receive a number of shares such that the Lan Plus shareholders will own (a) a majority of shares of the post merger combined entity plus (b) 1.9 million additional shares and certain other shares based upon the liabilities and assets at the closing date and certain other adjustments.

         The merger is subject to customary closing conditions, including shareholder and regulatory approval. Management anticipates the merger closing in August or September 2001.

         After the merger, Andy Teng, founder, Chairman and Chief Executive Officer of Lan Plus, will become the Chief Executive Officer and Chairman of the Board of the combined company. Richard Shyu, currently President and Chief Operating Officer of Lan Plus, will become President of the combined company. Both were added to the Board of Directors of Mcglen in March 2001. Grant Trexler, currently Mcglen's Chief Financial Officer, will become Chief Financial Officer of the combined company. Two of Mcglen's founders, Mike Chen and Alex Chen, will assume management positions within the new company.

         In December 2000, the Company signed an interim operating agreement with Mcglen whereby the two companies would share certain facilities, staff and other resources, co-market certain products, and combine other operations where beneficial to both entities. Mcglen subsequently moved its operations, except for its call center, to Lan Plus' facility. Mcglen purchased approximately $300,000 of merchandise from Lan Plus during the three months ended March 31, 2001 and had an accounts payable balance to Lan Plus of approximately $90,000 at March 31, 2001. In addition, Lan Plus has advanced Mcglen approximately $475,000 as of March 31, 2001 which will be converted to stock at the close of merger.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         It is expected that the following expenses will be incurred in connection with the issuance and distribution of the common stock being registered. All such expenses are being paid by us.

                 SEC Registration Fee                           $    2,506.00
                 *Printing and EDGARization                          2,000.00
                 *Accountants' fees and expenses                    20,000.00
                 *Attorneys' fees and expenses                      70,000.00
                 *Miscellaneous                                      5,494.00
                                                                --------------
                 *Total                                         $  100,000.00
                                                                --------------

                 * Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         o        under section 174 of the Delaware General Corporation Law; or

         o for any transaction from which such director derives improper personal benefit.

         The effect of this provision is to eliminate our rights and those of our stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of his or her fiduciary duty or care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seen non-monetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         1. In June 1998, the Company effected a private offering of 400,000 shares (adjusted for the 1 for 3 split) of common stock and 100,000 warrants (adjusted for the 1 for 3 split) for aggregate consideration (net of expenses) of $397,927. The warrants have expired. These securities were issued without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         2. During the Company's fiscal year ended June 30, 1998, the Company issued the following securities, without registration under the Securities Act:

                  156,817 shares were issued in exchange for $265,000 of
                    convertible debentures;
                  127,618 shares were issued in settlement of $240,123 of
                    accounts payable;
                  39,177 shares were issued in settlement for $60,547 of notes payable; and
                  189,666 shares were issued for consulting services.

         These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         3. On June 30, 1998, subscription agreements for an aggregate of 208,334 shares (adjusted for the 1 for 3 split) of common stock were executed. Net proceeds were received in July, 1998 in the amount of $435,000. These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         4. On January 18, 1999, the issuer granted nonqualified stock options to purchase up to 45,000 shares of the common stock of the Company at an exercise price equal to $0.75 per share to a consultant to the Company. 50% of such options vested as of the date of grant and 50% vest on and as of the date that the issuer consummates the acquisition of another entity pursuant to which the issuer maintains its listing on the Nasdaq SmallCap Market (whether such acquisition occurs by means of a merger or consolidation, a stock-for-stock exchange, a purchase of all or substantially all of the assets of another entity in exchange for the issuer's Common Stock or other equity securities or other reorganization whereby the issuer acquires ownership of not less than a majority of the voting power or voting interest of such other entity). The options expire on January 17, 2004. These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act. No underwriter was employed in connection with the grant of such options and no underwriting discounts or commissions were paid in connection therewith.

         5. In January and February 1999, the issuer issued an aggregate of 217,765 shares of common stock pursuant to the cashless exercise by transferees of MacKenzie Shea, Inc. ("MSI") of an aggregate of 249,998 post-split warrants originally issued to MSI by the Company in October and December 1997. These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act. No underwriter was employed in connection with such issuance and no underwriting discounts or commissions were paid in connection therewith.

         6. In February 1999, the Company issued an aggregate of 18,423 shares of common stock at a price equal to $1.50 per share to two providers of services in exchange for such providers' cancellation of an aggregate of $27,634.50 of accounts payable owed by the Company to such providers. These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in
Section 4(2) of the Securities Act. No underwriter was employed in connection with such issuance and no underwriting discounts or commissions were paid in connection with such issuance.

         7. On February 22, 1999, the issuer granted nonqualified stock options to purchase up to 25,000 shares of the issuer's common stock to a new Director, Edward H. Mackay, at an exercise price equal to $1.50 per share. Such options were 100% vested as of the date of grant and such options expire on February 21, 2004. These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act. No underwriter was employed in connection with the grant of such options and no underwriting discounts or commissions were paid in connection therewith.

         8. During the Company's fiscal year ended June 30, 1999, the Company issued the following securities without registration under the Securities Act:

                  35,000 shares issued for consulting services.
                  18,423 shares issued in settlement of $27,634 of accounts
                    payable.
                  237,502 shares issued upon cashless exercise of warrants for
                    274,998 shares of common stock.
                  Options for 70,000 shares of common stock issued for services. $24,969 of furniture was acquired by capital lease.

         These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         9. On July 12, 1999, the Company and a private investor entered into a stock purchase agreement under which the Company issued 293,255 shares of common stock for $1,250,000. An additional 138,090 shares for an aggregate additional consideration of $750,000 were issued and purchased upon the closing of the reverse merger between Mcglen and Adrenalin. The agreement provided for two repricing periods which resulted in the issuance of 143,127 additional shares. In addition to the shares issued, the Company issued a warrant for 29,325 shares exercisable at $4.843 per share through July 31, 2002 and a warrant for 13,809 shares exercisable at $6.172 per share through December 3, 2002. These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         10. The Company entered into a purchase agreement to sell 293,255 shares of common stock to Escalade Investors, LLC ("Escalade") in July 1999, which allowed for repricing rights if Mcglen's stock price dropped below certain prices as defined in the agreement. Escalade exercised its repricing rights relating to two-thirds of the shares it obtained in the financing in January 2000 and received 103,775 shares of the Company's common stock. Escalade exercised its repricing rights relating to the final one-third of the shares it obtained in the financing in April 2000 and received an additional 39,352 shares of the Company's common stock. These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         11. On April 10, 2000, the Company issued a $1.5 million convertible debenture to AMRO International, S.A. (the "Convertible Debenture"). The Convertible Debenture is convertible, at the option of the holder, into shares of Common Stock of the Company at a conversion price equal to 90% of the market price of a share of Common Stock of the Company on the date of conversion. The Convertible Debenture was issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         12. On April 12, 2000, in connection with the issuance of the Convertible Debenture, the Company issued to AMRO International, S.A. a two-year warrant to purchase 372,449 shares of common stock of the Company (the "AMRO Warrant") at an exercise price of $2.316 per share. The AMRO Warrant was issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         13. On April 12, 2000, the Company issued to Ladenburg Thalmann & Co. a warrant to purchase 49,660 shares of common stock of the Company (the "Ladenburg Warrant") at an exercise price of $2.0137 per share in connection with its role as placement agent in connection with the issuance of the Convertible Debenture to AMRO International, S.A. The Ladenburg Warrant was issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         14. On April 26, 2000, the Company issued to Plumrose Holdings, Inc. a warrant to purchase 100,000 shares of common stock of the Company (the "Plumrose Warrant") at an exercise price of $1.875 per share. The Plumrose Warrant was issued under the terms of a common stock purchase agreement between the Company and Plumrose Holdings, Inc. The Plumrose Warrant was issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         15. On August 18, 2000, the Company entered into a corporate consulting agreement with Global Integrated Business Solutions ("Global"). In exchange for various corporate consulting and public relations services, the Company agreed to issue to Global 20,000 warrants per month to purchase an equal number of shares of the Company's common stock at an exercise price of $0.25 per share. The Company has issued 120,000 warrants to Global and currently owes Global an additional 20,000 warrants under the agreement. These warrants were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         16. On October 4, 2000, the Company sold 266,667 shares of common stock to Harold A. Poling ("Poling") at a price of $0.75 per share, and issued an immediately-exercisable three-year warrant to Poling to purchase up to 266,667 shares of common stock at an exercise price of $1.00. These securities and warrants were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         17. On October 6, 2000, the Company sold 266,667 shares of common stock to Liberty Holdings, AG ("Liberty") at a price of $0.75 per share, and issued an immediately-exercisable three-year warrant to David P. Jones, the sole shareholder of Liberty, to purchase up to 266,667 shares of common stock at an exercise price of $1.00. These securities and warrants were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         18. On October 11, 2000, in connection with the execution of the agreement and plan of merger between the Company and Lan Plus Corporation, the Company issued 727,273 shares to Lan Plus for an aggregate consideration of $500,000. These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         19. On October 16, 2000, the Company sold 133,333 shares of common stock to Radyr Group Investments, Ltd. ("Radyr") at a price of $0.75 per share, and issued an immediately-exercisable three-year warrant to Radyr to purchase up to 133,333 shares of common stock at an exercise price of $1.00. These securities and warrants were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         20. On October 26, 2000, the Company issued a warrant to Deutsche Financial Services Corporation ("DFS") in connection with a forbearance agreement dated September 20, 2000 between the Company and DFS. Under the terms of the warrant, DFS had the right to convert debt in an amount not to exceed $268,000 for up to 275,000 shares of the Company's common stock at the average closing price of the common stock on the 22 trading days immediately preceding the notice of conversion ("Conversion Shares"), and for 365 days after such conversion to purchase in cash up to 50% of the number of Conversion Shares ("Warrant Shares") at a price equal to 75% of the conversion price for the Conversion Shares. Pursuant to a settlement and release agreement dated December 28, 2000 between the Company and DFS, DFS exercised its rights with respect to the Conversion Shares and received 275,000 shares of our common stock. In addition, DFS retains its right to purchase up to 137,500 Warrant Shares. These warrants and securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         21. On December 28, 2000, in connection with a settlement and release agreement settling all debts owed to DFS pursuant to a financing agreement between McGlen Micro, Inc. and DFS dated December 5, 1997, the Company issued 35,000 shares of common stock to DFS. These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         22. On December 22, 2000, the Company agreed to issue and issued $700,000 of convertible notes (convertible into shares of the Company's common stock at $0.25 per share). These securities were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

         23. On February 16, 2001, in connection with a settlement and mutual release agreement, the Company issued a three-year warrant to purchase 100,000 shares of the Company's common stock at an exercise price of $0.50 per share. These warrants were issued without registration under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS

EXHIBIT
  NO.    DESCRIPTION
  ---    -----------------------------------------------------------------------

2.1 Amended and Restated Agreement and Plan of Merger, dated as of March 21, 2001, by and among Mcglen Internet Group, Inc., Mcglen Acquisition Company, Lan Plus Corporation and Andy Teng, incorporated by reference from Exhibit2.1 to our Form 10-KSB for the year ended December 31, 2000 ("2000 Form 10-KSB").
3.1 Amended Certificate of Incorporation of Adrenalin Interactive, Inc., incorporated by reference from Exhibit 3.1 to our Current Report on Form 8-K, dated December 8, 1999.
3.2 Certificate of Amendment of Certificate of Incorporation of Adrenalin Interactive, Inc., filed with the Delaware Secretary of State on December 6, 1999, incorporated by reference from Exhibit 3.1 to our Current Report on Form 8-K, dated February 1, 2000.
3.3 Bylaws of Mcglen Internet Group, Inc., incorporated by reference from Exhibit3.2 to Amendment No. 1 filed April 17, 2000 to our Form 10-KSB for the year ended December 31, 1999 ("April 2000 Form 10-KSB/A").
5.1*     Consent of O'Melveny & Myers LLP.
10.1 1999 Stock Option Plan of Mcglen Micro, Inc., as amended, as adopted by the Company after the merger with Adrenalin Interactive, Inc., incorporated by reference from Exhibit 10.1 to our April 2000 Form 10-KSB/A.
10.2*    2000 Stock Option Plan.
10.3 Convertible Promissory Note, dated March 20, 2000, by and between Mcglen Internet Group, Inc. and various Lenders introduced by Institutional Equity Holdings Corporation, incorporated by reference from Exhibit 10.14 to our April 2000 Form 10-KSB/A.
10.4 Employment Agreement, dated January 1, 2000, between Mcglen Internet Group, Inc. and Grant Trexler, incorporated by reference from Exhibit10.15 to our April 2000 Form 10-KSB/A.
10.5 Employment Agreement, dated December 2, 1999, between Adrenalin Interactive, Inc. and George Lee, incorporated by reference from Exhibit10.16 to our April 2000 Form 10-KSB/A.
10.6 Employment Agreement, dated December 2, 1999, between Adrenalin Interactive, Inc. and Mike Chen, incorporated by reference from Exhibit
         10.17 to our April 2000 Form 10-KSB/A.
10.7 Employment Agreement, dated December 2, 1999, between Adrenalin Interactive, Inc. and Alex Chen, incorporated by reference from Exhibit10.18 to our April 2000 Form 10-KSB/A.
10.8* Founders Agreement, dated August 15, 2000, between Mcglen Internet Group, Inc. and George Lee, Mike Chen and Alex Chen.
10.9* Financing Agreement, dated December 22, 2000, between Mcglen Internet Group, Inc. and Dillow and Dillow, Inc.
10.10 Consulting Agreement, dated August 17, 2000, between Mcglen Internet Group, Inc. and Peter Janssen Associates, incorporated by reference from Exhibit 10.10 to our 2000 Form 10-KSB.
21 Subsidiaries of Mcglen Internet Group, Inc., incorporated by reference from Exhibit 21 to our April 2000 Form 10-KSB/A.
23.1*    Consent of O'Melveny & Myers LLP.
23.2     Consent of BDO Seidman, LLP.
23.3     Consent of Singer Lewak Greenbaum & Goldstein LLP.
23.4     Consent of Singer Lewak Greenbaum & Goldstein LLP.

*  Previously filed.

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant has duly authorized this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Industry, State of California, on July 25, 2001.

                                         MCGLEN INTERNET GROUP, INC.


                                         By:          /S/ MIKE CHEN
                                             ----------------------------------
                                             Mike Chen, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                    TITLE                                                   DATE
---------                    -----                                                   ----
/s/ Mike Chen                Chief Executive Officer, Chief Technology Officer,      July 25, 2001
--------------------------   Secretary and Director (Principal Executive Officer)
Mike Chen

/s/ Grant Trexler            Chief Financial Officer (Principal Financial Officer    July 25, 2001
--------------------------   and Principal Accounting Officer)
Grant Trexler
                                                                                     July 25, 2001
*                            Chairman of the Board
--------------------------
Peter Janssen
                                                                                     July 25, 2001
/s/ George Lee               Director
--------------------------
George Lee
                                                                                     July 25, 2001
*                            Director
--------------------------
Calbert Lai
                                                                                     July 25, 2001
*                            Director
--------------------------
David P. Jones
                                                                                     July 25, 2001
/s/ Andy Teng                Director
--------------------------
Andy Teng
                                                                                     July 25, 2001
/s/ Richard Shyu             Director
--------------------------
Richard Shyu


* By:  /S/ GRANT TREXLER
     ---------------------
        Grant Trexler
        Attorney-in-Fact

                                                S-1